   As filed with the Securities and Exchange Commission on February 8, 1995
                                                  Registration No. 33-57349
   --------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                PRE-EFFECTIVE
                              AMENDMENT NO. 1 TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                              --------------------

           Delaware                                      6711                               63-0589368
     (State or Other Jurisdiction of             (Primary Standard Industrial            (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)             Identification No.)

                             417 North 20th Street
                             Birmingham, AL  35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                              --------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III             F. SHEFFIELD HALE
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD                KILPATRICK & CODY
           SOMERVILLE                        SUITE 350                     SUITE 2800
417 NORTH 20TH STREET, SUITE 1700    700 THIRTEENTH STREET, NW        1100 PEACHTREE STREET
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20005       ATLANTA, GEORGIA  30309
         (205) 250-5000                   (202) 508-3303                (404) 815-6500


                              --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                              --------------------




     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.
- --------------------------------------------------------------------------------

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET





                                                                       CAPTION OR LOCATION IN
                         FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------   ------------------------------------------
 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.
 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Not Applicable.
16. Information with respect to S-2 or S-3 companies......   Not Applicable.
17. Information with respect to companies other than S-2
    or S-3 companies......................................   Fidelity Management's Discussion and Analysis of
                                                             Financial Condition and Results of Operations;
                                                             Business of Fidelity; Voting Securities and Principal
                                                             Stockholders of Fidelity; Index to Fidelity Financial
                                                             Statements.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................  Documents Incorporated by Reference;  Summary;
                                                            The Special Meeting; Description of the Transaction;
                                                            Description of Regions Common Stock.
19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.


Dear Fidelity Stockholder:


    You are cordially invited to attend the special meeting of stockholders (the "Special Meeting") of Fidelity Federal Savings Bank ("Fidelity") to be held at the Dalton Golf and Country Club, 2000 Cleveland Highway, Dalton, Georgia 30720 on March 16, 1995, at 11:00 a.m., local time. At the Special Meeting, you will be asked to consider and vote on the Agreement and Plan of Reorganization (the "Agreement") entered into with Regions Financial Corporation ("Regions") and the related Plan of Merger and Combination (the "Plan of Merger"), pursuant to which a newly formed, interim federal savings bank subsidiary of Regions will merge (the "Merger") with and into Fidelity.



    At the effective time of the Merger, each share of Fidelity common stock then issued and outstanding, with certain exceptions, will be converted into
0.456 of a share of Regions common stock, and each share of Fidelity preferred stock then issued and outstanding, with certain exceptions, will be converted into 0.456 of a share of Regions common stock, subject to adjustment in the event of any change in the conversion ratio of Fidelity preferred stock into Fidelity common stock.


    The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Consummation of the Merger is subject to certain conditions, including approval of the Agreement and the Plan of Merger by Fidelity's stockholders and approval of the Merger by various regulatory agencies. The enclosed Notice of Special Meeting and Proxy Statement/Prospectus describe the Merger and provide specific information regarding the transaction and the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

    Stockholders of Fidelity who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their shares of Fidelity capital stock in cash, as provided by applicable law.

    Approval of the Agreement and the Plan of Merger requires the affirmative vote of at least two-thirds of the outstanding shares of Fidelity common stock and Fidelity preferred stock entitled to be voted at the Special Meeting, voting separately as classes. A failure to vote will have the same effect as a vote against the Merger.

    Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The combination with Regions is a significant step for Fidelity and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the transaction by marking the enclosed proxy card "FOR" Item One.


                                   Sincerely



                                   Richard G. Rhodes, Sr.
                                   President and Chief Executive Officer

                        FIDELITY FEDERAL SAVINGS BANK
                 500 E. WALNUT AVENUE, DALTON, GEORGIA 30720
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD MARCH 16, 1995



    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Fidelity Federal Savings Bank ("Fidelity") will be held at the Dalton Golf and Country Club, 2000 Cleveland Highway, Dalton, Georgia 30720 on March 16, 1995, at 11:00 a.m., local time, for the following purposes:



    1. Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of October 17, 1994 (the "Agreement"), by and between Fidelity and Regions Financial Corporation ("Regions"), and the related Plan of Merger and Combination (the "Plan of Merger"), pursuant to which: (i) a newly formed, interim federal savings bank subsidiary of Regions will merge (the "Merger") with and into Fidelity; (ii) Regions will acquire all of the outstanding capital stock of Fidelity; (iii) each share of Fidelity common stock issued and outstanding on the effective date of the Merger (the "Effective Date") (excluding any shares held by Fidelity, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.456 of a share of Regions common stock; (iv) each share of Fidelity preferred stock (excluding any shares held by Fidelity, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding on the Effective Date will be converted into 0.456 of a share of Regions common stock, subject to adjustment in the event of any change of the conversion ratio of Fidelity preferred stock into Fidelity common stock; and (v) each Fidelity stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus.


    2. Other Business. To transact such other business as properly may come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.


    Only stockholders of record at the close of business on February 9, 1995, are entitled to receive notice of and vote at the Special Meeting or any adjournment or postponement thereof.


    The Board of Directors of Fidelity unanimously recommends that the holders of Fidelity capital stock vote to approve the above proposals.

    Stockholders of Fidelity have a right to dissent from the Merger and obtain payment in cash of the fair value of their shares of Fidelity capital stock if the Merger is consummated. The right of any stockholder to receive such payment is conditioned on strict compliance with the applicable provisions of the regulations promulgated by the Office of Thrift Supervision, which are attached to the accompanying Proxy Statement/Prospectus as Appendix D.

    Approval of the Merger will require the affirmative vote of at least two-thirds of the outstanding shares of Fidelity common stock and Fidelity preferred stock entitled to be voted at the Special Meeting, voting separately as classes. We therefore urge you to sign and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy card by filing an instrument of revocation or a duly executed proxy card bearing a later date with the Secretary of Fidelity, or by electing to vote in person at the Special Meeting.

                                       By Order of the Board of Directors


                                       William J. Chappell

                                       Secretary

Dalton, Georgia

February 10, 1995

   FIDELITY FEDERAL SAVINGS BANK                REGIONS FINANCIAL CORPORATION
          PROXY STATEMENT                                 PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                      COMMON STOCK

    TO BE HELD MARCH 16, 1995                         (PAR VALUE $.625)


     This Prospectus of Regions Financial Corporation, a regional bank holding company organized under the laws of the of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of Fidelity Federal Savings Bank ("Fidelity") upon consummation of the proposed merger (the "Merger") and related transactions described herein, by which a newly formed, interim federal savings bank subsidiary of Regions ("Fidelity Interim") will merge with and into Fidelity, and Fidelity will become a wholly owned subsidiary of Regions, all pursuant to the terms of the Agreement and Plan of Reorganization, dated as of October 17, 1994, by and between Regions and Fidelity (the "Agreement"), and the related Plan of Merger and Combination (the "Plan of Merger"), to be entered into by Fidelity and Fidelity Interim. The Agreement and the Plan of Merger are referred to herein, together, as the "Agreements."


     On the date (the "Effective Date") that the Merger becomes effective:
(i) Fidelity Interim will merge with and into Fidelity; (ii) Regions will acquire all of the outstanding capital stock of Fidelity; (iii) each share of the $1.00 par value common stock of Fidelity ("Fidelity Common Stock") issued and outstanding on the Effective Date (excluding any shares held by Fidelity, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.456 of a share of Regions Common Stock (the "Common Stock Exchange Ratio"); (iv) each share of the Class A 6.0% noncumulative, nonvoting, restricted, convertible, noncallable preferred stock of Fidelity ("Fidelity Preferred Stock" and, together with Fidelity Common Stock, "Fidelity Capital Stock") (excluding any shares held by Fidelity, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding on the Effective Date will be converted into
0.456 of a share of Regions Common Stock, subject to adjustment in the event of any change in the conversion ratio of Fidelity Preferred Stock into Fidelity Common Stock; and (v) each Fidelity stockholder will receive cash in lieu of any remaining fractional share interest. Copies of the Agreement and the Plan of Merger are attached to this Proxy Statement/Prospectus as Appendices A and B, respectively. For a further description of the terms of the Merger and the related matters, see "Description of the Transaction."



     This Prospectus also constitutes a Proxy Statement of Fidelity and is being furnished to the stockholders of Fidelity in connection with the solicitation of proxies by the Board of Directors of Fidelity for use at its special meeting of stockholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on March 16, 1995, to consider and vote on the Agreements and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Fidelity on or about February 10, 1995.


  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
      OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
              FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Proxy Statement/Prospectus is February 10, 1995.

                            AVAILABLE INFORMATION

    Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    No person is authorized to give any information or to make any representation other than those included in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Regions or Fidelity. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or Fidelity since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

    All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to Fidelity was supplied by Fidelity.

                     DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

         2. Regions' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994;

         3. Regions' Current Reports on Form 8-K, dated as of December 31, 1993, and July 8, July 18, September 6, September 8, and November 23, 1994;

         4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the Registration Statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description; and

         5. Regions' Reports on Form 10-C, dated as of December 31, 1993, and May 2, 1994.

    Regions' Annual Report on Form 10-K for the year ended December 31, 1993, incorporates by reference specific portions of Regions' annual report to stockholders for that year (the "Annual Report to Stockholders"), but does not incorporate other portions of the Annual Report to Stockholders. Only those portions of the Annual Report to Stockholders captioned "Financial Summary & Review 1993," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

    All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


    This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. those documents are available upon request, without charge (except for the exhibits thereto), from Ronald C. Jackson, Stockholder Assistance, Regions Financial Corporation, P.O. Box 1448, Montgomery, Alabama 36102 (telephone (334) 832-8450). In order to ensure timely delivery of the documents, any request should be made by March 8, 1995.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . .
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Special Meeting of Fidelity Stockholders . . . . . . . . . . . . . . . .
     Fidelity Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . .
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . .
     The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . .
     Reasons for the Merger; Recommendation of Fidelity's Board
      of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Opinion of Fidelity's Financial Advisor  . . . . . . . . . . . . . . . .
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . .
     Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . .
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . .
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . .
     Certain Federal Income Tax Consequences of the Merger. . . . . . . . . .
     Certain Differences in Stockholders' Rights  . . . . . . . . . . . . . .
     Comparative Market Prices of Common Stock . . . . . . . . . . . . . . .
     Comparative Per Share Data  . . . . . . . . . . . . . . . . . . . . . .
     Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . .
THE SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Record Date; Vote Required  . . . . . . . . . . . . . . . . . . . . . .
DESCRIPTION OF THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . . .
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Background of and Reasons for the Merger. . . . . . . . . . . . . . . .
     Opinion of Fidelity's Financial Advisor . . . . . . . . . . . . . . . .
     Effective Date of the Merger. . . . . . . . . . . . . . . . . . . . . .
     Distribution of Regions Stock Certificates and
      Payment for Fractional Shares. . . . . . . . . . . . . . . . . . . . .
     Conditions to Consummation of the Merger. . . . . . . . . . . . . . . .
     Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .
     Waiver, Amendment, and Termination of the Agreement . . . . . . . . . .
     Conduct of Business Pending the Merger. . . . . . . . . . . . . . . . .
     Management Following the Merger . . . . . . . . . . . . . . . . . . . .
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . .
     Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .
     Certain Federal Income Tax Consequences of the Merger . . . . . . . . .
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .
     Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Resales of Regions Common Stock . . . . . . . . . . . . . . . . . . . .
     Option to Purchase Fidelity Preferred Stock . . . . . . . . . . . . . .
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS . . . . . . . . . . . . . . .
     Antitakeover Provisions Generally . . . . . . . . . . . . . . . . . . .
     Authorized Capital Stock. . . . . . . . . . . . . . . . . . . . . . . .
     Amendment of Certificate of Incorporation and Bylaws. . . . . . . . . .
     Classified Board of Directors and Absence of Cumulative Voting. . . . .

     Removal of Directors  . . . . . . . . . . . . . . . . . . . . . . . . .
     Limitations on Director Liability . . . . . . . . . . . . . . . . . . .
     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Special Meetings of Stockholders  . . . . . . . . . . . . . . . . . . .
     Actions by Stockholders Without a Meeting . . . . . . . . . . . . . . .
     Stockholder Nominations and Proposals . . . . . . . . . . . . . . . . .
     Business Combinations With Certain Persons. . . . . . . . . . . . . . .
     Mergers, Consolidations, and Sales of Assets Generally. . . . . . . . .
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .
     Stockholders' Rights to Examine Books and Records . . . . . . . . . . .
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
COMPARATIVE MARKET PRICES AND DIVIDENDS. . . . . . . . . . . . . . . . . . .
FIDELITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . .
BUSINESS OF FIDELITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General Business and Properties . . . . . . . . . . . . . . . . . . . .
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF FIDELITY . . . . . . . . . .
BUSINESS OF REGIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . .
SUMMARY PRO FORMA FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . .
     Selected Pro Forma Combined Data for Regions and Fidelity . . . . . . .
     Selected Pro Forma Combined Data for Regions, Fidelity, and
        Other Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . .
SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . . . . . .
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Payment of Dividend . . . . . . . . . . . . . . . . . . . . . . . . . .
     Transactions With Affiliates. . . . . . . . . . . . . . . . . . . . . .
     Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Support of Subsidiary Banks . . . . . . . . . . . . . . . . . . . . . .
     Prompt Corrective Action. . . . . . . . . . . . . . . . . . . . . . . .
     Brokered Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . .
     FDIC Insurance Assessments. . . . . . . . . . . . . . . . . . . . . . .
     Safety and Soundness Standards. . . . . . . . . . . . . . . . . . . . .
     Depositor Preference. . . . . . . . . . . . . . . . . . . . . . . . . .
DESCRIPTION OF REGIONS COMMON STOCK. . . . . . . . . . . . . . . . . . . . .
STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . . .
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
INDEX TO FIDELITY FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . .F-1
APPENDIX A--Agreement and Plan of Reorganization  . . . . . . . . . . . . .A-1
APPENDIX B--Plan of Merger and Combination. . . . . . . . . . . . . . . . .B-1
APPENDIX C--Opinion of Sterne, Agee & Leach, Inc. . . . . . . . . . . . . .C-1
APPENDIX D--Copy of Section 552.14, Title 12, Code of Federal Regulations .D-1

                                   SUMMARY

    The following is a summary of certain information relating to the Special Meeting, the Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "Fidelity" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

    Fidelity. Fidelity is a federal stock savings bank organized under the laws of the United States. Fidelity provides a range of retail banking services through four offices in Dalton and Chatsworth, Georgia and a mortgage and construction loan office in Chattanooga, Tennessee. At September 30, 1994, Fidelity had total consolidated assets of approximately $287 million, total consolidated deposits of approximately $255 million, and total consolidated stockholders' equity of approximately $19 million. Fidelity's principal executive office is located at 500 E. Walnut Avenue, Dalton, Georgia 30720, and its telephone number at such address is (706) 226-2600.

    Regions. Regions is a regional bank holding company headquartered in Birmingham, Alabama, which operated 256 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1994. At that date, Regions had total consolidated assets of approximately $ 11.7 billion, total consolidated deposits of approximately $9.3 billion, and total consolidated stockholders' equity of approximately $ 902 million. Regions is the third largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1994 information. Regions operates seven state-chartered commercial bank subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and four banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.


    During the 1994 fiscal year, Regions completed the acquisitions of six financial institutions in Alabama, Georgia, and Louisiana (the "Recently Completed Acquisitions") and entered into a definitive agreement to acquire one additional financial institution, in addition to Fidelity. Information with respect to the Recently Completed Acquisitions and the other pending acquisition is included under "Business of Regions--Recent Developments" and "Summary Pro Forma Financial Data" and in certain of the documents incorporated by reference in this Proxy Statement/Prospectus. See "Documents Incorporated by Reference."


    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive office is located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF FIDELITY STOCKHOLDERS


    The Special Meeting will be held at 11:00 a.m., local time, on March 16, 1995, at the Dalton Golf and Country Club, 2000 Cleveland Highway, Dalton, Georgia 30720, for the purpose of considering and voting on approval of the Agreements. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED


    Only holders of record of Fidelity Capital Stock at the close of business on February 9, 1995 (the "Record Date"), will be entitled to vote at the Special Meeting. Approval of the Agreements requires the affirmative vote of at least two-thirds of the outstanding shares of Fidelity Common Stock and Fidelity Preferred Stock entitled to be voted at the Special Meeting, voting separately as classes. As of the Record Date, there were 1,774,800 shares of Fidelity Common Stock outstanding and entitled to be voted, and 300,000 shares of Fidelity Preferred Stock outstanding and entitled to be voted.



    The directors and executive officers of Fidelity and their affiliates beneficially owned, as of the Record Date, 492,144 shares (or approximately 27.73% of the outstanding shares) of Fidelity Common Stock, and 37,250 shares (or approximately 12.42% of the outstanding shares) of Fidelity Preferred Stock. Each member of the Board of Directors of Fidelity has agreed to vote those shares of Fidelity Capital Stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. In addition, certain additional holders of 9,000 shares of Fidelity Preferred Stock, representing in the aggregate 3.0% of the outstanding shares of Fidelity Preferred Stock, and 266,888 shares of Fidelity Common Stock representing in the aggregate approximately 15% of the outstanding shares of Fidelity Common Stock, have entered into agreements to vote their shares of Fidelity Preferred Stock in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Fidelity Capital Stock. As of that date, neither Fidelity nor Regions held any shares of Fidelity Capital Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."


THE MERGER; EXCHANGE RATIO


    The Agreements provide for the acquisition of Fidelity by Regions pursuant to the Merger of Fidelity Interim with and into Fidelity. On the Effective Date, each share of Fidelity Common Stock and each share of Fidelity Preferred Stock then issued and outstanding (excluding any shares held by stockholders who perfect their dissenters' rights of appraisal and shares held by Fidelity, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into 0.456 of a share of Regions Common Stock, subject in the case of Fidelity Preferred Stock to adjustment in the event of any change of the conversion ratio of Fidelity Preferred Stock into Fidelity Common Stock.



    No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment (without interest) in an amount equal to the fractional interest which a Fidelity stockholder otherwise would receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) on the last trading day preceding the time the Merger becomes effective (the "Closing Price"). No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares. See "Description of the Transaction--General."



    Under the terms of the Agreement, the fraction of a share of Regions Common Stock into which each share of Fidelity Common Stock is to be converted at the Effective Date was originally established at 0.449 of a share of Regions Common Stock but was subject to possible adjustment in the event (i) the average trading price of Regions Common Stock during a specified period immediatley prior to the effectiveness of this Registration Statement was less than $32.32 and (ii) the decline in the average trading price of Regions Common Stock from a date immediately preceding execution of the Agreement to a specified period immediately prior to effectiveness of this Registration Statement was greater than the decline in the trading price of the common stock of a comparable group of publicly traded bank holding companies during the same period. On the basis of the provisions of the Agreement, the original common stock exchange ratio was adjusted to arrive at the Common Stock Exchange Ratio of 0.456 of a share of Regions Common Stock for each share of Fidelity Common Stock. See "Description of the Transaction--General."


DISSENTERS' RIGHTS

    Holders of Fidelity Capital Stock entitled to vote on approval of the Agreements have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of Fidelity Capital Stock in cash in accordance with the applicable provisions of Section 552.14 of Title 12 of the Code of Federal Regulations ("12 C.F.R.

Section 552.14"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and 12 C.F.R. Section 552.14 is reproduced as Appendix D to this Proxy
Statement/Prospectus.

REASONS FOR THE MERGER; RECOMMENDATION OF FIDELITY'S BOARD OF DIRECTORS

    Fidelity's Board of Directors has unanimously approved the Merger and the Agreements and has determined that the Merger is fair to, and in the best interests of, Fidelity and its stockholders. Accordingly, Fidelity's Board unanimously recommends that Fidelity's stockholders vote FOR approval of the Agreements. In approving the Merger, Fidelity's directors considered, among other things, Fidelity's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, and the opinion of Sterne, Agee & Leach, Inc. ("Sterne, Agee") that, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of Fidelity. See "Description of the Transaction--Background of and Reasons for the Merger."

    Each member of the Board of Directors of Fidelity has agreed to vote those shares of Fidelity Capital Stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger.

OPINION OF FIDELITY'S FINANCIAL ADVISOR

    Sterne, Agee has rendered an opinion to Fidelity that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of Fidelity. The opinion of Sterne, Agee is attached as Appendix C to this Proxy Statement/Prospectus. Fidelity stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of Fidelity's Financial Advisor."

EFFECTIVE DATE

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Articles of Combination relating to the Merger are filed and declared effective with the OTS. Unless otherwise agreed upon by Regions and Fidelity, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the first business day in which the later of the following events occurs:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreements are approved by the requisite vote of the Fidelity stockholders; or such later date within 30 days thereof as specified by Regions.

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Fidelity anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1995. However, delays in the consummation of the Merger could occur.

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, Regions will cause First Alabama Bank, acting in its capacity as exchange agent for Regions (the "Exchange Agent"), to mail a letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Fidelity Capital Stock for certificates representing shares of Regions Common Stock, to the former stockholders of Fidelity. Fidelity stockholders should not send in their stock certificates until they receive the form letter of transmittal and instructions. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Office of Thrift Supervision (the "OTS"), and the Georgia Department of Banking and Finance (the "Georgia Department"). An application has been filed with each of these agencies for the requisite approvals. There can be no assurance that the requisite approvals will be given, nor can there be any assurance as to the timing or conditions of such approvals.

    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Fidelity stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both Fidelity and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by June 30, 1995, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Fidelity will continue to operate as a federal stock savings bank under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    Certain members of Fidelity's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Fidelity generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification, termination of the employment agreement of Richard G. Rhodes, Sr., President and Chief Executive Officer of Fidelity, and eligibility for certain Regions employee benefits. See "Description of the Transaction--Interests of Certain Persons in the Merger."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned upon the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of Fidelity Capital Stock for Regions Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to Fidelity stockholders, except to the extent of any cash received in lieu of fractional share interests or as a result of a stockholder's perfecting such holder's dissenters' rights of appraisal. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, FIDELITY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

    On the Effective Date, Fidelity stockholders, whose rights are governed by Fidelity's Charter and Bylaws and by federal law, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by Regions' Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law (the "Delaware GCL").

    The rights of Regions stockholders differ from the rights of Fidelity stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

    Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. Fidelity Common Stock is not traded in any established market.


    The following table sets forth as of the indicated dates (i) the last sale price of Regions Common Stock, (ii) the price of Fidelity Common Stock in the last known purchase and sale transaction, which occurred in August 1994, and
(iii) the equivalent per share price (as explained below) of Fidelity Common Stock. The indicated dates represent, respectively, the last trading day immediately preceding public announcement of the proposed Merger and February 7, 1995, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.



                                                                                     EQUIVALENT
                                                                                        PER
                                                                                    SHARE PRICE
                                    REGIONS                  FIDELITY               OF FIDELITY
MARKET PRICE PER SHARE AT:       COMMON STOCK              COMMON STOCK             COMMON STOCK
- --------------------------       ------------              ------------             ------------

October 17, 1994                    $34.25                    $13.00                   $15.62
February 7, 1995                     33.13                     13.00                    15.11



    The equivalent per share price of Fidelity Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Common Stock Exchange Ratio. Stockholders are advised to obtain current market quotations for Regions Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date. The $13.00 per share price of Fidelity Common Stock is the per share price paid for 5,000 shares of Fidelity Common Stock, the last transaction in Fidelity Common Stock known to management of Fidelity.


COMPARATIVE PER SHARE DATA


    The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and Fidelity; (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger; (iii) an equivalent pro forma basis per share of Fidelity Common Stock, giving effect to the Merger; (iv) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger and the Other Acquisitions (as defined below under "Business of Regions
- -- Recent Developments); and (v) an equivalent pro forma basis per share of Fidelity Common Stock, giving effect to the Merger and the Other Acquisitions. The Regions and Fidelity pro forma combined information and the Fidelity pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and reflect the Common Stock Exchange Ratio of 0.456. See "Description of the Transaction--Accounting Treatment." The Regions, Fidelity, and Other Acquisitions pro forma combined information and the Fidelity pro forma Merger and Other Acquisitions equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) the Other Acquisitions as described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, Fidelity, and Other Acquisitions." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.


    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and Fidelity, including the respective notes thereto, and the pro forma financial information included or incorporated by reference herein. See "Documents Incorporated by Reference," "--Selected Financial Data," "Business of Regions--Recent Developments," "Summary Pro Forma Financial Data," and "Index to Fidelity Financial Statements."





                                                            NINE MONTHS
                                                        ENDED SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                        -------------------        --------------------------
                                                          1994       1993           1993      1992      1991
                                                          ----       ----           ----      ----      ----
                                                            (Unaudited)            (Unaudited except Regions
                                                                                    and Fidelity historical)

NET INCOME PER COMMON EQUIVALENT SHARE
Regions historical  . . . . . . . . . . . . . .       $   2.52   $   2.26       $   3.01    $  2.60   $  2.16
Fidelity historical   . . . . . . . . . . . . .           1.33       1.06           1.31       0.15      1.39
Regions and Fidelity pro forma combined(1)  . .           2.53       2.26           3.00       2.54      2.18
Fidelity pro forma Merger equivalent(2) . . . .           1.15       1.03           1.37       1.16      0.99
Regions, Fidelity, and Other Acquisitions
   pro forma combined(3)  . . . . . . . . . . .           2.54                      3.03
Fidelity pro forma Merger and Other Acquisitions
   equivalent(2)  . . . . . . . . . . . . . . .           1.16                      1.38
DIVIDENDS DECLARED PER SHARE
Regions historical  . . . . . . . . . . . . . .       $   0.90   $   0.78       $   1.04    $  0.91   $  0.87
Fidelity common stock historical . . . . . . . .          0.25       0.06           0.12       0.04      0.17
Fidelity preferred stock historical . . . . . .           0.30       0.10           0.20       0.10      0.40
Fidelity pro forma Merger equivalent(4) . . . .           0.41       0.36           0.47       0.41      0.40
BOOK VALUE PER COMMON EQUIVALENT SHARE (PERIOD END)
Regions historical  . . . . . . . . . . . . . .       $  21.46   $  19.00       $  20.73    $ 17.62   $ 15.76
Fidelity historical.  . . . . . . . . . . . . .           9.09       7.83           8.02       6.84      6.74
Regions and Fidelity pro forma combined(1)  . .          21.39      18.92          20.63      17.53     15.71
Fidelity pro forma Merger equivalent(2) . . . .           9.75       8.63           9.41       7.99      7.16
Regions, Fidelity, and Other Acquisitions
   pro forma combined(3)  . . . . . . . . . . .          21.76
Fidelity pro forma Merger and Other Acquisitions
   equivalent(2)  . . . . . . . . . . . . . . .           9.92


_____________________

(1) Represents the pro forma combined information of Regions and Fidelity as if the Merger were consummated on January 1, 1991, and were accounted for as a pooling of interests.

(2) Represents pro forma combined information multiplied by the Common Stock Exchange Ratio of 0.456 of a share of Regions Common Stock for each share of Fidelity Capital Stock.

(3) Represents the pro forma combined information of Regions, Fidelity, and the Other Acquisitions as if the Merger were consummated at the time and pursuant to the accounting basis described in note (1) and the Other Acquisitions were consummated at the time and pursuant to the accounting bases described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, Fidelity, and Other Acquisitions."

(4) Represents historical dividends declared per share by Regions multiplied by the Common Stock Exchange Ratio of 0.456 of a share of Regions Common Stock for each share of Fidelity Capital Stock.



SELECTED FINANCIAL DATA

    The following tables present certain selected historical financial information for Regions and Fidelity. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and Fidelity incorporated by reference or included herein. See "Documents Incorporated by Reference," "Pro Forma Financial Data," and "Index to Fidelity Financial Statements."

Selected Historical Financial Data of Regions

                                              NINE MONTHS                                 YEAR ENDED
                                            ENDED SEPTEMBER 30,                           DECEMBER 31,
                                           ---------------------     -------------------------------------------------------
                                           1994         1993         1993        1992        1991         1990         1989
                                           ----         ----         ----        ----        ----         ----         ----
                                              (Unaudited)
                                                            (In thousands except per share data and ratios)

INCOME STATEMENT DATA:
  Total interest income . . . . . .   $   568,358  $  413,443   $   555,667  $  536,747   $  556,821  $  519,753   $  496,392
  Total interest expense  . . . . .       246,294     158,519       213,614     224,068      292,017     297,613      292,687
  Net interest income . . . . . . .       322,064     254,924       342,053     312,679      264,804     222,140      203,705
  Provision for loan losses . . . .        13,804      17,401        21,533      27,072       24,005      24,208       15,800
  Net interest income after
       loan loss provision  . . . .       308,260     237,523       320,520     285,607      240,799     197,932      187,905
  Total noninterest income
       excluding security
       gains (losses) . . . . . . .       108,552      96,965       131,949     119,130      101,964      94,730       71,976
  Security gains (losses) . . . . .           444          76            78         (53)        (507)       (982)         506
  Total noninterest expense . . . .       254,376     209,632       287,026     264,659      230,340     195,611      176,707
  Income tax expense  . . . . . . .        54,243      40,946        53,476      44,977       33,660      27,175       21,046
  Net income  . . . . . . . . . . .      $108,637  $   83,986   $   112,045  $   95,048   $   78,256  $   68,894   $   62,634

PER SHARE DATA:
  Net income  . . . . . . . . . . .   $      2.52  $     2.26   $      3.01  $     2.60   $     2.16  $     1.91   $     1.72
  Cash dividends  . . . . . . . . .          0.90        0.78          1.04        0.91         0.87        0.84         0.76
  Book value  . . . . . . . . . . .         21.46       19.00         20.73       17.62        15.76       14.54        13.48

OTHER INFORMATION:
  Average number of shares
       outstanding  . . . . . . . .        43,029      37,167        37,205      36,532       36,191      36,097       36,331

BALANCE SHEET DATA (PERIOD END):
  Total assets  . . . . . . . . . .   $11,469,957  $8,145,838   $10,476,348  $7,881,026   $6,745,053  $6,344,406   $5,549,612
  Securities  . . . . . . . . . . .     2,484,835   1,646,778     2,368,445   1,670,170    1,575,725   1,489,200    1,133,087
  Loans, net of unearned income . .     8,037,888   5,585,955     6,833,246   5,142,531    4,274,958   4,092,262    3,552,082
  Total deposits  . . . . . . . . .     9,269,856   7,043,046     8,770,694   6,701,142    5,917,028   5,353,211    4,744,364
  Long-term debt  . . . . . . . . .       612,198     141,842       462,862     136,990       18,782      19,707       45,343
  Stockholders' equity  . . . . . .       901,533     706,016       850,965     656,655      572,971     524,132      489,441

PERFORMANCE RATIOS:
  Return on average assets (1)  . .          1.31%       1.43%         1.40%       1.34%        1.23%       1.23%        1.20%
  Return on average stockholders'
       equity (1) . . . . . . . . .         15.99       16.49         16.14       15.64        14.27       13.64        13.25
  Net interest margin (1) . . . . .          4.30        4.87          4.82        4.98         4.78        4.67         4.65
  Efficiency (2)  . . . . . . . . .         57.99       58.28         59.24       59.87        60.77       59.22        60.68
  Dividend payout . . . . . . . . .         35.71       34.51         34.55       35.00        40.28       43.98        44.19

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income (1) .          0.11%       0.11%         0.19%       0.28%        0.35%       0.44%        0.42%
  Problem assets to net loans and
       other real estate (3)  . . .          0.60        0.54          0.84        0.70         0.89        0.98         0.72
  Nonperforming assets to net loans
       and other real estate (4)  .          0.67        0.65          1.03        0.81         1.01        1.12         0.94
  Allowance for loan losses to loans,
       net of unearned income . . .          1.40        1.56          1.47        1.43         1.28        1.10         1.05
  Allowance for loan losses to
       nonperforming assets (4) . .        209.25      238.92        143.05      175.92       126.32       98.18       110.71

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets . . . . . . .          8.21%       8.67%         8.70%       8.59%        8.63%       9.03%        9.06%
  Average loans to average
       deposits . . . . . . . . . .         80.17       78.06         78.14       72.46        73.40       76.67        75.23
  Tier 1 risk-based capital (5) . .         10.93       11.70         11.13       11.68        11.85       11.31          n/a
  Total risk-based capital (5)  . .         14.79       14.36         13.48       14.44        13.19       12.51          n/a
  Tier 1 leverage (5) . . . . . . .          7.71        8.44         10.11        8.44         8.40        7.65         8.36

__________________________
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

Selected Historical Financial Data of Fidelity

                                         NINE MONTHS                            YEAR ENDED
                                     ENDED SEPTEMBER 30,                        DECEMBER 31,
                                  ------------------------    ------------------------------------------------
                                     1994       1993        1993       1992        1991      1990       1989
                                     ----       ----        ----       ----        ----      ----       ----
                                         (Unaudited)         (In thousands except per share data and ratios)

INCOME STATEMENT DATA:(1)
  Total interest income . . . .   $  13,955   $ 12,346   $ 16,444   $  17,373   $ 20,918   $ 20,384   $ 17,040
  Total interest expense  . . .       7,170      6,237      8,367      10,092     13,727     14,003     11,566
  Net interest income . . . . .       6,785      6,109      8,077       7,281      7,191      6,381      5,474
  Provision for loan losses . .           0        127        127       2,737        465      2,608        364
  Net interest income after
       loan loss provision  . .       6,785      5,982      7,950       4,544      6,726      3,773      5,110
  Other income  . . . . . . . .       4,795      4,268      5,751       4,064      4,449      3,505      1,891
  Other expense . . . . . . . .       7,207      6,656      9,434       8,286      6,578      5,490      3,796
  Income before income tax  . .       4,373      3,594      4,267         322      4,597      1,788      3,205
  Income tax  . . . . . . . . .       1,623      1,390      1,544          14      1,714        718      1,056
  Net income  . . . . . . . . .    $  2,750   $  2,204   $  2,723   $     308   $  2,883   $  1,070   $  2,149

PER SHARE DATA:(2)
  Net income  . . . . . . . . .    $   1.33   $   1.06   $   1.31   $    0.15   $   1.39   $   0.52   $   1.04
  Cash dividends-preferred  . .        0.30       0.10       0.20        0.10       0.40       0.40       0.40
  Cash dividends-common . . . .        0.25       0.06       0.12        0.04       0.17       0.17       0.12
  Book value  . . . . . . . . .        9.09       7.83       8.02        6.84       6.74       5.55       5.20

OTHER INFORMATION:
  Average number of shares
       outstanding  . . . . . .       2,075      2,075      2,075       2,075      2,075      2,075      2,075

BALANCE SHEET DATA (PERIOD END):
  Total assets  . . . . . . . .    $287,254   $235,695   $255,118    $218,068   $223,708   $223,937   $179,618
  Mortgage backed securities  .           0          0          0       6,544      8,434      9,560     10,363
  Investment securities . . . .       8,311      8,062      7,040      10,694      2,064      4,048      1,870
  Other real estate owned . . .          61      1,627        480       1,467      1,999      2,633      1,160
  Total loans . . . . . . . . .     249,061    201,036    213,098     156,844    173,658    155,782    131,767
  Total deposits  . . . . . . .     254,662    210,377    226,782     198,265    203,329    206,925    163,025
  Other borrowed money(3) . . .       4,700      2,900      5,400         500        600        700        800
  Stockholders' equity  . . . .      18,852     16,253     16,636      14,186     13,982     11,521     10,786

PERFORMANCE RATIOS:
  Return on average assets (4)         1.37%      1.27%      1.16%       0.14%      1.30%      0.52%      1.30%
  Return on average stockholders'
       equity (4) . . . . . . .       21.31      18.22      17.67        2.28      22.25       9.72      23.59
  Net interest margin (4) . . .        3.64       3.84       3.72        3.66       3.48       3.32       3.52
  Efficiency (5)  . . . . . . .       62.24      66.75      70.28       73.04      56.51      55.53      51.54
  Dividend payout (6) . . . . .       41.35      15.09      24.48       93.33      41.01     109.62      50.00

ASSET QUALITY RATIOS:
  Net charge-offs to average
       loans, net of unearned
       income (4) . . . . . . .        0.08%      0.20%      0.39%       0.81%      0.49%      0.16%      0.04%
  Nonperforming assets to net
       loans and other real
       estate (7) . . . . . . .        0.76       1.91       1.45        3.90       2.88       1.97       1.44
  Nonperforming assets to total
       loans(7) . . . . . . . .        0.75       1.89       1.45        3.94       2.86       2.00       1.47
  Allowance for loan losses to
       total loans  . . . . . .        1.56       2.13       1.80        2.77       1.63       2.05       0.62
  Allowance for loan losses to
      nonperforming assets (7)       204.92     112.52     126.59       72.27      43.54     104.62      42.78

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity
      to average assets . . . .        6.44%      6.95%      6.57%       6.13%      5.14%      5.40%      5.51%
  Average loans to average
      deposits  . . . . . . . .       96.72      87.54      89.92       80.89      82.76      81.03      84.85
  Leverage (core) capital (8) .        6.56       6.89       6.52        6.49       5.80       3.80       5.03
  Risk-based capital (8)  . . .       11.73      11.81      11.36       11.20      10.20       9.40        N/A
  Tangible capital (8)  . . . .        6.56       6.89       6.52        6.49       5.80       3.80       5.03

________________________

  (1) Net income and retained earnings for 1991, 1990, and 1989 were restated as of December 31, 1992 due to the implementation of SFAS 109 (see note 13 in the notes to consolidated financial statements).
  (2) Per share data for all periods has been restated for a two-for-one stock split that took place in July, 1994. Preferred shares are considered common stock equivalents for per share data.

  (3)    Other borrowed money consists of FHLB advances and Bonds Payable.
  (4)    Interim period ratios are annualized.
  (5) Noninterest expense divided by the sum of net interest income and noninterest income net of gains (losses) from security transactions.
  (6) Dividend payout ratio is computed based on dividends declared rather than dividends paid and includes both common and preferred shares.

  (7) Nonperforming assets consist of nonperforming loans, troubled debt restructurings and REO, but does not include loans available for sale. Nonperforming loans consist of nonaccrual loans (and accruing loans 90 days or more overdue), while REO consists of real estate acquired through foreclosure, deed-in-lieu of foreclosure, and in-substance foreclosure.
  (8) The OTS regulatory capital regulations promulgated under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, provide that the applicable leverage, risk-based, and tangible capital ratios for Fidelity as of September 30, 1994, were 3.0% to 5.0%, 8.0% and 1.5%, respectively.

                              THE SPECIAL MEETING

GENERAL


    This Proxy Statement/Prospectus is being furnished to the holders of Fidelity Capital Stock in connection with the solicitation by the Fidelity Board of Directors of proxies for use at the Special Meeting, at which Fidelity stockholders will be asked to vote upon a proposal to approve the Agreements. The Special Meeting will be held at 11:00 a.m., local time, on March 16, 1995, at the Dalton Golf and Country Club, 2000 Cleveland Highway, Dalton, Georgia 30720.


    Fidelity stockholders are urged to sign, date, and return promptly the accompanying proxy card to Fidelity in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreements.

    Any Fidelity stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Fidelity a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Fidelity before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Fidelity Federal Savings Bank, 500 E. Walnut Avenue, Dalton, Georgia 30720, Attention: William J. Chappell, Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Fidelity Capital Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENTS AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENTS. As of the date of this Proxy Statement/Prospectus, Fidelity is unaware of any other matter to be presented at the Special Meeting.

    Solicitation of proxies will be made by mail, but also may be made by telephone or telegram or in person by the directors, officers, and employees of Fidelity, who will receive no additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

    FIDELITY STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

RECORD DATE; VOTE REQUIRED


    Fidelity's Board of Directors has established the close of business on February 9, 1995, as the Record Date for determining the Fidelity stockholders entitled to notice of and to vote at the Special Meeting. Only Fidelity stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. Approval of the Agreements will require the affirmative vote of at least two-thirds of the outstanding shares of Fidelity Common Stock and Fidelity Preferred Stock entitled to be voted at the Special Meeting, voting separately as classes. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreements, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreements. As of the Record Date, there were approximately 190 holders of the 1,774,800 shares of Fidelity Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote, and approximately 36 holders of the 300,000 shares of Fidelity Preferred Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by Fidelity to beneficially own more than 5.0% of the outstanding shares of Fidelity Common Stock or Fidelity Preferred Stock as of the Record Date, see "Voting Securities and Principal

Stockholders of Fidelity."

    The presence, in person or by proxy, of a majority of the outstanding shares of each of the Fidelity Common Stock and the Fidelity Preferred Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of Fidelity Capital Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreements or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreements. Once a quorum is established, approval of the Agreements requires the affirmative vote of the holders of the requisite number of shares, as described above.


    The directors and executive officers of Fidelity and their affiliates beneficially owned, as of the Record Date, 492,144 shares (or approximately 27.73% of the outstanding shares) of Fidelity Common Stock, and 37,250 shares (or approximately 12.42% of the outstanding shares) of Fidelity Preferred Stock. Each member of the Board of Directors of Fidelity has agreed to vote the shares of Fidelity Capital Stock over which such director has voting authority (other than in a fiduciary capacity) in favor of the Merger. In addition, certain holders of shares of Fidelity Common Stock and Fidelity Preferred Stock representing in the aggregate approximately 15% of the outstanding Fidelity Common Stock and 3.0% of the outstanding Fidelity Preferred Stock have entered into agreements to vote their shares of Fidelity Common Stock and Fidelity Preferred Stock in favor of the Agreements. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Fidelity Capital Stock. As of that date, neither Fidelity nor Regions held any shares of Fidelity Capital Stock in a fiduciary capacity for others.



                        DESCRIPTION OF THE TRANSACTION

    The following material describes certain aspects of the proposed Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

    Upon consummation of the Merger, Regions will acquire Fidelity pursuant to the Merger of Fidelity Interim with and into Fidelity; the separate existence of Fidelity Interim will cease; and Fidelity will continue in operation serving its current markets as a federal stock savings bank subsidiary of Regions.


    Each share of Fidelity Common Stock issued and outstanding at the Effective Date (excluding any shares held by Fidelity, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.456 of a share of Regions Common Stock, and each share of Fidelity Preferred Stock issued and outstanding on the Effective Date (excluding any shares held by Fidelity, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 0.456 of a share of Regions Common Stock, subject to adjustment in the event of any change of the conversion ratio of Fidelity Preferred Stock into Fidelity Common Stock. As of the date of this Proxy Statement/Prospectus, each share of Fidelity Preferred Stock is convertible into one share of Fidelity Common Stock.


    Under the terms of the Agreement, the fraction of a share of Regions Common Stock into which each share of Fidelity Common Stock is to be converted at the Effective Date was originally established at 0.449 of a share of Regions Common Stock but was subject to possible adjustment in the event (i) the average trading price of Regions Common Stock during a specified period immediately prior to the effectiveness of this Registration Statement was less than $32.32 and (ii) the decline in the average trading price of Regions Common Stock from a date immediately preceding execution of the Agreement to a specified period immediately prior to effectiveness of this Registration Statement was greater than the decline in the trading price of the common stocks of a comparable group of publicly traded bank holding companies during the same period. On the basis of the provisions of the Agreement, the original common stock exchange ratio was adjusted to arrive at the Common Stock Exchange Ratio of 0.456 of a share of Regions Common Stock for each share of Fidelity Common Stock.


    No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment (without interest) in an amount equal to the fractional interest which a Fidelity stockholder otherwise would receive multiplied by the Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder of Regions in respect of any fractional shares.

BACKGROUND OF AND REASONS FOR THE MERGER

    Background of the Merger. During 1994, the Board and management of Fidelity concluded that Fidelity would be required to increase its earning assets base in order to continue to compete successfully as a financial institution and to remain profitable in the current regulatory and competitive environment. Through such growth, the Board believed that Fidelity could realize the benefits of the greater economies of scale which the Board believed would result from spreading Fidelity's largely fixed regulatory and management costs over a higher revenue base. In addition to expanding in size, the Board decided that it would be prudent to expand geographically in order to lessen Fidelity's reliance on the Dalton-based carpet industry. The other option considered by the Board was the sale of Fidelity to a larger banking organization.

    During the summer of 1994, the Board decided its preference was to expand the institution and, specifically, to establish a full service branch of Fidelity in Chattanooga, Tennessee. This expansion would require additional capital, and the Board determined that, to raise this capital effectively, it would be necessary to form a holding company for Fidelity. The proposed holding company formation was submitted to the stockholders of Fidelity for approval pursuant to a proxy statement dated September 23, 1994, which was mailed to all the stockholders of Fidelity for a special meeting of the stockholders to be held on October 14, 1994. At the same time, Fidelity's management engaged Sterne, Agee to serve as the lead underwriter for a public offering of the common stock of the holding company in anticipation of stockholder approval. Prior to the stockholders meeting date, the President of Fidelity and several Board members met with certain holders of the Fidelity Preferred Stock who indicated they would oppose the holding company formation. The Board, concluding that the holding company proposal would likely be defeated, then decided to postpone the stockholders meeting indefinitely and notified the stockholders of the postponement on October 6, 1994. Fidelity also suspended further discussions about pursuing a public offering.

    On October 7, 1994, Fidelity's Chief Executive Officer, who had previously been informally approached by Regions on two separate occasions in the summer of 1994, commenced negotiations with Regions about a potential acquisition of Fidelity by Regions. In response, Regions began drafting a reorganization agreement, and the parties negotiated the terms of the transaction and performed due diligence reviews over the course of the following week. The draft reorganization agreement, which provided for a common stock exchange ratio of 0.433 shares of Regions Common Stock to be exchanged for each outstanding share of Fidelity Capital Stock, was presented to the Board of Fidelity on October 14, 1994, at a specially called meeting. At that Board meeting, legal counsel reviewed with the Board the terms of the proposed reorganization agreement, and Sterne, Agee, who had been hired as Fidelity's investment advisors to review the proposed offer, made a presentation as to the fairness of the offer. The Chief Executive Officer of Regions also made a presentation to the Board on the historical financial performance of Regions. The Board adjourned the meeting and negotiations continued with Regions and certain holders of Fidelity Preferred Stock over the weekend, resulting in an increase in the common stock exchange ratio to 0.449 shares of Regions Common Stock for each outstanding share of Fidelity Capital Stock. The Fidelity Board met again on Monday, October 17, 1994, and after carefully considering business, financial, and legal factors, including the future prospects of the financial service industry in general and the thrift industry in particular, approved the Agreement with the increase in the common stock exchange ratio.

    Fidelity's Board considered that the Merger would permit Fidelity's stockholders to exchange their ownership interests in Fidelity for an equity interest in Regions, a regional financial institution which has greater financial resources than Fidelity. Fidelity's Board also considered the terms of the Merger, including the common stock exchange ratio, which were determined through arm's-length negotiations between Fidelity and Regions, to be fair and equitable, taking into account the relative earnings power of Fidelity and Regions, their historic and anticipated operations, the cost savings to be achieved through the Merger, the trading prices of the stocks of the respective companies, and other pertinent factors. In addition, the Board was aware that the stockholders of Fidelity would be exchanging their shares of Fidelity Capital Stock, for which there is no established public market, for securities which are publicly traded on the Nasdaq National Market. The Board of Fidelity also believed the Merger would provide a satisfactory solution to the deadlock arising out of the exercise by the holders of Fidelity Preferred Stock of their right, as contained in Fidelity's Charter, to veto major corporate changes which affect their rights as holders of Fidelity Preferred Stock.

    Fidelity's Reasons for the Merger. In approving the Merger, the directors of Fidelity considered a number of factors. Without assigning any relative or specific weights to the factors, the Fidelity Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of Fidelity concerning the business, operations, earnings, asset quality, and financial condition of Fidelity, including compliance with regulatory capital requirements on an historical and prospective basis;

    (b) the financial terms of the Merger, including the relationship of the value of Regions Common Stock issuable in the Merger to the market value, tangible book value, and earnings per share of Fidelity Capital Stock;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Fidelity Capital Stock for Regions Common Stock for federal income tax purposes;

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

    (e) the opinion of Sterne, Agee that, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of Fidelity; and

    (f) in general, the fairness of the Merger to Fidelity and its stockholders.


    The terms of the Merger were the result of arm's-length negotiations between representatives of Fidelity and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Fidelity unanimously approved the Merger as being in the best interests of Fidelity and its stockholders. Each member of the Board of Directors of Fidelity has agreed to vote the shares of Fidelity Capital Stock over which such director has voting authority (other than in a fiduciary capacity) in favor of the Merger.
In addition, certain holders of shares of Fidelity Common Stock and Fidelity Preferred Stock representing in the aggregate approximately 15% of the outstanding Fidelity Common Stock and 3.0% of the outstanding Fidelity Preferred Stock have entered into agreements to vote their shares of Fidelity Common
Stock and Fidelity Preferred Stock in favor of the Merger.


    FIDELITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIDELITY STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

    Regions' Reasons for the Merger. In approving the Merger, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

    (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Fidelity on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area; (ii) the demographic, economic, and financial characteristics of the markets in which Fidelity operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis; and (iii) the results of Regions' due diligence review of Fidelity; and

    (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into certain markets in the southeastern United States.

OPINION OF FIDELITY'S FINANCIAL ADVISOR

    Fidelity retained Sterne, Agee to act as Fidelity's financial advisor in connection with the Merger. As part of this engagement, Sterne, Agee agreed to render to the Fidelity Board an opinion with respect to the fairness to the stockholders of the consideration to be received in the Merger from a financial point of view. On October 14, 1994, Sterne, Agee delivered to the Fidelity Board its oral opinion that, as of such date, the consideration to be received pursuant to a draft version of the merger agreement was fair to the Fidelity stockholders from a financial point of view. Sterne, Agee subsequently confirmed such opinion in writing as of October 25, 1994, based on the final Agreement, and as of the date of this Proxy Statement/Prospectus. The full text of Sterne, Agee's final written opinion to the Fidelity Board is included as Appendix C to this Proxy Statement/Prospectus and should be read carefully and in its entirety. Sterne, Agee's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The fairness opinion was based upon information available to Sterne, Agee as of the date the opinion was rendered.

    In rendering its opinion, Sterne, Agee, among other things: (i) reviewed certain publicly available financial and other data with respect to Fidelity and Regions, including consolidated financial statements for recent years and interim periods to date, drafts of the Registration Statement, certain Regions Current Reports on Form 8-K presenting certain financial statements on a pro forma basis incorporating the effects of then pending and expected to be completed acquisitions by Regions, and certain other relevant financial and operating data relating to Fidelity and Regions made available to Sterne, Agee from published sources and from the internal records of Fidelity and Regions; (ii) reviewed the Agreement; (iii) reviewed certain historical market prices and trading volumes of Regions Common Stock in the over-the-counter market as reported by the Nasdaq National Market and of Fidelity based on actual transactions known to and reported by Fidelity's management; (iv) compared Fidelity and Regions from a financial point of view with certain other companies in the financial services industry which Sterne, Agee deemed relevant; (v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions which Sterne, Agee deemed to be comparable, in whole or in part, to the Merger;
(vi) reviewed and discussed with representatives of the managements of Fidelity and Regions certain information of a business and financial nature regarding Fidelity and Regions, respectively, furnished to Sterne, Agee by Fidelity and Regions, respectively; (vii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with Fidelity's counsel; and (viii) performed such other analyses and examinations as Sterne, Agee deemed appropriate.

    In connection with its review, Sterne, Agee did not independently verify any of the foregoing information and Sterne, Agee relied on such information and assumed that there has been no material change in Fidelity's or Regions' assets, financial condition, results of operations, business or prospects since the date of the last financial statements that were made available to Sterne, Agee. Sterne, Agee relied on advice of counsel to Fidelity as to all legal matters with respect to Fidelity, Regions, the Merger and the Agreement. Sterne, Agee did not examine any of the loan files of Fidelity or Regions or otherwise evaluate the allowance for loan losses of Fidelity or Regions and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Fidelity or Regions, nor was it furnished with any such appraisals. The opinion is based on economic, monetary and market conditions as of its date.

    Sterne, Agee is a regional investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Fidelity's Board of Directors selected such firm to act as its financial advisor in connection with the Merger on the basis of the firm's expertise and its previous role on various matters pertaining to a review of Fidelity's strategic alternatives and Sterne, Agee's involvement in the preliminary stages of a possible public offering of securities by Fidelity. In the ordinary course of its business, Sterne, Agee actively trades the equity securities of Regions and, to a very limited extent, Fidelity for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    The summary set forth below reflects the material analyses performed by Sterne, Agee but does not purport to be a complete description of the analyses performed by Sterne, Agee. The analyses performed by Sterne, Agee are not necessarily indicative of the actual values, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    In connection with rendering its opinion to the Fidelity Board, Sterne, Agee performed a variety of financial analyses, which are summarized below. Sterne, Agee performed substantially similar analyses for its earlier opinions. The evaluation of the fairness, from a financial point of view, of the consideration to be received in the Merger was to some extent a subjective one based on the experience and judgment of Sterne, Agee and not merely the result of mathematical analysis of financial data. Sterne, Agee considered various financial valuation methodologies in its determinations. The preparation of a fairness opinion involves determinations as to the most appropriate factors to be considered as well as relevant methods of financial analysis and the application of those factors and methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Sterne, Agee believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Sterne, Agee without considering all such analyses and factors could create an incomplete view of the process underlying Sterne, Agee's opinion. In addition, Sterne, Agee may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. In its analyses, Sterne, Agee incorporated numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Fidelity's and Regions' control. Any estimates contained in Sterne, Agee's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Such analyses were prepared solely as part of Sterne, Agee's analysis of the fairness to the Fidelity stockholders of the consideration to paid in the Merger.

    Analysis of Selected Thrift Merger Transactions. Sterne, Agee compared the Merger on the basis of multiples of earnings and tangible book value and premium to core deposits of Fidelity implied by the aggregate consideration to be paid in the Merger as of the date of its opinion, with the same ratios in recent acquisitions of thrifts which Sterne, Agee deemed comparable, in whole or in part, to the Merger. Such comparable acquisitions included actual or pending transactions of eight thrifts announced during 1992 through August
1994, including Bank South Corporation's acquisition of Gwinnett Bancshares; AmSouth Bancorporation's acquisition of Community Federal Savings Bank and
First Chattanooga Financial Corporation; Union Planters Corporation's acquisition of BNF Bancorp and Liberty Bancshares; Colonial BancGroup, Inc.'s acquisition of First AmFed Corporation; First Tennessee National Corporation's acquisition of Home Financial Corporation; and SouthTrust Corporation's acquisition of Carolina Financial Corporation. In addition, 11 other relevant acquisitions that were announced between 1992 and December 1994 were also considered. Among the characteristics which such comparable acquisitions have in common with the Merger are a size of $100 million to $1 billion in assets and a market share rank among the top three independent depository institutions within a local market. Sterne, Agee's analysis showed that, in the 19 transactions which were considered, the average price-to-tangible-book-value ratio was 1.48x, the average price-to-earnings ratio was 14.5x, and the average premium to core deposits ratio was 6.6%. Sterne, Agee determined the price multiples implied by the value of the consideration to be received by Fidelity stockholders in the Merger based on a Regions common stock price of $32 1/8 on February 3, 1995: the price-to-tangible-book-value ratio was 1.64x; the price-to-last-12-months earnings ratio was 9.3x; the price-to-1994 estimated core earnings was 11.3x; and the premium to core deposits ratio was 5.6%.



    Dilution Analysis. Sterne, Agee compared Fidelity's book value and earnings per share as of December 31, 1993 and for the nine months ended September 30, 1994, with Regions' pro forma numbers adjusted for the mergers of American Bancshares, Union Bank & Trust Co., First Commercial Bancshares, and Fidelity, based on internal reports provided by Regions. Assuming a 0.456 exchange ratio, Sterne, Agee calculated that there would be a 9.1% increase in equivalent stated book value per share from $9.09 to $9.92 per share as of September 30, 1994 and a 12.8% decrease in equivalent nine months 1994 earnings per share from $1.33 to $1.16 per share. Sterne, Agee compared Fidelity's indicated dividend rate per share as of September 30, 1994 with Regions' numbers and calculated a 66.7% increase in the equivalent indicated dividend rate per share from $0.36 to $0.60 per share. Fidelity's convertible preferred stock is exchangeable on a one-for-one basis into Fidelity's common stock; consequently, shares of such convertible preferred stock will experience the same dilutive effects as shares of common stock, except that there will be a 50.0% increase in the equivalent indicated dividend rate per convertible preferred share from $0.40 to $0.60 per share.


    Present Value Analysis. Sterne, Agee calculated the present value of a share of Fidelity Common Stock assuming various price-to-earnings multiples applied to future estimated earnings per share, plus interim dividends received, discounted at various rates. The analysis incorporated Fidelity's forecasts for earnings growth during the periods and an assumed dividend payout of 30%. The range of price-to-earnings multiples considered was 8x to 9x and the discount rates used were 11% and 15%. On the basis of such varying assumptions, Sterne, Agee calculated a present value of Fidelity on a stand-alone basis ranging from $10.24 to $14.96 per share.

    Sterne, Agee also calculated the present value under various scenarios of receiving 0.456 shares of Regions Common Stock per share of Fidelity based on the future value of Regions Common Stock received. Two sets of assumptions were used in analyzing the various scenarios. First, Sterne, Agee calculated the present value of a share of Regions Common Stock assuming various price-to-earnings multiples applied to future estimated earnings per share, plus interim dividends received, discounted at various rates. The analysis incorporated Regions forecasts for earnings growth during the periods and assumed a dividend payout of 35%. The range of price-to-earnings multiples was 9x to 1Ox and the discount rates used were 11% and 15%. On the basis of such varying assumptions, Sterne, Agee calculated a present value of Regions on a stand-alone basis ranging from $30.21 to $43.58 per share. Based on an Exchange Ratio of 0.456, these values would equate to a range of $13.78 to $19.87 per Fidelity share. Second, Regions Common Stock was viewed assuming its acquisition at a later date at multiples of book value ranging from 1.8x to 2.4x. The discount rates used were 11% and 15%. On the basis of such varying assumptions, Sterne, Agee calculated a present value ranging from $35.70 to $52.94 per share. Based on an Exchange Ratio of 0.456, these values would equate to a range of $16.28 to $24.14 per Fidelity share.

    These analyses were based, as applicable, upon various earnings forecasts for Fidelity and Regions and assumed future dividend payout ratios. Managements' projections are based upon many factors and assumptions, many of which are beyond the control of Fidelity or Regions.

    The foregoing description of Sterne, Agee's opinion is qualified in its entirety by reference to the full text of such opinion which is attached hereto as Appendix C.

    Compensation to Financial Advisor. In a letter agreement dated October 13, 1994, Fidelity retained Sterne, Agee to act as its financial advisor to render a fairness opinion to Fidelity in connection with any sale or merger of Fidelity. Pursuant to the letter agreement, Fidelity agreed to pay Sterne, Agee a fee of $100,000, $25,000 of the fee as a retainer paid as of the date of the letter agreement, and $75,000 to be paid at the time of publication of any proxy statement containing a fairness opinion. In addition, Fidelity agreed to reimburse

Sterne, Agee for its reasonable out-of-pocket costs and expenses incurred in connection with its services rendered to Fidelity pursuant to the letter agreement and to indemnify Sterne, Agee, its affiliates and their respective partners, directors, officers, agents, consultants and employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE DATE OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the articles of combination relating to the Merger are filed and declared effective with the OTS. Unless otherwise agreed upon by Regions and Fidelity, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the first business day in which the last of the following events occurs:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreements are approved by the requisite vote of all Fidelity stockholders; or such later date within 30 days thereof as specified by Regions.

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Fidelity anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1995. However, delays in the consummation of the Merger could occur.

    The Board of Directors of either Regions or Fidelity generally may terminate the Agreement if the Merger is not consummated by June 30, 1995, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

    Promptly after the Effective Date, Regions will cause First Alabama Bank, acting in its capacity as Exchange Agent, to mail a letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Fidelity Capital Stock for certificates representing shares of Regions Common Stock, to the former stockholders of Fidelity.

    FIDELITY STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

    Upon surrender to the Exchange Agent of certificates for Fidelity Capital Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Fidelity Capital Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share (without interest). After the Effective Date, to the extent permitted by law, Fidelity stockholders of record as of the Effective Date will be entitled to vote at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their shares of Fidelity Capital Stock have been converted, regardless of whether such stockholders have surrendered their Fidelity Capital Stock certificates. Whenever a dividend or other distribution is declared by Regions on Regions Common Stock, the record date for which is at or after the Effective Date, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Date with respect to Regions Common Stock will be paid to the holder of any unsurrendered Fidelity Capital Stock certificate until the holder duly surrenders such certificate. Upon surrender of such Fidelity Capital Stock certificate, however, both the Regions Common Stock certificate, together with all such undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such certificate.

    After the Effective Date, there will be no transfers of shares of Fidelity Capital Stock on Fidelity's stock transfer books. If certificates representing shares of Fidelity Capital Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) the approval of the Federal Reserve, the OTS, and the Georgia Department, none of which approvals will be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of any assets, including branch offices or deposit liabilities) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreements so as to render inadvisable the consummation of the Merger, and expiration of any applicable waiting period;

    (b) the approval at the Special Meeting of the Agreements by the required vote of the holders of Fidelity Capital Stock;

    (c) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

    (d) the receipt of a satisfactory opinion of counsel that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, that the exchange in the Merger of Fidelity Capital Stock for Regions Common Stock will not give rise to recognition of any gain or loss for federal income tax purposes to Fidelity stockholders with respect to such exchange (except to the extent of any cash received), and that each of Fidelity, Regions, and Fidelity Interim will be a party to that reorganization within the meaning of
Section 368(b) of the Code; and

    (e) the approval for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.


    Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and Fidelity of opinions of their respective counsel and certificates executed by their respective chief executive officers and chief financial officers as to compliance with the Agreement; (ii) receipt by Regions of a letter from Ernst & Young LLP, dated as of the Effective Date, to the effect that the Merger will qualify for pooling-of-interests accounting treatment; and (iii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.


REGULATORY APPROVALS

    The Merger may not proceed unless the requisite regulatory approvals are obtained. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

    Regions and Fidelity are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

    The Merger will require the prior approvals of: (i) the Federal Reserve, pursuant to Section 4(c)(8) of the BHC Act; (ii) the OTS, pursuant to Section 10(e) of the Home Owners' Loan Act, as amended (the "HOLA"), and pursuant to the Bank Merger Act, Section 18(c) of the Federal Deposit Insurance Act, as amended (the "FDIA"), and the regulations of the OTS codified at 12 C.F.R.
Section 552.13; and (iii) the Georgia Department, pursuant to Sections 7-1-606 and 7-1-621 of the Georgia Code of Banking and Finance (the "Georgia Code").

Approval of the OTS also is required for the organization of Fidelity Interim. In granting their approvals under Section 4(c)(8) of the BHC Act and the Bank Merger Act, the Federal Reserve and the OTS must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve and the OTS from approving the Merger (a) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (b) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless those agencies find that any anticompetitive effects clearly are outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the Merger may not be consummated until the 15th day following the date of OTS approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the OTS approval, unless a court specifically orders otherwise. The Georgia Department is required to consider factors similar to those taken into account by the Federal Reserve and the OTS in determining whether to approve the Merger.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT


    Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and Fidelity approved by their respective Boards of Directors; provided, however, that after approval by the Fidelity stockholders, no amendment decreasing the consideration to be received by Fidelity stockholders may be made without the further approval of such stockholders.


    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by Fidelity stockholders, under certain circumstances, including:

    (a) by the Board of Directors of either party upon final, nonappealable denial of any required regulatory approval, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described above under "--Conditions to Consummation of the Merger";

    (b) by the Board of Directors of either party, if the stockholders of Fidelity fail to vote their approval of the Agreements;

    (c) by mutual agreement of the Boards of Directors of Regions and Fidelity;


    (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement by the other party which meets certain materiality standards specified therein and is not, or cannot be, timely cured; and


    (e) by the Board of Directors of either party if the Merger shall not have been consummated by June 30, 1995, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

    If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful and knowing breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER


    Fidelity and Regions generally have agreed, unless the prior consent of Regions is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, and maintain its rights and franchises, although Regions may discontinue or dispose of its assets or business or enter into an acquisition if Regions deems such action to be in the best interest of it and its subsidiaries.

Each of Fidelity and Regions has agreed not to take any action that would affect, adversely and materially, the ability of either party to perform its
covenants and agreements under the Agreement or to obtain any   consent or
approval required for the consummation of the transactions contemplated by the Agreements. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either Fidelity or Regions prior to consummation of the Merger, as described below.


    Fidelity. Fidelity has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation: (i) amending its Charter or Bylaws; (ii) incurring, or permitting any of its subsidiaries to incur, any additional debt or other obligation for borrowed money in excess of an aggregate of $100,000 for Fidelity and its subsidiaries on a consolidated basis (except in the ordinary course of business consistent with past practices), or, except as previously disclosed to Regions, forgive any such indebtedness of any person to Fidelity or any of its subsidiaries in excess of an aggregate of $25,000, or impose, or suffer the imposition of, on any share of stock held by Fidelity or any of its subsidiaries, any lien, or permit any such lien to exist; (iii) acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, or declaring or paying any dividend or making any other distribution in respect of Fidelity Capital Stock, other than (to the extent permitted by law and by the OTS) dividends on Fidelity Preferred Stock; provided that Fidelity may (to the extent legally able to do so), but will not be obligated to, declare and pay regular quarterly cash dividends on the shares of Fidelity Common Stock at a rate not in excess of $.09 per share with usual and regular record and payment dates in accordance with past practice as previously disclosed to Regions; and provided further that any dividend declared or payable on the shares of Fidelity Common Stock for the quarter during which the Effective Date occurs, unless otherwise agreed upon in writing by Regions and Fidelity, will be declared only if the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Date occurs is prior to the Effective Date; (iv) except pursuant to the exercise of stock options outstanding as of the date of the Agreement and pursuant to the terms thereof in existence on the date of the Agreement, or pursuant to the conversion of Fidelity Preferred Stock, issuing, selling, or otherwise permitting to become outstanding any additional shares of Fidelity Capital Stock or any other capital stock of Fidelity or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjusting or reclassifying any capital stock of Fidelity or any of its subsidiaries or issuing or authorizing the issuance of any other securities in respect of or in substitution for shares of Fidelity Capital Stock or selling or otherwise disposing of or encumbering any shares of capital stock of Fidelity or any of its subsidiaries (unless any such shares of stock are sold or otherwise transferred to Fidelity or any of its subsidiaries) or any assets having in the aggregate a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) acquiring direct or indirect control over, or investing in equity securities of, any other entity; (vii) granting any increase in compensation or benefits to the employees or officers of Fidelity or any of its subsidiaries (except as previously disclosed to Regions or as required by law), paying any bonus (except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of the Agreement and as previously disclosed to Regions), entering into or amending any severance agreements with officers of Fidelity or any of its subsidiaries (except as previously disclosed to Regions), or granting any increase in compensation or other benefits to directors of Fidelity or any of its subsidiaries; (viii) entering into or amending any employment contract between Fidelity or any of its subsidiaries and any person that it does not have the unconditional right to terminate without liability (except as previously disclosed to Regions and except for any amendment required by law); (ix) adopting any new employee benefit plan or program of Fidelity or any of its subsidiaries or materially changing any existing plan or program of Fidelity or any of its subsidiaries (except as previously disclosed to Regions and except for any change required by law or advisable to maintain the tax qualified status of any such plan); (x) making any significant change in any accounting methods, principles, practices, or systems of internal accounting controls (except in conformity to changes in regulatory accounting requirements or generally accepted accounting principles ("GAAP")); (xi) commencing any material litigation (except in accordance with past practices) or settling any litigation for an amount in excess of $25,000 or in exchange for the imposition of material restrictions on the operations of Fidelity or any of its subsidiaries; or (xii) entering into, modifying, or terminating any material contract.

    In addition, Fidelity has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Fidelity also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in fulfillment of the fiduciary obligations of its Board of Directors. In addition, Fidelity has agreed to use its reasonable efforts to prevent its advisors and other representatives from engaging in any of the foregoing activities.

    Regions. The Agreement prohibits Regions, prior to the earlier of the Effective Date and the termination of the Agreement, from taking any action that would materially adversely affect the ability of either party to obtain the requisite governmental approvals or to perform its covenants and agreements under the Agreement. Regions has agreed not to amend its Certificate of Incorporation or Bylaws in any manner which is adverse to and discriminates against holders of Fidelity Capital Stock.

MANAGEMENT FOLLOWING THE MERGER

    Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Indemnification and Advancement of Expenses. The Agreement provides that Regions will, and will cause Fidelity (as the surviving association) to, maintain all rights of indemnification and advancement of expenses incurred in the defense of any litigation existing in favor of each person entitled to indemnification from Fidelity or any of its subsidiaries on terms no less favorable than the rights provided in applicable regulations of the OTS and in the Charter or Bylaws of Fidelity or any of its subsidiaries, as the case may be, or the rights otherwise in effect on the date of the Agreement and that such rights will continue in full force and effect for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

    Employee Benefits. The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of Fidelity and any of its subsidiaries who, at or after the Effective Date, become employees of Regions or any of its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock, except as set forth in the Agreement) on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their respective, similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, (i) service under any qualified defined benefit plans of Fidelity should be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of Fidelity will be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of Fidelity will be treated as service under any similar employee benefit plans maintained by Regions. The Agreement further provides that Regions will cause Fidelity (as the surviving association) and its subsidiaries to honor on terms reasonably agreed upon by the parties all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Fidelity or any of its subsidiaries and any current or former director, officer, or employee and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under Fidelity's benefit plans.

    Fidelity Employment Agreements. Richard G. Rhodes, Sr., President and Chief Executive Officer of

Fidelity, has entered into an employment agreement with Fidelity dated March 18, 1993 (the "Employment Agreement"). The Employment Agreement has a rolling one-year term such that after each day of the term lapses, an additional day is added to the term. Nonetheless, the Employment Agreement is subject to review each year by the Board of Directors, but is automatically renewed each year unless 30 days prior written notice of election not to extend the term is given by Fidelity or Mr. Rhodes not less than 30 days prior to March 14, the anniversary date of the Employment Agreement.

    Under the terms of the Employment Agreement, Mr. Rhodes is entitled to receive a base salary of $120,000 per year, which may be increased by the Board of Directors but may not be decreased without Mr. Rhodes' consent. In addition, Mr. Rhodes is entitled to receive a bonus if approved by the Board and certain other customary benefits of employment. The Employment Agreement may be terminated by Fidelity for Cause (as defined in the Employment Agreement) at any time and may not be terminated for any other reason upon 30 to 90 days written notice. If Mr. Rhodes' employment is terminated by Fidelity for any reason other than Cause, Disability or Retirement (as defined in the Employment Agreement) or death or if it is terminated by Mr. Rhodes for Good Reason (as defined in the Employment Agreement, and which term would include a change in control of Fidelity in conjunction with certain other circumstances or the failure of a successor to Fidelity to assume the obligations of Fidelity under the Employment Agreement) or failure of Fidelity to comply with any provision of the Employment Agreement that is not timely cured, Mr. Rhodes is entitled to receive severance pay in 12 monthly installments equal to one year's base salary plus any salary due to him for the remainder of the then-current term. Mr. Rhodes is also entitled to continue to receive from Fidelity certain benefits of employment at no expense to him until the earlier of the expiration of the then current term of the Employment Agreement or until he is employed full-time elsewhere and receives similar benefits. Mr. Rhodes' severance pay is subject to reduction under certain circumstances.

    It is Regions' policy and practice not to enter into employment agreements with its officers or other employees. Accordingly, Mr. Rhodes and the Fidelity Board of Directors have agreed to terminate the Employment Agreement immediately prior to the Effective Date. Fidelity has agreed to pay Mr. Rhodes a lump sum payment of $100,000 in consideration for Mr. Rhodes' agreement to terminate the Employment Agreement prior to the end of its term. It is anticipated that Fidelity thereafter would continue to employ Mr. Rhodes at a salary and with benefits comparable to the salary and benefits he currently receives, except that he would no longer have a severance pay arrangement. If the Merger is not consummated for any reason, the Employment Agreement will continue in effect until otherwise terminated according to its terms.

    Regions Stock Ownership. As of the Record Date, the directors and executive officers of Fidelity owned no shares of Regions Common Stock.

DISSENTERS' RIGHTS

    If the Merger is consummated, pursuant to regulations of the OTS, any stockholder of record of Fidelity Capital Stock who (i) objects to the Merger,
(ii) does not vote any of such holder's shares in favor of the Merger, and
(iii) fully complies with all of the provisions of 12 C.F.R. Section 552.14 will be entitled to demand and receive payment in an amount equal to the fair or appraised value of such holder's shares of Fidelity Capital Stock. For the purpose of determining the amount to be received in connection with the exercise of dissenters' rights pursuant to regulations of the OTS, the fair value of a dissenting stockholder's Fidelity Capital Stock equals the fair market value of the shares as of the Effective Date, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

    Any Fidelity stockholder desiring to receive payment of the fair value of such holder's Fidelity Capital Stock in accordance with the requirements of 12 C.F.R. Section 552.14 must (i) deliver to Fidelity, prior to voting on the Merger, a writing identifying such holder and stating such holder's intention to demand appraisal of and payment for such holder's shares and (ii) not vote such holder's shares of Fidelity Capital Stock in favor of the Merger. Any written notice of intent to demand appraisal of and payment for shares of Fidelity Capital Stock should be sent to: Richard G. Rhodes, Sr., President, Fidelity Federal Savings Bank, 500 East Walnut

Avenue, Dalton, Georgia 30722. A vote against the Merger alone will not satisfy the requirements for the separate written notice of intent to demand appraisal of and payment for shares of Fidelity Capital Stock referred to in condition
(i) above. Rather, such demand must be prior and in addition to and separate from any proxy or vote against the Merger by the dissenting stockholder.

    Within ten days of the Effective Date, Fidelity must give written notice of the Effective Date by mail to any stockholder who complied with the provisions above and did not vote in favor of the Merger and make a written offer to each such stockholder to pay for such holder's shares at a price Fidelity estimates to be the fair value of the shares. Such notice and offer must be accompanied by Fidelity's balance sheet and statement of income for a fiscal year ending not more than 16 months before the date of notice and offer, together with the latest available interim financial statements and a statement of the procedures that must be followed if the stockholder elects under 12 C.F.R. Section 552.14(c)(5) and (6) to demand appraisal and payment of a different amount than that offered by Fidelity.

    If within 60 days of the Effective Date the stockholder accepts Fidelity's offer of the fair value for such holder's shares, or the fair value is otherwise agreed upon between Fidelity and the dissenting stockholder, Fidelity must make payment for the dissenting stockholder's shares within 90 days of the Effective Date. At any time within 60 days of the Effective Date, a dissenting stockholder may withdraw a demand for appraisal and accept the terms of the Merger, and such shares of Fidelity Capital Stock will become shares of Regions Common Stock in accordance with the terms of the Agreement.

    If the dissenting stockholder and Fidelity do not agree as to the fair value of the dissenting stockholder's shares within 60 days of the Effective Date, the dissenting stockholder must file a petition with the OTS, with a copy by registered or certified mail to Fidelity, demanding a determination of the fair market value of the shares. Each stockholder demanding appraisal of and payment for such holder's shares of Fidelity Capital Stock in compliance with 12 C.F.R. Section 552.14 must deliver such holder's shares of Fidelity Capital Stock to First Alabama Bank, as transfer agent, for notation thereon that an appraisal proceeding is pending. If a dissenting stockholder fails to file a petition with the OTS demanding a determination of fair value within 60 days of the Effective Date or fails to deliver such holder's shares of Fidelity Capital Stock to the transfer agent, such dissenting stockholder will be deemed to have accepted the terms of the Merger, and such stockholder's shares of Fidelity Capital Stock will become shares of Regions Common Stock in accordance with the terms of the Agreement.

    The director of the OTS (the "Director") may appoint either appropriate OTS staff or one or more independent persons to appraise the shares of a dissenting stockholder who has complied fully with 12 C.F.R. Section 552.14. Appraisals prepared by independent persons will be subject to review by OTS staff. If the Director concurs in the final valuation of the shares, the Director will instruct Fidelity to pay the appraised fair market value, together with accrued interest, upon the surrender of the dissenting stockholder's Fidelity Capital Stock. The Director, at his or her discretion, may apportion or assess the cost of the appraisal proceeding against some or all of the parties to the proceeding.

    The foregoing does not purport to be a complete statement of the provisions of the OTS regulations relating to dissenter and appraisal rights and is qualified in its entirety by reference to the dissenter and appraisal rights provisions of 12 C.F.R. Section 552.14, which section is reproduced in Appendix D to this Proxy Statement/Prospectus and which hereby is incorporated by reference herein.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of certain anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to Fidelity stockholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, insurance companies, and corporations, among others). Nor does this summary address any consequences of the Merger under any state, local, estate, or foreign tax laws. Fidelity stockholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

    A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and Fidelity concerning certain federal income tax consequences of the Merger under federal income tax law. It is such firm's opinion that, based upon the assumption that the Merger is consummated in accordance with federal law and in conformity with the representations made by management of Regions and Fidelity, the transaction will constitute a reorganization within the meaning of Section 368 of the Code and, therefore, will have the following federal income tax consequences to the Fidelity stockholders:

    (a) The acquisition by Regions of all the stock of Fidelity solely in exchange for shares of Regions Common Stock in the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Each of Fidelity and Regions will be "a party to the reorganization" within the meaning of Section 368(b) of the Code.

    (b) No gain or loss will be recognized by the Fidelity stockholders upon the receipt of Regions Common Stock solely in exchange for their shares of Fidelity Capital Stock.

    (c) The basis of Regions Common Stock to be received by Fidelity stockholders will be the same as the basis of Fidelity Capital Stock surrendered in exchange therefor.

    (d) The holding period of Regions Common Stock to be received by Fidelity stockholders will include the holding period of Fidelity Capital Stock surrendered in exchange therefor, provided that the Fidelity Capital Stock was held as a capital asset on the date of the exchange.

    (e) The payment of cash to a Fidelity stockholder in lieu of issuing a fractional share interest in Regions will be treated for federal income tax purposes as if the fractional share was distributed as part of the exchange and then was redeemed by Regions. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

    (f) When solely cash is received by a Fidelity stockholder in exchange for such holder's shares of Fidelity Capital Stock pursuant to the exercise of dissenters' rights of appraisal, such cash will be treated as having been received in redemption of such holder's shares of Fidelity Capital Stock, subject to the provisions and limitations of Section 302 of the Code.

    The tax opinion does not address any state, local, or other tax consequences of the Merger. Fidelity stockholders should consult their own tax advisors with respect to the tax consequences of the Merger to them individually, including tax consequences under state or local law.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their historical amounts. See "Summary--Comparative Per Share Data."

EXPENSES AND FEES

    The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus. Notwithstanding the foregoing, the Agreement provides that, under certain circumstances involving termination of the Agreement or failure to consummate the Merger at a time in which it has been publicly disclosed that a third party has disclosed an intent to acquire Fidelity, for 12 months following such termination or failure to consummate, it will be a binding condition to Fidelity's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, nonbinding, or conditional) with respect to, or recommending stockholder acceptance of, any business combination with any third party, that such third party that is a party to the business combination will pay to Regions, not later than the consummation of the business combination, an amount in cash equal to $400,000, which sum represents the direct costs and expenses incurred by Regions in negotiating and carrying out the transactions contemplated by the Agreement, and the indirect costs and expenses incurred by Regions in connection with the transactions contemplated by the Agreement, including Regions management time devoted to negotiation and preparation for such transaction. In the event such third party refuses to pay such amount, the amount will be an obligation of Fidelity and will be paid by Fidelity promptly upon notice to Fidelity by Regions.

RESALES OF REGIONS COMMON STOCK

    The Regions Common Stock to be issued to Fidelity stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with Fidelity (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements.

    Prior to the Effective Date each person whom Fidelity reasonably believes to be an affiliate of Fidelity will deliver to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

OPTION TO PURCHASE FIDELITY PREFERRED STOCK

    Pursuant to the Preferred Stock Option Agreement, dated as of October 17, 1994 (the "Option Agreement"), by and between Fidelity and Regions, Fidelity granted to Regions an irrevocable option (the "Option") to acquire up to 200,000 shares (as adjusted as set forth in the Option Agreement) of Fidelity Preferred Stock at a purchase price per share of $6.67. Under the terms of the Option Agreement, Regions had the right to exercise the Option, in whole or in part, at any time and from time to time during the ten business day period preceding the Record Date. As Regions chose not to exercise the Option, the Option expired in accordance with its terms.

                EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    As a result of the Merger, holders of Fidelity Capital Stock will be exchanging their shares of a federally-chartered, stock savings bank governed by federal law, OTS regulations, and Fidelity's Federal Stock Charter (the "Charter") and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law, as amended (the "Delaware GCL"), and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of Fidelity stockholders and those of Regions stockholders. The differences deemed material by Fidelity and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the United States Code, the regulations of the OTS, and the Delaware GCL, as well as to Regions' Certificate and Bylaws and Fidelity's Charter and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

    The provisions of Regions' Certificate and Bylaws described below under the headings, "Authorized Capital Stock," "Amendment of Certificate of Incorporation and Bylaws," "Classified Board of Directors and Absence of Cumulative Voting," "Removal of Directors," "Director Exculpation," "Special Meetings of Stockholders," "Actions by Stockholders Without a Meeting," "Stockholder Nominations and Proposals," and "Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

    Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

    The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions by replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK


    Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 44,934,458 shares were issued, including 2,919,179 treasury shares, at September 30, 1994. Regions' Board of Directors may cause additional shares of Regions Common Stock to be issued (up to the amount authorized) without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed.



    The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions' stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.



    Fidelity. Fidelity's authorized capital stock consists of 10,000,000 shares of Fidelity Common Stock, of which 1,774,800 shares were issued, as of December 31, 1994, and 500,000 shares of Fidelity Preferred Stock, of which 300,000 shares were issued, as of December 31, 1994.


    Pursuant to federal law and Fidelity's Charter, Fidelity's Board of Directors may authorize the issuance of additional authorized shares of Fidelity Capital Stock without further action by Fidelity's stockholders. Fidelity's Charter denies the stockholders of Fidelity preemptive rights to purchase or subscribe to any unissued authorized shares of Fidelity Capital Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS


    Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all outstanding shares entitled to vote thereon and (ii) the outstanding shares of each class of stock entitled to vote thereon as a class, are required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions voting stock, voting together as a single class.


    The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions' voting stock.

    Fidelity. Under OTS regulations and Fidelity's Charter, subject to certain exceptions, no amendment or repeal thereof may be made unless first proposed by the Board of Directors and then preliminarily approved by the OTS, which preliminary approval may be granted by the OTS pursuant to regulations specifying pre-approved charter amendments. Under Fidelity's Charter, any amendment or repeal of the Fidelity Charter must be approved by Fidelity stockholders by a majority of the total votes eligible to be cast at a legal meeting. Fidelity's Bylaws provide that they may be amended at any time by a two-thirds vote of the full Board of Directors or by a majority of the votes cast by Fidelity stockholders at any legal meeting. Amendments to Fidelity's Bylaws also must be approved by the OTS.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board is elected each year, which effectively requires two annual meetings for Regions' stockholders to change a majority of the members of the Board.


    Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.


    Fidelity. Under Fidelity's Bylaws, Fidelity's Board of Directors is divided into three classes, with each class as nearly equal in number as possible. The directors in each class serve a three-year term, and one class is elected by ballot annually. The effect of the classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for Fidelity charter and stockholders to change a majority of the members of the Board. Pursuant to Fidelity's Charter, each holder of Fidelity Common Stock generally is entitled to one vote for each share of Fidelity Common Stock held. Fidelity's Charter and Bylaws deny holders of Fidelity Common Stock cumulative voting rights with respect to the election of directors. Holders of Fidelity Preferred Stock have no voting rights except and to the extent that action is proposed on behalf of Fidelity which affects the rights of the holders of Fidelity Preferred Stock, in which case the holders of Fidelity Preferred Stock may vote as a class to veto the proposed action.

REMOVAL OF DIRECTORS

    Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions' voting stock.

    Fidelity. Pursuant to OTS regulations, any director may be removed for cause by a vote of the holders of the majority of the shares then entitled to vote in an election of directors at a meeting of stockholders called expressly for that purpose.

LIMITATIONS ON DIRECTOR LIABILITY

    Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

    Fidelity. OTS regulations and Fidelity's Charter do not provide any limitations on a director's liability.

INDEMNIFICATION

    Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by him in connection therewith.


    Fidelity. OTS regulations provide that Fidelity will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of Fidelity for: (i) any amount for which that person becomes liable under a judgment in such action and (ii) reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing such person's right to indemnification if such person attains a favorable judgment in such enforcement action; provided, however, that any such person will be indemnified only if: (a) a final judgment on the merits is rendered in such person's favor or (b) in case of (1) a settlement, (2) a final judgment against such person, or (3) a final judgment in such person's favor, other than on the merits, if a majority of the disinterested directors of Fidelity determines that such person was acting in good faith within the scope of such person's employment or authority as such person reasonably could have perceived it under the circumstances and for a purpose which such person reasonably could have believed under the circumstances was in the best interests of Fidelity or its stockholders; and provided, further, that no such indemnification will be made by Fidelity unless Fidelity gives the OTS at least 60 days' prior notice and the OTS does not object in writing to such indemnification.


    In addition, under OTS regulations, if a majority of the directors of Fidelity concludes that, in connection with any action, any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. The directors of Fidelity may impose such conditions on a payment of expenses as they deem warranted and in the interests of Fidelity. Before making any advance payment of expenses, however, Fidelity must obtain an agreement that Fidelity will be repaid if the person on whose behalf the payment is made is later determined not to be entitled to such indemnification.

SPECIAL MEETINGS OF STOCKHOLDERS

    Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the Chief Executive Officer, the Secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

    Fidelity. Under Fidelity's Bylaws, special meetings of the stockholders of Fidelity may be called at any time by the Chairman of the Board, the President, or a majority of the Board of Directors and shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of not less than one-tenth of all outstanding shares of capital stock entitled to vote at the meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual or special meeting called by the Board of Directors, even if a majority of the stockholders were in favor of such action.

    Fidelity. Fidelity's Bylaws provide that action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent thereto in writing.

STOCKHOLDER NOMINATIONS AND PROPOSALS

    Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.


    Fidelity. Nominations of directors may be made by the Board of Directors or a designated committee thereof and by any stockholder entitled to vote in an election of directions if written notice of the stockholder's intent to nominate the director has been received (i) not later than 20 days prior to the meeting or (ii) if notice of the meeting has been sent with a proxy or information statement less than 30 days or more prior to the meeting, not later than the tenth day following the date that the notice of the meeting was mailed.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

    Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

    Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

    Fidelity. Neither OTS regulations nor Fidelity's Charter place any restrictions on business combinations with interested stockholders similar to those imposed by Delaware law.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

    Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding shares of Regions voting stock to effect (i) any merger or consolidation with or into any other corporation or
(ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the full Board after the party becomes such a 5.0% beneficial owner.

    Fidelity. OTS regulations provide that most mergers to which Fidelity is a party require the approval of the holders of two-thirds of the outstanding shares of Fidelity, except that the affirmative vote of a majority of Fidelity stockholders is required to approve a merger with an interim thrift for the purpose of forming a thrift holding company. If a proposed merger or any other proposed action affects the rights of the holders of Fidelity Preferred Stock, they have a right under the Fidelity Charter to veto the proposed action.

DISSENTERS' RIGHTS

    Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National

Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or
(d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

    Fidelity. The rights of appraisal of dissenting stockholders under OTS regulations, while generally similar to those afforded under the Delaware GCL, differ in certain details. For a full description of the rights of dissenting stockholders under applicable law, see "Description of the Transaction--Dissenters' Rights." The applicable OTS regulation is reproduced as Appendix D to this Proxy Statement/Prospectus.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

    Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

    Fidelity. OTS regulations applicable to Fidelity provide that any stockholder or group of stockholders holding of record (i) voting shares having a cost of at least $100,000 or constituting at least 1.0% of the total outstanding voting shares, provided, in either case, that such stockholder or group has held those shares of record for at least six months, or (ii) at least 5.0% of the total outstanding voting shares, has the right to examine, with certain exceptions, books and records of account, minutes, and records of stockholders, upon written demand stating a proper purpose. Any Fidelity stockholder may inspect a list of the stockholders entitled to vote at an annual or special meeting at any time within the 20 days prior to the meeting or during the meeting. Pursuant to OTS regulations, Fidelity may require that the stockholder or stockholders requesting examination furnish Fidelity or its transfer agent or registrar with an affidavit to the effect that the examination will not be conducted for any purpose other than the business of Fidelity and that the stockholder or stockholders have not offered for sale or helped anyone else sell, and do not intend to sell or help any other person sell, any list of stockholders of Fidelity or any other corporation. No stockholder has a right to obtain or review any portion of the books or records of Fidelity containing information concerning individual depositors.

DIVIDENDS

    Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary banks. There are various statutory limitations on the ability of Regions' subsidiary banks to pay dividends to Regions. See "Supervision and Regulation--Payment of Dividends."

    Fidelity. OTS regulations permit Fidelity to pay dividends on its capital stock only from net income, earned surplus, or undivided profits and do not permit Fidelity to pay dividends if its capital would thereby be reduced below specified levels, including the amount established by Fidelity for a liquidation account in connection with its conversion from mutual to stock form and the capital requirements imposed on Fidelity. In addition, the OTS may prohibit any capital distribution that would otherwise be permitted under the regulations, if the OTS determines that such a capital distribution would constitute an unsafe and unsound practice.

    Under Fidelity's Charter, no shares of capital stock may be issued to officers, directors or controlling persons of Fidelity other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which such shares would be issued is approved by a majority of the outstanding shares of Fidelity.
                    COMPARATIVE MARKET PRICES AND DIVIDENDS


    Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." Fidelity Capital Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, and the cash dividends declared per share of Regions Common Stock, Fidelity Common Stock, and Fidelity Preferred Stock for the indicated periods. The stock prices and historical dividends for Regions have been adjusted to reflect a 10% stock dividend paid by Regions on April 1, 1993. The historical dividends for Fidelity have been adjusted for a two-for-one split of the Fidelity Common Stock and Fidelity Preferred Stock in July, 1994.




                                  REGIONS COMMON STOCK
                                  --------------------
                                                              FIDELITY COMMON STOCK     FIDELITY PREFERRED STOCK
                                PRICE RANGE  CASH DIVIDENDS       CASH DIVIDENDS             CASH DIVIDENDS
                               ------------     DECLARED             DECLARED                   DECLARED
                               HIGH     LOW     PER SHARE            PER SHARE                  PER SHARE
                               ----     ---     ---------            ---------                  ---------
1993
First Quarter . . . . . . .   $38.38  $31.25      $.26                 $ --                       $ --
Second Quarter  . . . . . .    38.25   30.25       .26                   --                         --
Third Quarter . . . . . . .    35.25   31.25       .26                  .06                        .10
Fourth Quarter  . . . . . .    35.00   29.63       .26                  .06                        .10
1994
First Quarter   . . . . . .    33.50   30.13       .30                  .06                        .10
Second Quarter  . . . . . .    36.13   30.50       .30                  .10                        .10
Third Quarter   . . . . . .    36.75   34.63       .30                  .09                        .10
Fourth Quarter  . . . . . .    35.00   29.75       .30                  .09                        .10
1995
First Quarter
(through February 7)  . . .    33.38   31.63       .33                  .09                        .10



    Shares of Fidelity Common Stock and Fidelity Preferred Stock are not traded on an exchange or through market makers, and therefore there is little information known about the prices paid for shares that are traded or which transfers are sales or gifts. Because Fidelity acts as its transfer agent, Fidelity is aware of the transfers of Fidelity Capital Stock but only of the prices paid for shares which are purchased or sold by Fidelity officers. With respect to Fidelity Common Stock, Management of Fidelity is aware that in 1993 there were two trades for 2,000 shares at $10.00 per share and one trade for 720 shares at $9.00 per share, and that in 1994, 2,000 shares were sold at $12.50 per share, 1,350 at $11.50 per share, and 5,000 shares at $13.00 per share. Management of Fidelity is not aware of any of the prices paid for trades of Fidelity Preferred Stock in 1994 and there were no Fidelity Preferred Stock trades in 1993. Management of Fidelity is not aware of any trades of Fidelity Common Stock or Fidelity Preferred Stock from January 1995 through February 7, 1995. The last sale price of Fidelity Common Stock known to management of Fidelity prior to the announcement of the Merger was 5,000 shares at $13.00 per share on August 8, 1994. All share amounts and prices stated above have been restated for the two-for-one split of the Common and Preferred Stock in July, 1994.



    On February 7, 1995, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of Fidelity Common Stock
in the last known transaction, which occurred in August, 1994,              ,
were $33.13 and $13.00, respectively. On October 17, 1994, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of Fidelity Common Stock in the last known transaction, were $34.25 and $13.00, respectively.


    The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.


    Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly First Alabama Bank. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation--Payment of Dividends."


    Although it has no established policy concerning payment of dividends, Fidelity has in the past paid cash dividends on outstanding Fidelity Common Stock and Fidelity Preferred Stock. If the Merger is not consummated, Fidelity anticipates that it will continue to pay cash dividends, but the declaration and level of dividends in the future would depend upon Fidelity's financial performance, capital requirements, and other pertinent factors.

               FIDELITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following narrative and analysis is intended to assist in understanding Fidelity's results of operations and changes in financial position. This information should be read in conjunction with the information included under "Selected Financial Data--Selected Historical Financial Data of Fidelity" and "Business of Fidelity" and Fidelity's consolidated financial statements and notes thereto, included elsewhere in this Proxy Statement/Prospectus. This narrative follows the format of the Consolidated Statement of Earnings and Statement of Financial Condition for the years ended December 31, 1993 and 1992.

OVERVIEW

    Fidelity reported net income of $2,722,942 for the year ended December 31, 1993 which included $405,547 of pretax gain on the sale of investment securities. This compares to net income of $308,193 for the year ended December 31, 1992. Included in the 1992 net income was $111,718 that related to the positive benefit of a change in accounting principles with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". See note 13 of the notes to consolidated financial statements and the "Income Tax" section of this narrative for further explanation of the application of SFAS 109. The primary differences in the net income from 1992 to 1993 related to the decline in the provision for loan losses ($2,736,648 in 1992 compared to $127,422 in 1993) and gain (loss) on the sale of first mortgage loans and rights to service first mortgage loans (($68,362) in 1992 and $1,348,225 in 1993). A detailed discussion of these differences is provided in the "Provision for Loan Losses" and "Other Income" sections of this narrative. The year ended 1993 marked the first full year of operations under current management. The major focus of management has been to strengthen controls and policies and procedures in all operational areas of Fidelity and to identify and resolve potential losses and improve documentation in the loan portfolio.

    Year Ended December 31, 1993, Compared to Year Ended December 31, 1992

RESULTS OF OPERATIONS

    Interest Income


    Average total loans increased 15.8% from 1992 to 1993. Fidelity's loan demand continued to be strong throughout 1993 with almost all of the growth in average loan balances attributable to adjustable rate mortgage loans. Management entered into a strategy of retaining adjustable rate mortgage loans to increase Fidelity's percentage of interest sensitive assets and decrease Fidelity's exposure to interest rate risk. The mortgage refinance market continued strong throughout 1993 resulting in increased mortgage production. Most of that production was in fixed rate mortgages which were sold into the secondary market. However, Fidelity did experience some success in attracting one year and three year adjustable rate mortgages. Loan demand for commercial and consumer loans was sufficient to maintain consistent average balances from 1992 to 1993.


    The average yield on loans and other earning assets continued to decline throughout 1993. The average yield on earning assets for 1993 was 7.58% compared to 8.73% for 1992. The decline was attributable to three major factors: (i) most of the growth in average assets was attributable to adjustable rate mortgages whose rates are typically lower than prevailing market fixed rates, (ii) interest rates, in general, continued to decline throughout 1993, and (iii) management sold most of Fidelity's longer-term securities portfolio with higher rates and used the proceeds to fund increases in the loan portfolio.

    Interest Expense

    Fidelity's average cost of funds declined by 115 basis points from 5.53% in 1992 to 4.38% in 1993. Fidelity was able to decrease its cost of shorter-term deposits such as NOW, money market and savings accounts by 87 basis points. Additionally, Fidelity experienced a significant shift of funds from more costly time deposits to less costly savings deposits. Savings account average balances increased approximately $9 million during 1993 as certificate of deposit customers moved their funds into lower yielding but, shorter-term savings accounts. Customers were unwilling to commit their funds to longer term deposits during 1993 in anticipation of rising time deposit rates. Additionally, as time deposits renewed, they renewed at generally lower rates throughout 1993 resulting in an overall decrease in Fidelity's cost of funds. In addition to deposit strategies, management took advantage of two sources of funds available to Fidelity from the Federal Home Loan Bank of Atlanta ("FHLB"). Fidelity periodically drew on an advance line of credit with a weighted average cost of 3.42% during 1993 that compared to a weighted average cost of 4.26% during 1992. Fidelity used this line of credit to fund mortgage loans held for sale and provide for Fidelity's short-term liquidity needs. In the fourth quarter of 1993 Fidelity took down a five year, $5 million, fixed rate note payable with the FHLB at a rate of 4.96% (see note 10 in the Notes to Consolidated Financial Statements). These funds were used to fund adjustable rate mortgages and other incremental loan growth.

    Net Interest Income

    Fidelity's net interest income increased 11% from $7.3 million in 1992 to $8.1 million in 1993. Fidelity's net interest margin also increased from 3.66% in 1992 to 3.72% in 1993. The net interest spread for the two years was identical at 3.20%. The increase in interest income and the margin was attributable primarily to shifts of earning assets from securities and overnight funds into mortgage and commercial loans. Fidelity's loan to deposit ratio at December 31, 1993 was 92% compared to 77% at the end of 1992. Fidelity's ratio of interest-earning assets to interest-bearing liabilities increased from 109% at December 31, 1992 to approximately 114% at December 31, 1993. Fidelity's liabilities are more interest sensitive than its assets. Consequently, Fidelity's interest margin responded positively to the downward rate trend that was prevalent in 1993.

    Yield Analysis

    The following schedule discloses for the years ended 1993 and 1992 average balances, interest income and expense and applicable yields.




                                                    1993                      1992                 Change Due To
                                         -------------------------  -------------------------   ---------------------
                                         Average  Income/   Yield/  Average  Income/   Yield/                  Rate/
                                         Balance  Expense    Rate   Balance  Expense   Rate     Rate  Volume   Volume
                                         -------  -------    -----  -------  -------   ------   ----- -------  ------
                                                                     (Dollars in thousands)

Earning Assets:
  Loans Net of Unearned Income(1)      $187,688   $15,216   8.11%  $162,056  $ 15,840  9.77%  ($2,702)  $2,505  $(427)
  Less Allowance for Loan Losses          4,349                       3,926
                                        -------                     -------
  Net Loans                             183,339                     158,130
  Taxable Securities                     13,973       759    5.43    16,180       856  5.29        22     (117)    (3)
  Overnight Funds at FHLB and
    Federal Funds Sold                   15,358       469    3.06    20,797       677  3.26       (41)    (177)    11
                                        -------    ------           -------    ------
      Total Earning Assets              212,670    16,444    7.58   195,107    17,373  8.73    (2,246)   1,533   (215)
                                                   ------                      ------
Cash and Other Assets                    21,862                      25,607
                                        -------                     -------
Average Assets                         $234,532                    $220,714
                                        =======                     =======

                                            1993                       1992                Change Due To
                                  ------------------------   ------------------------    ---------------------
                                  Average  Income/   Yield/  Average  Income/   Yield/                  Rate/
                                  Balance  Expense    Rate   Balance  Expense   Rate     Rate  Volume   Volume
                                  -------  -------    ----   -------  -------   -----    ----- -------  ------
                                                               (Dollars in thousands)

        Liabilities and
      Stockholders' Equity

Interest-bearing Liabilities:
  NOW and Money Market           $ 38,955    $1,049    2.69% $ 34,200  $ 1,265    3.70%  ($344)  $176    ($48)
  Savings Deposits                 20,798       702    3.37    12,097      497    4.11     (89)   357     (64)
  Time Deposits                   127,215     6,454    5.07   135,182    8,282    6.13  (1,424)  (488)     84
  Other Borrowed Funds              3,975       162    4.10     1,020       48    4.70      (6)   139     (18)
                                  -------     -----           -------   ------
    Total Interest-bearing
      Liabilities                 190,943     8,367    4.38   182,499   10,092    5.53  (2,094)   467     (97)
                                              -----                     ------
       Net Interest Spread                             3.20                       3.20
Noninterest-bearing Demand
  Accounts                         21,750                      18,853
Other Liabilities                   6,433                       5,869
Stockholders' Equity               15,406                      13,493
                                  -------                     -------
Average Liabilities and
   Stockholders' Equity          $234,532                    $220,714
                                  =======                     =======
Net Interest Income and Margin               $8,077    3.72%           $ 7,281    3.66%
                                              =====                     ======



    (1) When computing yields on interest-earning assets, non-accruing loans are included in average loan balances.

    The change in interest income or expense that is due to rate is computed by multiplying the change in rate between the two years times the previous year's volume. The change in interest income or expense that is due to volume is computed by multiplying the change in volume between the two years times the previous year's interest rate. The change in interest income or expense that is due to rate/volume is computed by multiplying the change in rate between the two years times the change in volume between the two years.

    The following schedule states earning assets by type for the years ended December 31, 1989 through 1993. The schedule includes percentage increases and decreases in balances for 1993 compared to 1992 and 1992 compared to 1991.

    Composition of Earning Assets

                                                                                               Percent
                                                                                          Increase (Decrease)
                                                            December 31                   -------------------
                                         -----------------------------------------------      1993/      1992/
                                         1993       1992       1991       1990      1989      1992       1991
                                         ----       ----       ----       ----      ----      ----       ----
                                                               (Dollars in thousands)
Loans:
Real Estate Loans                    $163,564   $111,030   $116,869  $ 94,755   $ 82,755      47.31%    (5.00)%
Construction                            6,546      2,579      4,572     8,880      6,501     153.86    (43.60)
Consumer                               34,709     35,450     43,027    45,095     34,991      (2.09)   (17.61)
Commercial                             12,223     11,436     16,904    16,597     14,227       6.87    (32.35)
Financing Leases                          236        558        572       670        472     (57.65)    (2.34)
                                      -------    -------    -------   -------    -------
                                      217,278    161,053    181,944   165,997    138,946
Less:
   Undisbursed Funds                    2,674      1,042      3,797     5,565      4,040     156.48    (72.55)
   Unearned Discounts                   1,124      3,017      4,343     4,630      3,370     (62.74)   (30.55)
   Net Deferred Loan Fees                 382        150        146        20       (231)    154.06      2.60
                                      -------    -------    -------   -------    -------

                                      213,098    156,844    173,658   155,782    131,767

   Allowance for Loan Losses            3,841      4,341      2,825     3,191        821     (11.52)    53.68
                                      -------    -------    -------   -------    -------
     Total Net Loans                  209,257    152,503    170,833   152,591    130,946      37.21    (10.73)
                                      =======    =======    =======   =======    =======



                                                                                                Percent
                                                                                          Increase (Decrease)
                                                           December 31                    -------------------
                                         -----------------------------------------------      1993/      1992/
                                         1993       1992       1991       1990      1989      1992       1991
                                         ----       ----       ----       ----      ----      ----       ----
                                                                (Dollars in thousands)
Investments:
U.S. Treasury Securities                7,006     10,212      1,118     1,245      1,000    (31.39)    813.31
Obligations of Other U.S. Government
    Agencies and Corporations              --      6,544      8,434     9,560     10,363   (100.00)    (22.41)
Obligations of States and Political
   Subdivisions                            33        483        946     1,926        172    (93.09)    (49.05)
Other Securities                        1,068      1,010        945       867        582      5.72       6.85
                                      -------    -------    -------   -------    -------
                                        8,107     18,249     11,443    13,598     12,117    (55.57)     59.47
                                      -------    -------    -------   -------    -------

Other:
Interest-bearing Deposits in
   Financial Institutions              13,103     19,331     17,715    34,295     20,045    (32.22)      9.13
Federal Funds Sold                        100         --      4,000     4,000         --        --    (100.00)
                                      -------    -------    -------   -------    -------
                                       13,203     19,331     21,715    38,295     20,045    (31.70)    (10.97)
                                      -------    -------    -------   -------    -------

Total Earning Assets                 $230,567   $190,083   $203,991  $204,484   $163,108    21.30%      (6.82)%
                                      =======    =======    =======   =======    =======


    At December 31, 1993, 1992, 1991, 1990 and 1989, balances include $9,179,831, $8,918,008, $8,248,640, $870,250 and $1,578,774 of loans classified as held for sale, respectively.


   The following tables provide a comparative breakdown of earning assets' ability to reprice and market values, where applicable. All amounts represent period end balances and do not include loans in process, unearned discounts, allowance for loan losses or deferred fee income.

   Loans' Ability to Reprice at December 31, 1993
             (Dollars in thousands)


                                                     Real Estate Loans
                                           ------------------------------------
                                                                         Land and
    Amounts Due in:                         Residential   Commercial   Construction   Commercial       Consumer     Total
                                            -----------   ----------   ------------   ----------       --------     -----
    One Year or Less                         $ 27,569      $11,783        $5,136        $ 8,032        $16,185    $ 68,705
    After One Year Through Three Years         45,683       13,219           960          2,752         13,378      75,992
    After Three Years Through Five Years       20,287        6,660           569          1,063          3,489      32,068
    After Five Years Through Ten Years         14,378          210            62             34          1,615      16,299
    Greater Than Ten Years                     20,619            0             0              2             42      20,663
                                              -------       ------         -----         ------         ------     -------
       Total                                 $128,536      $31,872        $6,727        $11,883        $34,709    $213,727
                                              =======       ======         =====         ======         ======     =======

    Interest Rate Terms on Amounts
       Fixed                                     8.26%        8.27%         8.27%          8.06%          9.16%       8.40%
       Adjustable                                5.52         7.36          7.90           7.42           7.25        5.95


    The above totals do not include unearned discounts or loans in process accounts.

    Investment Securities Portfolio
       (Dollars in thousands)

                                                         1993                 1992                 1991
                                                         ----                 ----                 ----
                                                   Book      Market    Book      Market     Book       Market
                                                   Value     Value     Value     Value      Value      Value
                                                   -----     ------    -----     ------     ------     ------
    U. S. Treasury Securities                     $7,006     $7,035   $10,212    $10,143    $1,118     $1,117
    State, County and Municipals                      33         33       482        482       946        952
                                                   -----     ------    ------     ------     -----      -----
       Total                                      $7,039     $7,068   $10,694    $10,625    $2,064     $2,069
                                                  ======     ======   =======    =======    ======     ======



    Investment Securities' Ability to Reprice at December 31, 1993
       (Dollars in thousands)

                                                 One Year       One to       Five to      Over Ten
                                                 or Less      Five Years    Ten Years      Years         Total
                                                 -------      ----------    ---------     -------        -----
    U. S. Treasury Securities . . . . . .        $3,006        $4,000      $    --       $   --        $7,006
    State, County and Municipals  . . . .            --            33           --           --            33
                                                 ------        ------      -------       ------        ------
        Total . . . . . . . . . . . . . .         3,006         4,033           --           --        $7,039
                                                 ======        ======      =======       ======        ======
    Weighted Average Yield  . . . . . . .          4.13%         4.03%          --%          --%         4.07%



     Mortgage-Backed Securities Portfolio
       (Dollars in thousands)

                                                         1993                 1992                1991
                                                  -----------------    -----------------    ----------------
                                                   Book      Market     Book      Market     Book      Market
    Mortgage-backed Securities                    Value      Value     Value      Value     Value      Value
                                                  -----      -----     -----      -----     -----      -----
    FHLMC                                        $    --     $   --    $6,103     $6,312    $7,856     $8,187
    GNMA                                              --         --       441        458       579        599
                                                   -----      -----     -----      -----     -----      -----
       Total Mortgage-backed Securities          $    --      $  --    $6,544     $6,770    $8,435     $8,786
                                                  ======      =====     =====      =====     =====      =====

    Mortgage-backed Securities Purchases         $ 1,552               $   --               $   --
    Mortgage-backed Securities Sold               (7,239)                  --                   --
    Principal Repayments                            (857)              (1,891)              (1,127)
    Other, Net                                        --                    1                    1
                                                  ------                -----                -----
       Total Additions (Deletions), Net          ($6,544)             ($1,890)             ($1,126)
                                                  ======               ======                =====


    Provision for Loan Losses

    Management continued its efforts to reduce the amount of criticized and classified assets during 1993. The total amount of criticized and classified assets was reduced by 32% from $15.2 million or 9.69% of total loans as of December 31, 1992 to $10.3 million or 4.83% of total loans as of December 31, 1993. Fidelity's loan loss provision for 1993 was $127,000 compared to $2.7 million for 1992. Charge-offs and recoveries were $734,000 and $107,000, respectively for 1993. This compares to 1992 charge-offs of $1.4 million and recoveries of $140,000. Fidelity's primary regulator, the OTS, required Fidelity to maintain reserves (loan loss and real estate owned) of $4.6 million for the year ended December 31, 1992. The downturn of the national economy and its impact on Fidelity's market area, particularly real estate, prompted Fidelity and its regulators to challenge the sufficiency of its allowance for loan losses approximately midway through 1992. During 1993, management, aided by an improving economy, continued to convert single-pay notes to more conventional terms, restructure criticized loans to correct credit weaknesses and resolve its problem assets in a timely manner. Management was able to reduce real estate owned by 67% from the year ended 1992 total of $1.5 million to $480,000 as of December 31, 1993. The result of these efforts was a drastically reduced need for a loan loss and real estate owned provision in 1993.

    Management believes the allowance for loan losses is sufficient to provide for losses inherent in the portfolio after considering current appraisals, credit risk, comparable sales values, discounted cash flows and other evidence of current value. Fidelity's loan portfolio remains dependent, in part, on real estate collateral values for repayment. Consequently, economic conditions adverse to real estate values may cause management to reevaluate the allowance for loan losses.

    The following tables set forth the activity in the allowance account, nonperforming assets and troubled debt restructurings and delinquent loans for the periods indicated. Comparative ratios are included for analysis purposes. All amounts, except where indicated are period end balances.

Allowance for Loan Losses and Other Selected Statistics
  (Dollars in thousands)

                                                  1993         1992         1991         1990          1989
                                                  ----         ----         ----         ----          ----
    Total Average Loans . . . . . . . . .      $187,688      $162,056     $172,972     $150,008      $127,198
    Total Loans, End of Period  . . . . .       213,098       156,844      173,658      155,782       131,767
    Allowance for Loan Losses,
       Beginning of Year  . . . . . . . .         4,341         2,825        3,191          821           491
       Charged-off Loans  . . . . . . . .          (734)       (1,360)        (861)        (248)          (51)
       Recoveries . . . . . . . . . . . .           107           140           30            9            17
                                                -------       -------      -------      -------       -------
       Net Loans Charged-off  . . . . . .          (627)       (1,220)        (831)        (239)          (34)
       Provision for Loan Losses  . . . .           127         2,736          465        2,609           364
                                                -------       -------      -------      -------       -------
    Allowance for Loan Losses,
       End of Year  . . . . . . . . . . .      $  3,841      $  4,341     $  2,825     $  3,191      $    821
                                                =======       =======      =======      =======       =======

    Net Loans Charged-off to Total
        Average Loans . . . . . . . . . .          0.33%         0.75%        0.48%        0.16%         0.03%
    Allowance for Loan Losses to
        Total Loans . . . . . . . . . . .          1.80          2.77         1.63         2.05          0.62
    Allowance for Loan Losses to
        Nonperforming Loans . . . . . . .        444.02        436.73       306.04       175.23        111.00
    Net Loans Charged-off to Allowance for
       Loan Losses  . . . . . . . . . . .         16.32         28.11        29.43         7.50          4.17
    Recoveries to Charge-offs . . . . . .         14.51         10.31         3.48         3.79         32.72

    Nonperforming Assets and Troubled Debt Restructurings
       (Dollars in thousands)


    Nonaccruing Loans:                             1993          1992         1991        1990          1989
                                                   ----          ----         ----        ----          ----
       Residential  . . . . . . . . . . .        $  166        $   33       $  312       $  726        $  307
       Commercial Real Estate . . . . . .            --             --          --          170            --
       Land and Construction  . . . . . .             3             5            6            1            --
       Consumer . . . . . . . . . . . . .           302           366          216          192           174
       Commercial . . . . . . . . . . . .           104           309            6            8            --
                                                  -----         -----        -----        -----         -----
         Total  . . . . . . . . . . . . .           575           713          540        1,097           481
                                                  -----         -----        -----        -----         -----
    Accruing Loans More Than 90 Days Delinquent:
       Residential  . . . . . . . . . . .           282            57          243          666           168
       Commercial Real Estate . . . . . .            --            --           53           41            86
       Land and Construction  . . . . . .            --            --           --           --            --
       Consumer . . . . . . . . . . . . .             8           118           87           17             5
       Commercial . . . . . . . . . . . .             0           105           --           --            --
                                                  -----         -----        -----        -----         -----
         Total  . . . . . . . . . . . . .           290           280          383          724           259
                                                  -----         -----        -----        -----         -----
    Total Nonperforming Loans . . . . . .           865           993          923        1,821           740
    Other Real Estate Owned Including
       Loans to Facilitate the Sale of
       Real Estate Owned  . . . . . . . .           796         3,090        3,307        1,229         1,180
    Troubled Debt Restructurings  . . . .         1,373         1,923        2,258           --            --
                                                  -----         -----        -----        -----         -----
         Total Nonperforming Assets . . .        $3,034        $6,006       $6,488       $3,050        $1,920
                                                  =====         =====        =====        =====         =====




    Delinquent Loan Analysis
       (Dollars in thousands)


                                                                December 31, 1993
                                                                -----------------
                                                     30-59 Days           60-89 Days        90 or More Days
                                                -------------------   ------------------   ------------------
                                                          % of Loan            % of Loan            % of Loan
                                                Amount     Category   Amount    Category   Amount    Category
                                                ------    ---------   ------   ---------   ------   ---------
    Residential                                 $1,055      0.82%      $288       0.22%     $282      0.22%
    Commercial Real Estate                          74      0.23         --       0.00        --      0.00
    Land and Construction                           18      0.27         --       0.00        --      0.00
    Consumer                                       247      0.74         66       0.20         8      0.02
    Commercial                                      38      0.32         64       0.54        --      0.00
                                                 -----                  ---                  ---
       Total                                    $1,432      0.67       $418       0.20      $290      0.14
                                                 =====                  ===                  ===



                                                                December 31, 1992
                                                                -----------------
                                                     30-59 Days           60-89 Days        90 or More Days
                                                -------------------   ------------------   ------------------
                                                          % of Loan            % of Loan            % of Loan
                                                Amount     Category   Amount    Category   Amount    Category
                                                ------    ---------   ------   ---------   ------   ---------
    Residential                                 $1,281      1.64%      $  481     0.62%    $ 57       0.07%
    Commercial Real Estate                         287      0.94          150     0.49       --       0.00
    Land and Construction                          260      5.52          138     2.93       --       0.00
    Consumer                                       607      1.92          702     2.22      118       0.37
    Commercial                                     104      0.87           20     0.17      105       0.88
                                                 -----                  -----               ---
       Total                                    $2,539      1.62       $1,491     0.95     $280       0.18
                                                 =====                  =====               ===



    Other Income

    Other income for Fidelity consists of gains or losses on the sale of first mortgage loans and servicing rights, loan origination and commitment fees, net loan servicing fees, securities gains, and other income including service charges on deposit accounts. Other income increased $1.7 million or 41% from $4.1 million in 1992 to $5.8 million for the year ended December 31, 1993.

    Fidelity experienced record mortgage production during 1993, closing $233 million in mortgage loans. Net gain on the sale of fixed rate mortgage loans in the secondary market and gain on the sale of servicing rights of mortgages was $1.4 million in 1993 compared to a loss of $68,000 in 1992. The refinance market that was prevalent through-out 1993 was the primary influence on mortgage loan production. The improved gain on sales of mortgage loans and servicing rights was attributable to declining interest rates, stronger hedging policies and a change in strategy of selling servicing rights on mortgage loans.

    While the refinance market of 1993 produced increased gains on mortgage loan sales, it also contributed to record amortization of both purchased mortgage servicing rights and excess servicing rights. Amortization of servicing rights totaled $1.4 million in 1993 compared to $560,000 for 1992. Mortgage loan servicing fees for the year ended 1993 were $1.4 million compared to $1.1 million in 1992. The increase in mortgage servicing fees for 1993 was attributable to a larger servicing portfolio.

    The final major difference in other income was attributable to a strategy whereby all long-term, price-volatile securities were sold in early 1993. This sale resulted in net pretax gains of $406,000. The proceeds from the sale of these securities were reinvested in the loan portfolio. Fidelity has maintained a two year Treasury ladder and has determined that all its securities are held to maturity.

    Other Expense

    Other expense for the year ended December 31, 1993 was $9.4 million or 4.02% of average assets. This compared to $8.3 million or 3.77% of average assets in 1992. The increase in other expense is primarily attributable to increased salary and benefit costs associated with increased staffing levels required to strengthen controls and the loan portfolio. Other operating expense also increased from 1992 to 1993, primarily as the result of increases of professional and legal fees The increases in other expenses were attributable to the normal course of business growth, improving and expanding banking facilities, and deposit insurance premiums.

    Income Taxes


    Income tax for 1993 was $1.5 million for an effective tax rate on financial statement pretax earnings of 36.2%. This compared to $14,000 or 4.5% in 1992. Income tax expense was significantly lower in 1992 than 1993 as a result of a larger provision for loan losses in 1992. The favorable effective tax rate for 1992 was the result of Fidelity's state taxable loss.


FINANCIAL CONDITION

    Assets

    Total assets as of December 31, 1993 were $255 million compared to $218 million as of December 31, 1992. This represents an annual growth rate in total assets of 17% for 1993. Total average assets for the year ended 1993 amounted to $235 million, compared to $221 million for 1992, representing an average asset growth rate of 6%. Investment securities, interest-bearing deposits, Federal funds sold and mortgage-backed securities constituted 8.4% of total assets at the end of 1993, compared to 17.2% as of the end of 1992. Average earning assets totaled $212 million in 1993, compared to $195 million in 1992. Management invested predominantly in adjustable rate loans through-out 1993.

    During 1993, Fidelity's loan portfolio, including loans held for sale, grew from $157 million as of December 31, 1992 to $213 million as of December 31, 1993, representing a 36% growth rate. Loan balances for 1993 averaged $188 million compared to average loan balances in 1992 of $162 million. The loan portfolio carried an average yield of 8.11% during 1993 and 9.77% during 1992, reflecting the effects of a declining interest rate environment and change in loan mix.

    Deposits

    Total deposits as of December 31, 1993 were $227 million, compared to $198 million as of December 31, 1992, representing a 14% increase from 1992 to 1993. Average outstanding interest bearing deposits were $187 million for 1993, compared to $181 million for 1992, an increase of 3%. Average other borrowed funds were $4.0 million for 1993, relative to average other borrowed funds of $1 million for 1992. Management placed an increased reliance on borrowings as interest rates rose in the latter part of 1993, a strategy designed to secure longer-term funds at a relatively lower cost. Average noninterest-bearing deposits were $22 million for 1993, compared to $19 million for 1992. Fidelity continues to have success in attracting noninterest-bearing, NOW, and other demand deposit products in its market area. Total average time deposits as a percentage of interest-bearing liabilities declined from 74% in 1992 to 67% in 1993. This is reflective of management's strategy to diversify its funding sources.

    The composition of deposits table represents period end balances and includes the percentage of total deposits for each deposit type. The deposit rates tables represents average balances and the applicable average rate paid on each deposit category.

Composition of Deposits
  (Dollars in thousands)



                                             1993                   1992                1991
                                        ----------------      ----------------     ---------------
                                        Amount       %        Amount       %       Amount      %
                                        ------     -----      ------     -----     ------    -----
    Transaction and Savings Accounts:
    Noninterest-bearing Deposits       $ 26,597    11.73%  $ 22,534     11.37%  $ 20,209      9.94%
    NOW Accounts                         27,512    12.13     21,325     10.76     12,426      6.11
    Money Market Accounts                19,303     8.51     12,953      6.53     17,240      8.48
    Savings                              20,006     8.82     20,447     10.31      8,549      4.20
                                        -------   ------    -------    ------    -------    ------
       Total Transaction and
          Savings Accounts               93,418    41.19     77,259     38.97     58,424     28.73
                                        -------   ------    -------    ------    -------    ------
    Certificates of Deposit:
         2.50% to 3.99%                  23,659    10.43     17,727      8.94          0      0.00
         4.00% to 5.99%                  81,203    35.81     63,494     32.03     23,847     11.73
         6.00% to 7.99%                  24,811    10.94     28,549     14.40    106,554     52.41
         8.00% to 10.40%                  3,691     1.63     11,236      5.67     14,504      7.13
                                        -------   ------    -------    ------    -------    ------
       Total Certificates of Deposits   133,364    58.81    121,006     61.03    144,905     71.27
                                        -------   ------    -------    ------    -------    ------

         Total Deposits                $226,782   100.00%  $198,265    100.00%  $203,329    100.00%
                                        =======   ======    =======    ======    =======    ======





Deposit Rates Including Noninterest-bearing Deposits
  (Dollars in thousands)

                                                         1993                  1992                 1991
                                                    --------------        --------------       --------------
                                                            Average               Average              Average
                                                 Average      Rate     Average     Rate     Average     Rate
                                                 Balance      Paid     Balance     Paid     Balance     Paid
                                                 -------    ------     -------    -------   -------    -------
    Noninterest-bearing Deposits                $ 15,148     0.00%     $ 17,242    0.00%    $ 16,718     0.00%
    NOW Accounts                                  22,763     2.50        17,960    3.10       14,122     5.68
    Money Market Accounts                         16,191     2.96        16,240    4.36       18,323     6.87
    Savings                                       20,798     3.37        12,097    4.11        6,742     5.33
    Certificates of Deposits                     127,215     5.07       135,183    6.13      145,544     7.72
                                                 -------                -------              -------
       Total                                    $202,115     4.06%     $198,722    5.05%    $201,449     6.78%
                                                 =======                =======              =======



    The certificates of deposits of $100,000 or more table represents the instruments' ability to reprice based on period end balances. The other borrowed funds table describes certain rates and balances of borrowings for each applicable period.

Certificates of Deposits' of $100,000 or More Ability to reprice as of December 31, 1993
  (Dollars in thousands)

                                                      Amount
                                                      ------
    Three Months or Less                             $10,670
    Over Three Months through Six Months               3,988
    Over Six Months through Twelve Months              5,522
    Over Twelve Months                                20,200
                                                      ------
       Total                                         $40,380
                                                      ======

Other Borrowed Funds
  (Dollars in thousands)

                                                                 1993               1992               1991
                                                                 ----               ----               ----
    Revenue Bond:
       Average Balance Outstanding  . . . . . . . . . .        $  467             $  567             $  667
       Maximum Outstanding at Any Month End . . . . . .           500                600                700
       Balance Outstanding at End of Period . . . . . .           400                500                600
       Weighted Average Interest Rate During Period . .          6.20%              5.05%             11.43%
       Weighted Average Interest Rate at End of Period           5.42%              5.50%              7.79%

    Notes Payable - FHLB:
       Average Balance Outstanding  . . . . . . . . . .        $  841                  -                  -
       Maximum Outstanding at Any Month End . . . . . .         5,000                  -                  -
       Balance Outstanding at End of Period . . . . . .         5,000                  -                  -
       Weighted Average Interest Rate During Period . .          4.96%                 -                  -
       Weighted Average Interest Rate at End of Period           4.96%                 -                  -

    FHLB Advances:
       Average Balance Outstanding  . . . . . . . . . .        $2,667             $  453                  -
       Maximum Outstanding at Any Month End . . . . . .         9,500              3,000                  -
       Balance Outstanding at End of Period . . . . . .             -                  -                  -
       Weighted Average Interest Rate During Period . .          3.42%              4.26%                 -
       Weighted Average Interest Rate at End of Period           0.00%              0.00%                 -

    Liquidity

    Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs, and the ability of Fidelity to meet those needs. Management seeks to meet liquidity requirements primarily through management of short-term, interest-bearing deposits with financial institutions, overnight investments and repayment of loans. During 1993, overnight funds at the FHLB and Federal funds sold averaged $15 million and provided sufficient funds for immediate needs. However, the peak time of mortgage funding and sales required management to draw on Fidelity's line of credit from time to time. The proceeds of the sales of fixed rate mortgage loans were used to repay those borrowings. Management believes that its funding sources from deposit growth in its market area and advance lines of credit from the FHLB are adequate for short-term funding needs. However, management closely monitors and maintains appropriate levels of available funds so that adequate funds are provided to meet customer withdrawal and credit needs while maintaining an appropriate net interest margin.

    Interest Rate Sensitivity

    The objective of interest rate sensitivity management is to minimize the effect of interest rate changes on net interest margin while maintaining net interest income at acceptable levels. The major factors that are used to manage interest rate risk include the mix of fixed and adjustable interest rates, and pricing and maturity patterns for asset and liability accounts. The balance sheet is managed to achieve maximum stockholder returns. However, this is done within the constraints of maintaining a high level of credit quality, acceptable interest rate risk, and prudent levels of liquidity. All these factors must be balanced with competitive market conditions and deposit and loan demand. Management believes Fidelity's relationship of rate-sensitive assets to rate-sensitive liabilities is acceptable. However, this balance remains a concern in future periods and is always a priority for management.

    Capital Resources and Dividends

    Stockholders' equity and leverage capital (as defined under "Supervision and Regulation--Capital Adequacy") at December 31, 1993 totaled $16.6 million or 6.52% of total assets, compared to $14.2 million or 6.49% as of December 31, 1992. Stockholders' equity and total capital (as defined under "Supervision and Regulation--Capital Adequacy") as a percentage of risk-weighted assets as of December 31, 1993 and 1992 was 11.36% and 11.20%, respectively. The book value of common stock and common stock equivalents (preferred shares are considered common stock equivalents) at year end 1993 was $8.02 per share, compared to $6.84 per share for the year ended 1992. All per share data has been restated for a two for one stock split in July, 1994.

    There are two federal measures of capital adequacy for thrifts -- risked-based total and tangible capital guidelines and the leverage capital guidelines. The risk-based capital guidelines developed by regulatory authorities assign weighted levels of risk to asset categories to measure capital adequacy. The ratio of total capital to the sum of the risk-weighted asset categories must be a minimum of 8%, with at least 4% consisting of qualifying capital (all of Fidelity's capital is qualifying capital). Additionally, thrifts must meet leverage ratio minimum requirements. The leverage ratio is calculated as a percentage of tier 1 capital (total capital less nonqualifying intangibles) to total qualifying assets. The minimum leverage ratio is 3% for institutions with the highest supervisory rating from their regulator. Please see "Supervision and Regulation--Capital Adequacy" for further detail on capital regulations for thrifts.

    Dividends declared and paid in 1993 were $0.20 per share for preferred stockholders and $0.12 per share for common stockholders. Dividends declared and paid in 1992 were $0.10 per share for preferred stockholders and $0.04 per share for common stockholders. Per share dividends for 1993 and 1992 have been restated for a two for one stock split in July, 1994. Fidelity operated under a supervisory agreement from August 6, 1991 (and later revised on October 22, 1992) until January 14, 1994 with the OTS. In accordance with the agreement, Fidelity was ordered to cease and desist from certain practices and implement certain corrective measures and procedures consistent with safe and sound banking practices and to refrain from paying dividends. This is explained further in the Notes to Consolidated Financial Statements under "Supervisory Agreement". However, quarterly dividends resumed in June, 1993 after regulators were satisfied that sufficient progress had been made with respect to the provisions of the supervisory agreement.


    Capital Stock


    As of December 31, 1993, there were 185 common and 39 preferred stockholders of record and 887,400 shares of Fidelity Common Stock and 150,000 shares of Fidelity Preferred Stock were outstanding. On September 30, 1994 there were 189 common and 36 preferred shareholders of record and 1,774,800 shares of common and 300,000 shares of preferred stock were outstanding. In July, 1994 there was a two for one stock split increasing the number of outstanding shares of Fidelity Common Stock and Fidelity Preferred Stock to 1,774,800 and 300,000 shares, respectively. Although Fidelity's stock can be traded privately, there is not sufficient sales data or volume to establish a public trading market price for the stock.

               Third Quarter 1994 Compared to Third Quarter 1993

    Net income for the third quarter 1994 was $1.4 million, an increase of $793,000 when compared to third quarter 1993 earnings of $647,000. Earnings per share for the third quarter ended September 30, 1994 were $0.69 per share compared to $0.31 per share for the third quarter ended 1993. The annualized return on average assets and average equity for the third quarter of 1994 was 2.06% and 32.64%, respectively. This compared favorably to the annualized return on average assets and average equity for the third quarter of 1993 of 1.11% and 16.19%, respectively. The increase in net income from the third quarter of 1993 to 1994 is primarily attributable to the sale of Fidelity's mortgage servicing portfolio in the third quarter of 1994. The net gain before taxes on the sale of servicing recorded effective September 30, 1994 was approximately $1.4 million. Additionally, the following variances occurred, (i) net interest income increased by $154,000, (ii) other noninterest income (irrespective of the above mentioned gain) decreased by $154,000, (iii) other noninterest expense increased by $174,000, and (iv) income taxes increased by $457,000 from the third quarter ended 1993 to third quarter ended 1994.

    Third quarter 1994 average earning assets were $261 million, representing a 21% increase when compared to third quarter 1993 average earning assets of $216 million. The yield on earning assets from the third quarter 1994 remained relatively stable at 7.60% from 7.69% for the third quarter of 1993. Average interest-bearing liabilities for the third quarter ended 1994 were $234 million with an average cost of 4.47%, compared to $188 million with an average cost of 4.25% for the third quarter 1993. The net interest margin for the third quarter of 1994 was 3.60% compared to a net interest margin of 3.98% for the third quarter of 1993. The increase in net interest income from the third quarter of 1993 to 1994 is primarily attributable to the increase in volume of earning assets. The narrowing of the net interest margin is attributable to the rising rate environment which began during the first quarter of 1994.

    The decrease in other noninterest income for the third quarter ended September 1993 to the third quarter ended 1994 is attributable to decreased mortgage production and the effect of rising mortgage rates on mortgage loan sales gains or losses. The increase in other noninterest expense is related to salaries and employee benefits in conjunction with an incentive bonus accrual for 1994 and other expenses related to opening a new banking facility and expanding business opportunities.

     Nine Months Ended September 30, 1994, Compared to Nine Months Ended
                              September 30, 1993

    Net income for the nine months ended September 30, 1994 was $2.75 million, a 25% increase over the net income of $2.2 million for the same period ended September 30, 1993. The annualized return on average assets and average equity is 1.37% and 21.31%, respectively, for the nine month period ended 1994, compared to 1.27% and 18.22%, respectively, for 1993. As discussed above, the improved earnings from the year to date 1993 to 1994 are attributable primarily to the gain on sale of Fidelity's mortgage servicing portfolio in the third quarter of 1994. There are a number of factors, however, that have affected earnings during 1994 and will continue to have a significant impact on future earnings.

    Fidelity's net interest income increased 11% for the nine month period ended September 30, 1994, from the nine month period ended September 30, 1993. The year to date interest income for the nine months ended September 30, 1994, was $6.79 million, compared to $6.11 million for the nine months ended September 30, 1993. Fidelity's interest margin has narrowed from 3.84% for 1993 to 3.64% for 1994. The increase in net interest income is due to an increased volume of earning assets. The nine month average earning assets were $249 million for 1994, compared to $210 million for 1993, an increase of 18.5%. However, the increase in net interest income has been and will continue to be hampered by rising interest rates in effect thus far in 1994. As stated earlier, Fidelity's interest-sensitive liabilities exceed its interest-sensitive assets, especially in the one year time frame. Consequently, Fidelity's net interest margin is negatively impacted by rising rates. Management has focused on its interest margin by attempting to: (i) originate more adjustable rate loan products, (ii) manage the pricing of loans and deposits to ensure proper spreads, and (iii) maintain growth in average loan balances. Fidelity's interest income can continue to grow but only if loan growth and demand remains consistent.

    Fidelity has not recorded a loan loss provision during 1994. Management believes the allowance for loan losses remains adequate. The loan loss provision for the nine months ended September 30, 1993 totaled $127,422. Net charge-offs for the nine months ended September 30, 1994 were $17,000, compared to net charge-offs of $275,000 for the same period in 1993. Nonperforming assets (nonaccrual loans, restructured loans and real estate owned) as of September 30, 1994 were $1.8 million or .75% of total loans and nonperforming assets were $3.8 million or 1.9% of loans at September 30, 1993. The allowance for loan losses as a percent of nonperforming assets for 1994 and 1993 was 205% and 113%, respectively. Total criticized and classified assets at September 30, 1994 totaled $7.1 million, which represented 38% of tangible capital and 2.8% of total loans. At September 30, 1993 criticized and classified assets totaled $12.0 million or 74% of tangible capital and 5.9% of total loans.

    Other noninterest income for the nine months ended September 30, 1994 was $3.36 million, a 9% reduction when compared to the nine months ended September 30, 1993 of $3.71 million. The income Fidelity earned during the nine months ended September 30, 1994 on mortgage servicing, the sale of servicing rights and the sale of mortgage loans decreased $252,000 or 18% from that earned during the nine months ended September 30, 1993 due to the decline in refinancing activity resulting from increased mortgage rates. As of September 30, 1994, mortgage production for the first nine months decreased 38% from the first nine months of 1993. Mortgage interest rates continued to rise through the first nine months of 1994, resulting in the reduction of Fidelity's mortgage production to more historical levels.

    Other noninterest expense for the nine months ended September 30, 1994 was $7.21 million or 3.60% of average assets, compared to $6.66 million or 3.87% of average assets for the nine months ended September 30, 1993. Management has attempted to decrease the percentage of noninterest expense to average assets and has achieved relative success. The primary expense line item that increased was salaries and employee benefits which increased $562,000. The reasons for the increase are as follows: (i) the full year effect of salaries and benefits for the employees hired mid-way through 1993 has been experienced in 1994, and
(ii) the incentive bonus accrual was fully accrued the first nine months of 1994 whereas there was no bonus accrual through September 30, 1993. Additionally, there are more participants for a greater time period in the incentive bonus plan in 1994 than in 1993. Other noninterest expense excluding salary and benefits for the first nine months of 1994 was approximately equal to that of the first nine months of 1993. Fidelity has incurred $180,000 less in professional fees in 1994 than in 1993. However, that has been offset by increased operating costs related to the continued expansion of banking services.

        Average assets for the nine months ended September 30, 1994 totaled $267 million, representing a 16% increase from the nine months ended
September 30, 1993 which totaled $231 million. Average loans for 1994 were $230 million, compared to $176 million for 1993, an increase of 31%. Total average deposits for the nine months ended September 30, 1994 totaled $237 million, a 15% increase over 1993 of $205 million. Average overnight investments and investment securities were $11 million and $8 million, respectively, for 1994. Average overnight investments and investment securities totaled $18 and $17 million, respectively, for 1993. As stated earlier, management has attempted to build its loan portfolio with adjustable rate loans, particularly commercial loans in Fidelity's market area. The average balance of commercial real estate loans for 1994 was $35 million, representing an 11% increase from average commercial real estate loans for 1993. The largest gain in average balances from year to date 1993 to 1994 was in mortgage loans with nearly all the growth being adjustable rate terms. Weighted average mortgage loans increased 89% from $53 million for the nine months ended 1993 to $100 million for the nine months ended 1994.

Capital Resources and Dividends


    Fidelity is characterized as a well capitalized bank under guidelines set forth by the Federal Deposit Insurance Corporation (the "FDIC") for purposes of assessing deposit insurance fees. Tangible and total capital amounted to $18.8 million, resulting in a leverage ratio of 6.56% as of the end of September, 1994. This compares with tangible and total capital of $16.2 million and a leverage ratio of 6.89% at September 30, 1993. The risk-weighted capital ratios as of September 30, 1994 and 1993 were 11.73% and 11.81%, respectively. Capital percentages have remained stable over the periods because retained earnings were sufficient to support growth in total assets.


    Fidelity has declared and paid dividends of $0.30 per share to the preferred stockholders and $0.25 per share to the common stockholders through September 30, 1994. Dividends for the nine months ended September 30, 1993 totaled $0.10 per share for preferred stockholders and $0.06 per share for common stockholders. Fidelity's Board of Directors authorized a two for one stock split in July, 1994 on the Fidelity Common Stock and Fidelity Preferred Stock. Consequently, all prior period and current per share data have been restated for comparison purposes.

Liquidity


    Fidelity continues to meet the credit and withdrawal needs of its customers in the normal course of business. Management has not experienced an inability to gather deposits. However, rising time deposit rates and growing competition for funds remain significant issues for Fidelity. The loan to deposit ratio as of September 30, 1994 was 98%, compared to 96% at September 30, 1993. The monthly average liquidity under the 5% test as measured by thrift regulations was 8.4% as of September 30, 1994 and 5.4% as of September 30, 1993. The year to date average borrowings from the FHLB for the nine months ended September 30, 1994 was $1.6 million with a weighted average cost of 3.62%, compared to $2.3 million with a weighted average cost of 3.38% for the nine months ended September 30, 1993. Fidelity has not relied on nondeposit funding in 1994 as much as it did in 1993, primarily because mortgage needs have not been as great in 1994.


Interest Rate Sensitivity

    The asset/liability committee has continued to manage Fidelity's growth to minimize the effect of interest rate changes while maintaining a maximized net interest margin. Fidelity's asset/liability sensitive position has not changed significantly in the twelve month period from September 30, 1993 to September 30, 1994. Fidelity is still more liability sensitive, consequently, a rising rate environment is detrimental to Fidelity's interest margin. However, Fidelity has benefitted in the short-term as a result of recent increases in the prime rate because deposit market rates have been slower to respond to prime and discount rate changes. This will change as interest rate increases filter down to deposit rates. Management will endeavor to mitigate the expected negative impact on margins caused by increasing interest rates with growth of average earning asset balances and in interest income.

                              BUSINESS OF FIDELITY


GENERAL

    Fidelity is a federal stock savings bank organized under the laws of the United States, with its principal place of business and executive office located in Dalton, Georgia. At September 30, 1994, Fidelity had total consolidated assets of approximately $287 million, total consolidated deposits of approximately $255 million, and total consolidated stockholders' equity of approximately $19 million.

BUSINESS AND PROPERTIES

    Fidelity was originally chartered as a federal mutual savings and loan association in 1966. In 1983, Fidelity converted to a federal stock savings bank charter and adopted its current corporate name. Fidelity is a member of the Federal Home Loan Bank System and its deposits are federally insured by the Savings Association Insurance Fund (the "SAIF"). Fidelity conducts its business through three full service offices located in Dalton, Georgia, one full service office in Chatsworth, Georgia, and a mortgage and construction loan office located in Chattanooga, Tennessee. Fidelity is engaged primarily in the solicitation of deposits from the general public and the origination of residential real estate loans. In recent years, Fidelity has increased the amount of consumer loans and commercial real estate loans in its loan portfolio. As of September 30, 1994, Fidelity had 153 full-time equivalent employees.

    The executive offices, operations, and main office of Fidelity are located in a 34,900 square foot building located at Fidelity Square, 500 East Walnut Avenue, Dalton, Georgia. This headquarters building is owned by Fidelity. The remaining full service locations and buildings in Dalton and Chatsworth are owned by Fidelity. The office location in Chattanooga is leased. Please refer to the financial statements included elsewhere in this Proxy Statement/Prospectus under "Index to Fidelity Financial Statements" for information on the carrying value of Fidelity's premises, equipment, and leasehold improvements and other real estate and operating lease commitments.

COMPETITION

    Fidelity presently competes with 11 depository institutions in Whitfield and Murray Counties, Georgia, and numerous financial institutions in Chattanooga, Tennessee. At September 30, 1994, Fidelity ranked as the largest of the 11 depository institutions located in Whitfield and Murray Counties based upon deposits located in these counties.

LEGAL PROCEEDINGS

    Fidelity is from time to time a party to certain legal proceedings arising in the ordinary course of its business; however, Fidelity is not a party to any litigation which, in the judgment of management, would have a material adverse effect on its operations or financial condition if adversely determined.

MANAGEMENT

    The following tables present information about the directors and the chief executive officer of Fidelity. Information with respect to beneficial ownership of stock has been furnished by the respective directors and executive officers.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                              AT DECEMBER 1, 1994


                                                      Common                            Preferred
                                      ------------------------------------------    ------------------
                                                                      Percent of            Percent of
Name                          Age     Total      Direct    Indirect      Class      Total      Class
- ----                          ---     -----      ------    --------   ----------    -----   ----------
Ernest M. Acree, Jr.
  Director                    49    56,214 (1)   55,914        300       3.17%         0          *
William J. Chappell
  Director                    61     5,400        5,400          0          *          0          *
James M. Gowin
  Director                    63    90,902 (2)   90,902          0       5.12      3,000       1.00%
Jim T. Griffin
  Director                    44    48,668 (3)   47,068      1,600       2.74          0          *
L. Hugh Kemp
  Director                    61     2,000 (4)    2,000          0          *      5,000       1.67
Thomas M. Kinnamon
  Director                    49    38,130 (5)   38,130          0       2.15      6,000       2.00
Arthur B.E. Lauman
  Vice Chairman
  of the Board                67   144,180 (6)  144,180          0       8.12     11,250       3.75
Leonard J. Lorberbaum
  Director                    77    66,960 (7)   66,960          0       3.77     12,000       4.00
Richard G. Rhodes, Sr.
  President, Chief Executive
  Officer and Director        54    13,670       13,670          0          *          0          *
Dr. Donald R. Thomas
  Chairman of the Board       61    14,320       14,320          0          *          0          *
Roger Williams
  Director                    61    11,700       11,700          0          *          0          *


___________________________
*Does not exceed one percent.

(1) Includes 300 shares owned by Mr. Acree's son, as to which shares Mr. Acree disclaims beneficial ownership.
(2) Does not include 3,000 shares of Fidelity Preferred Stock.
(3) Includes 1,600 shares owned by the Tunnel Hill First Baptist Church, as to which shares Mr. Griffin exercises voting control.
(4) Does not include 5,000 shares of Fidelity Preferred Stock.
(5) Does not include 6,000 shares of Fidelity Preferred Stock.
(6) Does not include 11,250 shares of Fidelity Preferred Stock.
(7) Does not include 12,000 shares of Fidelity Preferred Stock.


       NAME                    PRINCIPAL OCCUPATION DURING LAST FIVE                                           DIRECTOR
       ----                    YEARS AND OFFICES HELD WITH FIDELITY                                             SINCE
                               -------------------------------------                                           --------
Ernest M. Acree, Jr.        Certified Public Accountant; Partner in Acree,
                            Jinright & Co., P.C., Dalton, Georgia.                                               1993

William J. Chappell         Coach and Teacher; Dalton
                            High School, Dalton, Georgia.                                                        1982

James M. Gowin              President, Conasauga Machinery, Inc.,
                            Dalton, Georgia, leasing company; prior to
                            October 1992, President, Gowin Specialties,
                            Inc., Dalton, Georgia, manufacturer of
                            carpet machinery; Chairman of the Board of
                            Directors of Fidelity from April 1983 to
                            October 1992.                                                                        1972

Jim T. Griffin              Certified Public Accountant; Associate in
                            Acree, Jinright & Co., P.C., Dalton,
                            Georgia; Prior to January 1993, Secretary/
                            Treasurer, Carpet Wholesale Outlet, Inc.,
                            Dalton, Georgia, carpet sales.                                                       1982

L. Hugh Kemp                Attorney at Law; Partner in Kinney, Kemp,
                            Pickell, Sponcler & Joiner, Dalton, Georgia.                                         1982

Thomas M. Kinnamon          President, Accent Yarns & Textiles, Inc.,
                            Dalton, Georgia, textile manufacturer.                                               1993

Arthur B.E. Lauman          Vice Chairman of the Board of Directors of
                            Fidelity; President, ABEL Industries, Inc.,
                            Dalton, Georgia, manufacturer; prior to
                            August 1993, President, Instant Turf Industries,
                            Inc., Dalton, Georgia, carpet manufacturer.                                          1992

Leonard J. Lorberbaum       Manager, First Development Company of Dalton,
                            Dalton, Georgia, real estate developer.                                              1993

Richard G. Rhodes, Sr.      President and Chief Executive Officer of Fidelity
                            and First Fidelity Financial Corporation, a
                            wholly-owned subsidiary of Fidelity; Prior to
                            March 1992, Senior Vice President, Bank South,
                            N.A., Atlanta, Georgia.                                                              1992

Dr. Donald R. Thomas        Chairman of the Board of Directors of Fidelity;
                            Physician, Whitfield Medical Services, Inc.,
                            Dalton, Georgia.                                                                     1966

Roger Williams              President, Credit Services, Inc., Dalton,
                            Georgia, provider of consumer financing.                                             1982



                        VOTING SECURITIES AND PRINCIPAL
                           STOCKHOLDERS OF FIDELITY

    The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Fidelity Capital Stock as of December 1, 1994.


                            Name and Address of                            Amount and Nature of        Percent
Title of Class                Beneficial Owner                             Beneficial Ownership        of Class
- --------------                ----------------                             --------------------        --------
Common Stock               James M. Gowin
                           1700 Greeson Road, S.W.
                           Rocky Face, GA 30740                                 90,902(1)              5.12%

Common Stock               George I. Haigler
                           P.O. Box 1796
                           Dalton, GA 30722                                    144,180(2)              8.12

Common Stock               Harvey Howalt, Jr.
                           1300 Tiarco Drive
                           Dalton, GA  30722                                    99,480(3)              5.61

Common Stock               Arthur B.E. Lauman
                           P.O. Box 1974
                           Dalton, GA  30722                                   144,180(4)              8.12

Common Stock               Frank McDonald
                           845 Good Hope Rd., N.E.
                           Dalton, GA  30720                                   145,904(5)              8.22

Common Stock               L. A. Swanson, Jr.
                           P.O. Box 1248
                           Dalton, GA  30722                                   120,984                 6.81

Preferred Stock            Beaulieu of America
                           P.O. Box 4539
                           Dalton, GA  30721                                    60,000(6)             20.00

Preferred Stock            Harvey Howalt, Jr.
                           1300 Tiarco Drive
                           Dalton, GA  30722                                    30,000(7)             10.00

Preferred Stock            Tom Peeples
                           1903 S. Hamilton Street
                           Dalton, Georgia  30720                               15,000(8)              5.00

- ---------------------------

(1) Does not include 3,000 shares of Fidelity Preferred Stock.
(2) Does not include 12,000 shares of Fidelity Preferred Stock.
(3) Does not include 30,000 shares of Fidelity Preferred Stock.
(4) Does not include 11,250 shares of Fidelity Preferred Stock.
(5) Does not include 9,000 shares of Fidelity Preferred Stock.
(6) Does not include 55,800 shares of Fidelity Common Stock.
(7) Does not include 99,480 shares of Fidelity Common Stock.
(8) Does not include 16,110 shares of Fidelity Common Stock.

                              BUSINESS OF REGIONS

GENERAL

    Regions is a regional bank holding company headquartered in Birmingham, Alabama which operated 256 banking offices in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1994. At that date, Regions had total consolidated assets of approximately $11.7 billion, total consolidated deposits of approximately $9.3 billion, and total consolidated stockholders' equity of approximately $902 million. Regions operates seven state-chartered commercial bank subsidiaries (collectively, the "Subsidiary Banks") in Alabama, Florida, Georgia, Louisiana, and Tennessee and four banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    In Alabama, Regions operates through First Alabama Bank, which at September 30, 1994, had total consolidated assets of approximately $8.9 billion, total consolidated deposits of approximately $7.2 billion, and total consolidated stockholders' equity of approximately $694 million. First Alabama Bank operates 172 banking offices throughout Alabama.

    In Florida, Regions operates through Regions Bank of Florida, which at September 30, 1994, had total consolidated assets of approximately $517 million, total consolidated deposits of approximately $464 million, and total consolidated stockholders' equity of approximately $51 million. Regions Bank of Florida operates 27 banking offices in the panhandle region of Florida.

    In Georgia, Regions operates through (i) Regions Bank of Georgia and (ii) First Rome Bank, which at September 30, 1994, had total combined assets of approximately $233 million, total combined deposits of approximately $212 million, and total combined stockholders' equity of approximately $18 million. Regions Bank of Georgia operates three banking offices in Columbus, Georgia, and First Rome Bank operates two banking offices in Rome, Georgia.

    In Louisiana, Regions operates through (i) Regions Bank of Louisiana and
(ii) Bank of New Roads. At September 30, 1994, Regions Bank of Louisiana and Bank of New Roads had total combined assets of approximately $2.1 billion, total combined deposits of approximately $1.4 billion, and total combined stockholders' equity of approximately $196 million. Regions Bank of Louisiana and Bank of New Roads operate 36 banking offices in Louisiana.

    In Tennessee, Regions operates through Regions Bank of Tennessee, which at September 30, 1994, had total consolidated assets of approximately $454 million, total consolidated deposits of approximately $393 million, and total consolidated stockholders' equity of approximately $39 million. Regions Bank of Tennessee operates 24 banking offices in middle Tennessee.

    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation.

    Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

    Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS


    1994 Operating Results. For the fourth quarter ended December 31, 1994, Regions reported net income of $37.2 million (or $0.88 per share), representing a 33% increase in net income (and a 17% increase on a per share basis) over the same period of 1993. For the twelve months ended December 31, 1994, Regions reported net income of $145.9 million or $3.40 per share, representing a 13% increase on a per-share basis in net income over 1993. The return on average total assets for 1994 was 1.29%, and the return on average stockholders' equity was 15.97%. At December 31, 1994, the ratio of stockholders' equity to total assets was 7.90%. As of December 31, 1994, Regions had total consolidated assets of approximately $12.8 billion, total consolidated deposits of approximately $10.1 billion, and total consolidated stockholders' equity of approximately $1.0 billion.


    Recently Completed Acquisitions. During the first nine months of 1994, Regions acquired (i) Guaranty Bank & Trust Company, located in Baton Rouge, Louisiana, (ii) First Bank of Fayette, located in Fayette, Alabama, (iii) Bank of New Roads, located in New Roads, Louisiana, and (iv) First Rome Bank, located in Rome, Georgia, contributing an aggregate of approximately $527 million in assets, $291 million in loans, and $470 million in deposits to Regions' consolidated balance sheet. Also during the same period, Regions acquired four branch offices in Florida, two branch offices in Alabama, and three branch offices in Louisiana in transactions with the Resolution Trust Corporation (the "RTC"). For additional information with respect to these acquisitions and RTC transactions, see Regions' Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 1994, incorporated herein by reference.

    Since September 30, 1994, Regions has completed the acquisition of the following institutions (the "Recently Completed Acquisitions"):

                                                                             Consideration
                                                                       -------------------------
                                                                 Approximate
                                                            --------------------
                                                                                                 Accounting
                      Institution                           Asset Size     Value       Type      Treatment
                      -----------                           ----------     -----       ----      ---------
                                                                  (In millions)
American Bancshares, Inc. ("American") and                    $307          $55       Regions      Purchase
its subsidiary First American Bank and Trust                                          Common
of Louisiana, located in Monroe, Louisiana                                             Stock

Union Bank & Trust Company ("Union"), located                  419           66       Regions      Purchase
in Montgomery, Alabama                                                                Common
                                                                                       Stock
                                                               ---          ---
                       Totals                                 $726         $121
                                                               ===          ===


    Other Pending Acquisition. As of the date of this Proxy Statement/Prospectus, Regions has pending one acquisition in addition to the acquisition of Fidelity. Regions has entered into a definitive agreement to acquire First Commercial Bancshares, Inc. ("First Commercial"), located in Chalmette, Louisiana. The acquisition of First Commercial (the "First Commercial Acquisition") would add approximately $114 million in assets to Regions' consolidated balance sheet, and consideration given by Regions for the acquisition would consist of a combination of cash and shares of Regions Common Stock having an combined approximate value of $20 million, computed as of the date of public announcement of the proposed transaction. Regions anticipates accounting for the First Commercial Acquisition as a purchase.

    Consummation of the First Commercial Acquisition is subject to the approval of certain regulatory agencies and of the stockholders of First Commercial and to the effectiveness of a registration statement to be filed with the SEC. Moreover, the closing of the First Commercial Acquisition is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the First Commercial Acquisition will be satisfied in a manner that will result in the consummation of the transaction.

    The Recently Completed Acquisitions and the First Commercial Acquisition are referred to collectively as the "Other Acquisitions."


    If the Other Acquisitions and the Merger had been consummated on September 30, 1994, based on September 30, 1994 pro forma financial information, Regions' total consolidated assets would have increased by approximately $1.1 billion to approximately $12.8 billion; its total consolidated deposits would have increased by approximately $946 million to approximately $10.2 billion; and its total consolidated stockholders' equity would have increased by approximately $77 million to approximately $978 million. See "Documents Incorporated by Reference" and "Summary Pro Forma Financial Data" and the related pro forma financial information in Regions' Current Report on Form 8-K dated November 23, 1994.


    In connection with the acquisitions of American and Union, Regions has announced that it may purchase, in the open market, an equivalent number of some or all of the shares of Regions Common Stock to be issued in such transactions. As a result of the American and Union transactions, Regions anticipates that it may purchase in the open market as much as approximately $126 million of Regions Common Stock. The timing and amount of such possible purchases will be determined based on the Regions Common Stock price, capital needs, and other factors. As of January 18, 1995, Regions had purchased, in the open market, approximately $92.1 million of Regions Common Stock pursuant to this repurchase program. Under rules of the SEC, Regions is not permitted to purchase shares of Regions Common Stock in the open market during a period commencing prior to the mailing of this Proxy Statement/Prospectus and ending immediately following the Special Meeting, during any comparably corresponding period with respect to the First Commercial Acquisition, and during the period specified in the Agreement, prior to the mailing of this Proxy Statement/Prospectus, for determining the average trading price of Regions Common Stock for the purpose of adjusting or not adjusting the Common Stock Exchange Ratio. See "Description of the Transaction -- General."


    Issuance of Subordinated Notes. On July 21, 1994, Regions issued $25 million of subordinated indebtedness designated 7.65% Subordinated Notes Due 2001 (the "7.65% Notes"), and on September 15, 1994, Regions issued $100 million of subordinated indebtedness designated 7 3/4% Subordinated Notes Due 2024 (the "7 3/4% Notes"). The 7.65% Notes and the 7 3/4% Notes are subordinate to all senior indebtedness (as defined in the controlling indenture) of Regions, and payment of the principal of such notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings, or reorganization of Regions. The net proceeds from the issuance of the 7.65% Notes have been used for general corporate purposes, including the repurchase of an equivalent number of shares of Regions Common Stock in the open market to be issued in connection with the American Acquisition as described above under "--Recent Developments--Recently Completed Acquisitions." The net proceeds from the issuance of the 7 3/4% Notes have been, and will continue to be, used for general corporate purposes.

                       SUMMARY PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data give effect, as appropriate, to the Merger and the Other Acquisitions as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information included in Regions' Current Report on Form 8-K dated November 23, 1994. For additional information relating to specific transactions within the scope of the Other Acquisitions, see "Business of Regions--Recent Developments."

SELECTED PRO FORMA COMBINED DATA FOR REGIONS AND FIDELITY

    The following unaudited pro forma combined data give effect to the acquisition of Fidelity as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a pooling of interests.


                                                                                                  AS OF
                                                                                              SEPTEMBER 30,
                                                                                                   1994
                                                                                              -------------
                                                                                              (IN THOUSANDS
                                                                                               EXCEPT PER
                                                                                               SHARE DATA)
BALANCE SHEET DATA:
  Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $11,957,186
  Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,491,837
  Loans, net of unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,289,168
  Total deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,525,633
  Other borrowed money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          650,630
  Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          920,385
  Book value per common share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21.39



                                                    NINE MONTHS
                                                       ENDED                  YEAR ENDED DECEMBER 31,
                                                   SEPTEMBER 30,       --------------------------------------
                                                       1994            1993             1992             1991
                                                       ----            ----             ----             ----
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income   . . . . . . . . . .       $582,278        $572,111         $554,120         $577,739
  Total interest expense  . . . . . . . . . .        253,464         221,980          234,160          305,744
                                                    --------         -------          -------          -------

  Net interest income   . . . . . . . . . . .        328,814         350,131          319,960          271,995
  Provision for loan losses   . . . . . . . .         13,804          21,660           29,809           24,470
                                                    --------         -------          -------          -------

  Net interest income after loan loss
    provision . . . . . . . . . . . . . . . .        315,010         328,471          290,151          247,525
  Total noninterest income  . . . . . . . . .        113,836         137,777          123,142          105,906
  Total noninterest expense   . . . . . . . .        261,594         296,460          272,946          236,918
  Income tax expense  . . . . . . . . . . . .         55,865          55,020           44,991           35,374
                                                    --------         -------          -------          -------

  Net income  . . . . . . . . . . . . . . . .       $111,387        $114,768         $ 95,356         $ 81,139
                                                    ========         =======          =======          =======

  Net income per share  . . . . . . . . . . .       $   2.53        $   3.00         $   2.54         $   2.18

  Average common shares outstanding   . . . .         44,033          38,209           37,536           37,195

SELECTED PRO FORMA COMBINED DATA FOR REGIONS, FIDELITY, AND OTHER ACQUISITIONS

    The following unaudited pro forma combined data as of September 30, 1994, and for the nine months ended September 30, 1994, and the year ended December 31, 1993, give effect to (i) the acquisition of Fidelity by Regions, assuming such acquisition is accounted for as a pooling of interests, and (ii) the acquisitions of Union, American, and First Commercial by Regions,assuming such acquisitions are treated as purchases for accounting purposes, as if all such transactions had been consummated on September 30, 1994, in the case of the data included under "Balance Sheet Data," and on January 1, 1993, in the case of the data included under "Income Statement Data."

                                                                                                  AS OF
                                                                                              SEPTEMBER 30,
                                                                                                  1994
                                                                                              -------------
                                                                                              (IN THOUSANDS
                                                                                               EXCEPT PER
                                                                                               SHARE DATA)
BALANCE SHEET DATA:
  Total assets    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $12,771,778
  Securities    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,645,339
  Loans, net of unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,756,305
  Total deposits    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,216,207
  Other borrowed money    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          710,380
  Stockholders' equity    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          978,417
  Book value per common share   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21.76

                                                                   NINE MONTHS
                                                                      ENDED                YEAR ENDED
                                                                  SEPTEMBER 30,           DECEMBER 31,
                                                                      1994                    1993
                                                                 --------------          --------------
                                                                           (IN THOUSANDS EXCEPT
                                                                             PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income   . . . . . . . . . . . . . . . . .         $624,217                $629,573
  Total interest expense  . . . . . . . . . . . . . . . . .          275,864                 253,171
                                                                     -------                 -------

  Net interest income   . . . . . . . . . . . . . . . . . .          348,353                 376,402
  Provision for loan losses . . . . . . . . . . . . . . . .           12,190                  23,421
                                                                     -------                 -------

  Net interest income after loan loss
    provision   . . . . . . . . . . . . . . . . . . . . . .          336,163                 352,981
  Total noninterest income  . . . . . . . . . . . . . . . .          121,838                 146,926
  Total noninterest expense . . . . . . . . . . . . . . . .          286,458                 329,117
  Income tax expense  . . . . . . . . . . . . . . . . . . .           57,678                  53,711
                                                                     -------                 -------

  Income before cumulative effect of
     change in accounting principle . . . . . . . . . . . .         $113,865                $117,079
                                                                     =======                 =======

  Income before cumulative effect of
    change in accounting principle per
    share   . . . . . . . . . . . . . . . . . . . . . . . .         $   2.54                $   3.03
  Average common shares outstanding   . . . . . . . . . . .           44,857                  38,699

                          SUPERVISION AND REGULATION

    The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions.

GENERAL

    Regions is a bank holding company, registered with the Federal Reserve under the BHC Act. As such, Regions and its subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank; or (iii) it may merge or consolidate with any other bank holding company.

    The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977 (the "CRA"), both of which are discussed below.

    The BHC Act prohibits the Federal Reserve from approving a bank holding company's application to acquire a bank or bank holding company located outside the state in which the deposits of its banking subsidiaries were greatest on the date the company became a bank holding company (Alabama in the case of Regions), unless such acquisition is specifically authorized by statute of the state in which the bank or bank holding company to be acquired is located. Alabama has adopted reciprocal interstate banking legislation permitting Alabama-based bank holding companies to acquire banks and bank holding companies in other states and allowing bank holding companies located in Arkansas, the District of Columbia, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Texas, Virginia, and West Virginia to acquire Alabama banks and bank holding companies. Under the provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which was signed into law by President Clinton on September 29, 1994, the existing restrictions on interstate acquisitions of banks by bank holding companies, including the regional interstate banking legislation adopted by the state of Alabama, will be repealed one year following enactment such that Regions and any other bank holding company located in Alabama would be able to acquire a bank located in any other state, and a bank holding company located outside Alabama could acquire any Alabama-based bank, in either case subject to certain deposit percentage and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its Subsidiary Banks into a single bank with interstate branches following that date.

    The BHC Act generally prohibits Regions from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.


    Each of the Subsidiary Banks is a member of the FDIC, and as such, their deposits are insured by the FDIC to the extent provided by law. Each Subsidiary Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

    Because each of the Subsidiary Banks is a state-chartered bank that is not a member of the Federal Reserve System, such banks are subject to supervision and examination by the FDIC. The FDIC regularly examines the operations of the Subsidiary Banks and is given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The FDIC also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.


    The Subsidiary Banks are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a subsidiary institution, to assess such institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

    In December 1993, the federal banking agencies proposed to revise their CRA regulations in order to provide clearer guidance to depository institutions on the nature and extent of their CRA obligations and the methods by which those obligations would be assessed and enforced. In response to widespread criticisms of the December 1993 proposal, the agencies on September 26, 1994, issued a revised proposal. Under the new proposal, the current process-based CRA assessment factors would be replaced with a new evaluation system that would rate institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance will consist of three tests: a lending test; an investment test; and a service test. Each of these tests would be applied by the institution's federal regulator in an assessment context that would take into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly situated lenders.

    The proposed lending test--the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks--would evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans. The institution's regulator would weigh each of these lending categories to reflect their relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test would include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding; and (v) the institution's use of innovative or flexible lending practices to meet the needs of low- to moderate-income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by lending consortia and other lenders in which the institution has invested. As part of the proposal, all financial institutions would be required to report data on their small business and small farm loans as well as their home mortgage loans, which are currently required to be reported under the Home Mortgage Disclosure Act.

    The focus of the investment test would be the degree to which the institution is helping to meet the needs of its service area through qualified investments that (i) benefit low- to moderate-income individuals and small businesses or farms, (ii) address affordable housing needs, or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test would be based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, and its responsiveness to credit and community development needs. The service test would evaluate an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and automated teller machines ("ATMs"), (ii) the institution's record of opening and closing branch offices and ATMs, and (iii) the availability of alternative product delivery systems such as home banking and loan production offices in low- to moderate-income areas. The federal regulators would also consider an institution's community development services as part of the service test. A separate community development test would be applied to wholesale or limited purpose financial institutions.

    Smaller institutions (those having total assets of less than $250 million) would be evaluated under more streamlined criteria. In addition, a financial institution would have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution would be required to obtain the prior approval of its federal regulator.

    The joint agency CRA proposal provides that an institution evaluated under a given test would receive one of five ratings for that test: outstanding; high satisfactory; low satisfactory; needs to improve; or substantial noncompliance. An institution would then receive a certain number of points for its rating on each test, and the points would be combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' proposed rating guidelines, an institution's rating on the lending test would count for at least 50% of its overall rating, and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. The proposed guidelines also provide that if an institution received no better than a "needs to improve" rating on its previous two CRA exams, a "needs to improve" rating on the third exam would be downgraded to "substantial noncompliance." In any situation, evidence of discriminatory or other illegal credit practices would adversely effect an institution's overall rating.

    Under the proposal, an institution's CRA rating would continue to be taken into account by its regulator in considering various types of applications. In addition, an institution receiving a rating of "substantial noncompliance" would be subject to civil money penalties or a cease and desist order under
Section 8 of the Federal Deposit Insurance Act (the "FDIA").

PAYMENT OF DIVIDENDS

    Regions is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Regions, including cash flow to pay dividends to its stockholders, is dividends from the Subsidiary Banks. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Banks to Regions as well as by Regions to its stockholders.

    As state nonmember banks, the Subsidiary Banks are subject to the respective laws and regulations of the states of Alabama, Florida, Georgia, Louisiana, and Tennessee and to the regulations of the FDIC as to the payment of dividends.

    If, in the opinion of the federal regulatory agencies, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The Federal Reserve and the FDIC have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the Federal Reserve and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

    At September 30, 1994, under dividend restrictions imposed under federal and state laws, the Subsidiary Banks, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $262 million.

    The payment of dividends by Regions and the Subsidiary Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

    There are various restrictions on the extent to which Regions and its nonbank subsidiaries can borrow or otherwise obtain credit from the Subsidiary Banks. Each Subsidiary Bank (and its subsidiaries) is limited in engaging in borrowing and other "covered transactions" with nonbank or non-savings-bank affiliates to the following amounts: (i) in the case of any such affiliate, the aggregate amount of covered transactions of the Subsidiary Bank and its subsidiaries may not exceed 10% of the capital stock and surplus of such Subsidiary Bank; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the Subsidiary Bank and its subsidiaries may not exceed 20% of the capital stock and surplus of such Subsidiary Bank. "Covered transactions" are defined by statute to include a loan or extension of credit as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateralization requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease, or sale of property or furnishing of services.

CAPITAL ADEQUACY

    Regions and the Subsidiary Banks are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and the FDIC in the case of the Subsidiary Banks. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At September 30, 1994, Regions' consolidated Tier 1 Capital and Total Capital ratios were 10.93% and 14.79%, respectively.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' Leverage Ratio at September 30, 1994, was 7.71%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.


    Each of Regions' Subsidiary Banks is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve. Each of the Subsidiary Banks was in compliance with applicable minimum capital requirements as of September 30, 1994. Neither Regions nor any of the Subsidiary Banks has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.


    Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and to certain restrictions on its business. See "--Prompt Corrective Action."

    The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards which would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY BANKS

    Under Federal Reserve policy, Regions is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve policy, Regions may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of the Subsidiary Banks are subordinate in right of payment to deposits and to certain other indebtedness of such Subsidiary Bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a Subsidiary Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Subsidiary Banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Subsidiary Banks would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against Regions' other Subsidiary Banks, and a potential loss of Regions' investment in such other Subsidiary Banks.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

    Under the final agency rule implementing the prompt corrective action provisions, an institution that (i) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets and the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

    For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or nonbank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region"; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval.

    At September 30, 1994, all of the Subsidiary Banks had the requisite capital levels to qualify as well capitalized.

BROKERED DEPOSITS

    The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a depository institution cannot accept, roll over, or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized depository institution may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well capitalized. Because all of the Subsidiary Banks had at September 30, 1994, the requisite capital levels to qualify as well capitalized, Regions believes the brokered deposits regulation will have no material effect on the funding or liquidity of any of the Subsidiary Banks.

FDIC INSURANCE ASSESSMENTS

    In July 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaces a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for 1994, as they had during 1993, will range from .23% of deposits for an institution in the highest category (i.e., "well capitalized" and "healthy") to .31% of deposits for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern").

    The FDIC is authorized to raise insurance premiums in certain circumstances. The current assessment rates for the Bank Insurance Fund and the Savings Association Insurance Fund are designed to increase the reserve ratios (i.e., the ratios of reserves to insured deposits) for both funds to a designated ratio (i.e., 1.25%) within a specified period of time. Once the designated ratio is reached, the FDIC is to set future assessment rates at such levels that will maintain a fund's reserve ratio at the designated level. The attainment by either fund of its designated reserve ratio could cause a reduction in assessment rates for that fund.

    Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

    In November 1993, federal banking agencies issued for comment proposed safety and soundness standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees, and benefits. With respect to internal controls, information systems, and internal audit systems, the standards describe the functions that adequate internal controls and information systems must be able to perform, including (i) monitoring adherence to prescribed policies, (ii) effective risk management, (iii) timely and accurate financial, operational, and regulatory reporting, (iv) safeguarding and managing assets, and (v) compliance with applicable laws and regulations. The standards also include requirements that (a) those performing internal audits be qualified and independent, (b) internal controls and information systems be tested and reviewed, (c) corrective actions be adequately documented, and (d) results of an audit be made available for review of management actions.

    As in the case of internal controls and information systems, the proposal establishes general principles and standards, rather than specific requirements, that must be followed in other areas. For example, loan documentation and credit underwriting practices must be such that they enable the institution to make an informed lending decision and assess credit risk on an ongoing basis. Similarly, an institution must manage interest rate risk "in a manner that is appropriate to the size of [the institution] and the complexity of its assets and liabilities" and must conduct any asset growth in accordance with a plan that has taken a variety of factors such as deposit volatility, capital, and interest rate risk into account. The proposal also prohibits "excessive compensation," which is defined as amounts paid that are unreasonable or disproportionate to the services performed by an officer, employee, director, or principal stockholder in light of all circumstances. In order to help alert institutions and their regulators to deteriorating financial conditions, the proposed rule also would impose a maximum ratio of classified assets to total capital of 1.0 and, in the case of an institution that had incurred a net loss over the last four quarters, would require that institution to have sufficient capital to absorb a similar loss over the next four quarters and still remain in compliance with its minimum capital requirements.

DEPOSITOR PREFERENCE

    The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

                      DESCRIPTION OF REGIONS COMMON STOCK

    Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 44,934,458 shares were issued, including 2,919,179 treasury shares, at September 30, 1994. No other class of stock is authorized.

    Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. Dividend payments are subject to certain limitations imposed in Regions' debt instruments. Under the most restrictive of such limitations, $724 million was available for payment of dividends as of September 30, 1994. However, the ability of Regions to pay dividends is further affected by the ability of its Subsidiary Banks to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1994, under such requirements and guidelines, the Subsidiary Banks had $262 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation--Dividends."

    For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

    Regions expects to hold its next annual meeting of stockholders after the Merger during April 1995. Under SEC rules proposals of Regions stockholders intended to be presented at that meeting must have been received by Regions at its principal executive offices no later than November 16, 1994, for consideration by Regions for possible inclusion in such proxy materials. Proposals with respect to Regions' 1996 annual meeting of stockholders may be submitted until the date specified in Regions' 1995 annual meeting proxy statement.

                                    EXPERTS

    The financial statements of Fidelity as of December 31, 1993, and 1992, and for each of the years in the two-year period ended December 31, 1993, have been included herein in reliance upon the report of Evans, Porter, Bryan & Co., independent auditors, and on the authority of said firm as experts in accounting and auditing. The financial statements of Fidelity for the year ended December 31, 1991, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, and on the authority of said firm as experts in accounting and auditing.


    The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                   OPINIONS


    The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of February 7, 1995, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 119,995 shares of Regions Common Stock.


    Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                     INDEX TO FIDELITY FINANCIAL STATEMENTS


                                                                        Page
Fidelity Federal Savings Bank and Subsidiary
   Report of Independent Certified Public Accountants . . . . . . . . .  F-2
Fidelity Federal Savings Bank and Subsidiary
   Independent Auditors' Report . . . . . . . . . . . . . . . . . . . .  F-3
Consolidated Statements of Financial Condition as of
   December 31, 1993 and 1992 . . . . . . . . . . . . . . . . . . . . .  F-4
Consolidated Statements of Earnings for the Years
   Ended December 31, 1993, 1992, and 1991  . . . . . . . . . . . . . .  F-5
Consolidated Statements of Changes in Stockholders'
   Equity for the Years Ended December 31, 1993, 1992, and 1991 . . . .  F-6
Consolidated Statements of Cash Flows for the Years
   Ended December 31, 1993, 1992, and 1991  . . . . . . . . . . . . . .  F-7
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . .  F-9
Condensed Consolidated Statement of Financial Condition
   as of September 30, 1994 (Unaudited) . . . . . . . . . . . . . . . .  F-23
Condensed Consolidated Statements of Earnings for the
   Nine Months Ended September 30, 1994 and 1993 (Unaudited)  . . . . .  F-24
Condensed Consolidated Statement of Changes in Stockholders'
   Equity for the Nine Months Ended September 30, 1994 (Unaudited). . .  F-25
Condensed Consolidated Statements of Cash Flows for the
   Nine Months Ended September 30, 1994 and 1993 (Unaudited)  . . . . .  F-26
Notes to Unaudited Condensed Consolidated Interim Financial Statements . F-27


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To the Board of Directors and Stockholders
Fidelity Federal Savings Bank
Dalton, Georgia

We have audited the accompanying consolidated statements of financial condition of Fidelity Federal Savings Bank and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the year ended December 31, 1991 were audited by other auditors whose report dated March 6, 1992 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Federal Savings Bank and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ Evans, Porter, Bryan & Co.

Atlanta, Georgia
February 25, 1994, except for note 18 as to which the date is October 17, 1994.

                         Independent Auditors' Report




The Board of Directors
Fidelity Federal Savings Bank


We have audited the accompanying consolidated statements of earnings, changes in stockholders' equity and cash flows of Fidelity Federal Savings Bank and subsidiary for the year ended December 31, 1991. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Fidelity Federal Savings Bank and subsidiary for the year ended December 31, 1991, in conformity with generally accepted accounting principles.


                                               /s/ KPMG Peat Marwick LLP

Atlanta, Georgia
March 6, 1992, except as to
the first paragraph of
note 18 which is as of
July 8, 1994 and the
first four paragraphs of note
13 insofar as they relate to
the year ended December 31,
1991 which is as of January 18,
1995

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1993 and 1992

                                     Assets


                                                                                               1993             1992
                                                                                               ----             ----
Cash and due from banks                                                                   $ 13,531,414       16,233,708
Interest-bearing deposits in financial institutions (note 2)                                13,103,487       19,331,481
Federal funds sold                                                                             100,000            -
                                                                                           -----------      -----------
            Cash and cash equivalents                                                       26,734,901       35,565,189

Investment securities (estimated market value of
   $7,068,646 and $10,625,022) (note 2)                                                      7,039,750       10,694,463
Investment required by law, at cost-stock of Federal Home Loan
   Bank (note 10)                                                                            1,067,600        1,009,800
Mortgage-backed and related securities (estimated market value
   of $6,769,654) (note 3)                                                                       -            6,544,347
Mortgage loans held for sale                                                                 9,179,831        8,918,008
Loans, net (notes 4 and 10)                                                                200,077,329      143,585,318
Accrued interest receivable                                                                  1,316,182        1,247,964
Real estate owned, net (note 6)                                                                479,769        1,467,126
Premises and equipment, net (notes 7 and 9)                                                  5,590,186        5,530,957
Cost of loan servicing rights acquired (note 5)                                              1,515,687        1,336,695
Excess servicing fees receivable (note 5)                                                    1,028,632        1,301,638
Other assets                                                                                 1,088,235          866,206
                                                                                           -----------      -----------
                                                                                          $255,118,102      218,067,711
                                                                                           ===========      ===========
                        Liabilities and Stockholders' Equity
Deposits (note 8)                                                                         $226,781,519      198,264,705
Bonds payable (note 9)                                                                         400,000          500,000
Advances from Federal Home Loan Bank (note 10)                                               5,000,000            -
Advances from borrowers for taxes and insurance                                              1,818,761        1,369,642
Custodial escrow balances (note 5)                                                           1,737,965          941,159
Accrued interest payable                                                                     2,361,101        2,439,111
Accrued expenses and other liabilities                                                         382,966          367,270
                                                                                           -----------      -----------
            Total liabilities                                                              238,482,312      203,881,887
                                                                                           -----------      -----------
Commitments and contingencies (notes 16 and 17)
Stockholders' equity (notes 11, 13 and 14):
   Preferred stock, Class A, 6% nonvoting, restricted
        convertible, noncallable, $1.00 par value; authorized
        500,000 shares; issued and outstanding 300,000 shares                                  300,000          300,000
   Common stock, $1.00 par value, authorized 10,000,000 shares;
        issued and outstanding 1,774,800 shares                                              1,774,800        1,774,800
   Additional paid-in capital:
        Preferred                                                                            1,800,000        1,800,000
        Common                                                                                 166,146          166,146
   Retained earnings                                                                        12,594,844       10,144,878
                                                                                           -----------      -----------
            Total stockholders' equity                                                      16,635,790       14,185,824
                                                                                           -----------      -----------
                                                                                          $255,118,102      218,067,711
                                                                                           ===========      ===========


See accompanying notes to consolidated financial statements.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

                      Consolidated Statements of Earnings

              For the Years Ended December 31, 1993, 1992 and 1991


                                                                         1993             1992              1991
                                                                         ----             ----              ----
Interest income:
   Loans                                                            $ 15,215,965       15,840,213        18,673,200
   Mortgage-backed and related securities                                238,099          626,068           771,006
   Investment securities                                                 520,427          230,280           223,994
   Other interest-earning assets                                         469,484          676,175         1,250,022
                                                                     -----------      -----------        ----------

           Total interest income                                      16,443,975       17,372,736        20,918,222
                                                                      ----------       ----------        ----------

Interest expense:
   Deposits (note 8)                                                   8,204,591       10,043,915        13,650,481
   Borrowed funds                                                        161,841           47,905            76,200
                                                                      ----------      -----------       -----------

           Total interest expense                                      8,366,432       10,091,820        13,726,681
                                                                      ----------      -----------       -----------

           Net interest income                                         8,077,543        7,280,916         7,191,541

Provision for loan losses (note 4)                                       127,422        2,736,648           465,000
                                                                      ----------       ----------        ----------

           Net interest income after provision for
              loan losses                                              7,950,121        4,544,268         6,726,541
                                                                      ----------       ----------        ----------

Other income:
   Gain (loss) on sales of first mortgage loans and
       rights to service first mortgage loans                          1,348,225          (68,362)          709,771
   Loan origination and commitment fees                                1,669,880        2,020,077         1,459,940
   Loan servicing fees, net                                               (4,008)         546,376           516,165
   Securities gains, net                                                 405,547             -                 -
   Miscellaneous (note 15)                                             2,331,048        1,566,549         1,762,900
                                                                      ----------       ----------        ----------

           Total other income                                          5,750,692        4,064,640         4,448,776
                                                                      ----------       ----------        ----------

Other expense:
   Salaries and benefits                                               5,190,061        4,397,374         3,927,017
   Occupancy and equipment                                             1,200,589        1,018,979           760,254
   Deposit insurance premiums                                            583,876          462,432           466,918
   Provision for estimated losses on real estate owned                      -             481,298              -
   Other operating (note 15)                                           2,459,005        1,926,246         1,424,280
                                                                      ----------       ----------        ----------
           Total other expense                                         9,433,531        8,286,329         6,578,469
                                                                      ----------       ----------        ----------
           Earnings before income taxes                                4,267,282          322,579         4,596,848

Income tax expense (note 13)                                           1,544,340           14,386         1,714,309
                                                                      ----------       ----------        ----------
           Net earnings                                             $  2,722,942          308,193         2,882,539
                                                                      ==========       ==========        ==========
Net earnings per common and common equivalent share
                                                                    $       1.31             0.15              1.39
                                                                      ==========       ==========        ==========
Weighted average common and common equivalent shares                   2,074,800        2,074,800         2,074,800
                                                                      ==========       ==========        ==========



See accompanying notes to consolidated financial statements.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

              For the Years Ended December 31, 1993, 1992 and 1991



                                                               Additional Paid-in Capital
                                                               --------------------------
                                      Class A                   Class A
                                     Preferred     Common      Preferred      Common        Retained
                                       Stock       Stock         Stock         Stock        Earnings      Total
                                     --------    ----------    ----------   -----------    ----------   ----------
Balance, December 31, 1990          $ 300,000     1,774,800     1,800,000       166,146     7,479,808   11,520,754

Net earnings                            -             -             -             -         2,882,539    2,882,539

Cash dividends:
      Common stock                      -             -             -             -          (301,713)    (301,713)
      Preferred stock                   -             -             -             -          (120,000)    (120,000)
                                     --------    ----------    ----------   -----------    ----------   ----------

Balance, December 31, 1991            300,000     1,774,800     1,800,000       166,146     9,940,634   13,981,580

Net earnings                            -             -             -             -           308,193      308,193

Cash dividends:
      Common stock                      -             -             -             -           (73,949)     (73,949)
      Preferred stock                   -             -             -             -           (30,000)     (30,000)
                                     --------    ----------    ----------   -----------    ----------   ----------

Balance, December 31, 1992            300,000     1,774,800     1,800,000       166,146    10,144,878   14,185,824

Net earnings                            -             -             -             -         2,722,942    2,722,942

Cash dividends:
      Common stock                      -             -             -             -          (212,976)    (212,976)
      Preferred stock                   -             -             -             -           (60,000)     (60,000)
                                     --------    ----------    ----------   -----------    ----------   ----------

Balance, December 31, 1993          $ 300,000     1,774,800     1,800,000       166,146    12,594,844   16,635,790
                                     ========    ==========    ==========   ===========    ==========   ==========




See accompanying notes to consolidated financial statements.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

              For the Years Ended December 31, 1993, 1992 and 1991


                                                                         1993             1992              1991
                                                                         ----             ----              ----
Cash flows from operating activities:
   Net earnings                                                     $  2,722,942          308,193         2,882,539
   Adjustments to reconcile net earnings to net cash
       provided (used) by operating activities:
          Depreciation, amortization and accretion                     2,146,661        1,001,621           398,433
          Provision for loan losses                                      127,422        2,736,648           465,000
          Provision for estimated losses on real estate
              owned                                                        -              481,298             -
          Provision for deferred income taxes                             (5,419)        (647,996)          107,947
          Net (gain) loss on sales of:
              Investment and mortgage-backed securities                 (405,547)           -                  -
              First mortgage loans and rights to service
                first mortgage loans                                  (1,348,225)          68,362          (709,771)
              Real estate owned                                         (204,244)            (258)          (40,270)
              Premises and equipment                                      (3,810)          13,183              -
          FHLB stock dividend                                            (57,800)         (64,700)          (68,600)
          Change in:
              Accrued interest receivable                                (68,218)         747,866           253,146
              Accrued interest payable                                   (78,010)        (632,576)         (204,737)
              Other                                                     (678,350)      (1,018,193)         (661,692)
   Net change in mortgage loans held for sale                           (261,823)        (669,368)       (7,378,390)
                                                                     -----------      -----------        ----------

                Net cash provided (used) by operating
                   activities                                          1,885,579        2,324,080        (4,956,395)
                                                                     -----------      -----------        ----------

Cash flows from investing activities:
   Net change in loans                                               (56,782,926)      14,243,080       (10,586,412)
   Principal repayments on mortgage-backed and
       related securities                                                866,107        1,890,829         1,126,798
   Proceeds from sales of investment and
       mortgage-backed securities                                     19,657,094           -                   -
   Proceeds from maturities of investment securities                     615,000        3,438,333         3,778,333
   Purchases of investment securities                                (10,539,257)     (12,037,267)       (2,590,176)
   Improvements to real estate owned                                       -               (3,085)          (24,856)
   Proceeds from sales of real estate owned                            1,763,933          936,615           322,828
   Proceeds from sale of premises and equipment                            3,810            5,150              -
   Purchases of premises and equipment                                  (689,391)        (452,270)         (566,520)
                                                                     -----------      -----------        ----------

                Net cash provided (used) by investing
                   activities                                       $(45,105,630)       8,021,385        (8,540,005)
                                                                     -----------      -----------        ----------


                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

              For the Years Ended December 31, 1993, 1992 and 1991


                                                                          1993            1992              1991
                                                                          ----            ----              ----
Cash flows from financing activities:
   Net change in deposits                                            $28,516,814       (5,064,393)       (3,596,401)
   Principal payments on bonds payable                                  (100,000)        (100,000)         (100,000)
   Proceeds of advances from FHLB                                      5,000,000           -                 -
   Net increase in advances from borrowers for taxes
       and insurance                                                     449,119          415,317           567,701
   Net change in custodial escrow accounts                               796,806         (268,197)          594,536
   Cash dividends paid on preferred and common stock                    (272,976)        (103,949)         (421,713)
                                                                      ----------       ----------       -----------

              Net cash provided (used) by financing
                  activities                                          34,389,763       (5,121,222)       (2,955,877)
                                                                      ----------       ----------       -----------

              Net increase (decrease) in cash and
                  cash equivalents                                    (8,830,288)       5,224,243       (16,452,277)

Cash and cash equivalents at beginning of year                        35,565,189       30,340,946        46,793,223
                                                                      ----------       ----------       -----------

Cash and cash equivalents at end of year                             $26,734,901       35,565,189        30,340,946
                                                                      ==========       ==========       ===========

Supplemental disclosures of cash flow information:
   Noncash investing and financing activities:
       Transfer from loans to real estate owned                      $   667,332          800,752           746,705
       Financed sales of real estate owned                           $    95,000           89,164           600,569

   Cash paid during the year for:
       Interest                                                      $ 8,444,442       10,724,396        13,931,418
       Income taxes                                                  $ 1,533,000          894,867         1,484,500




See accompanying notes to consolidated financial statements.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(1)    Summary of Significant Accounting Policies
       The accounting and reporting policies of Fidelity Federal Savings Bank and subsidiary (the Bank) conform to generally accepted accounting principles and to general practices within the thrift industry. The following is a description of the more significant of those policies which the Bank follows in preparing and presenting its consolidated financial statements.

       Principles of Consolidation
       The consolidated financial statements include the accounts of Fidelity
          Federal Savings Bank and First Fidelity Financial Corporation, its wholly-owned subsidiary. All significant intercompany balances and transactions are eliminated in consolidation.

       Cash Equivalents
       For purposes of the statements of cash flows, the Bank considers cash, amounts due from banks, interest-bearing deposits in financial institutions and federal funds sold to be cash equivalents.

       Investment Securities
       Investment securities are stated at amortized cost, adjusted for unamortized premiums and unearned discounts. Discounts are accreted and premiums are amortized into interest income by a method which approximates the level-yield method over the remaining contractual terms of the respective securities. Sales of investment securities may be consummated as a result of changing liquidity needs, capital standards or level of portfolio risk. Gains and losses from the sale of securities are determined using the specific identification method.

       Mortgage-Backed Securities
       Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. These securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums are amortized and discounts are accreted using a method which approximates the level-yield method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Sales of mortgage-backed securities may be consummated as a result of changing liquidity needs, capital standards or level of portfolio risk. Gains and losses on the sale of mortgage-backed securities are determined using the specific identification method.

       Mortgage Loans Held for Sale
       Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. Gains and losses from the sale of loans are determined using the specific identification method.

       Loans and Allowance for Loan Losses
       Loans are stated at unpaid principal balances, net of unearned income and net deferred loan origination fees or costs. Unearned income on consumer loans is recognized over the lives of the loans using methods that approximate the level-yield method.

       Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(1)    Summary of Significant Accounting Policies, continued

       Loans and Allowance for Loan Losses, continued

       The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgement, will be adequate to absorb possible losses on existing loans that may become uncollectible. Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

       Management believes that the allowance for loan losses is adequate.
          While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgements different than those of management.

       Loan Origination and Commitment Fees and Related Costs
       Loan fees are accounted for in accordance with Statement of Financial
          Accounting Standards No. 91. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

       Loan Servicing Fees
       Fees arising from servicing loans for others are recognized as earned.

       Loan Servicing Rights
       The cost of loan servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing costs, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess servicing fees receivable" is amortized over the same estimated life using a method approximating the interest method.

       The cost of loan servicing rights acquired, the excess servicing fees receivable, and the amortization thereon is periodically evaluated in relation to the present value of the estimated future net servicing revenues. The Bank evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's best estimate of remaining loan lives.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(1)    Summary of Significant Accounting Policies, continued

       Premises and Equipment
       Premises and equipment are stated at cost less accumulated depreciation.
          Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred, whereas significant improvements are capitalized.

       Income Taxes
       Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial and tax bases of the allowance for loan losses, deferred compensation, stock dividends, unearned loan fees and premises and equipment. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

       Disclosures about Fair Value of Financial Instruments
       Statement of Financial Accounting Standards No. 107, "Disclosures about
          Fair Value of Financial Instruments", requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below and in the respective section of each note applicable for affected financial instruments of the Bank.

              Cash, Short-term Investments and Federal Home Loan Bank Stock For cash, due from banks, interest-bearing deposits in financial institutions, federal funds sold and investments in Federal Home Loan Bank, the carrying amount is a reasonable estimate of fair value.

              Commitments to Originate First Mortgage Loans
              For commitments to originate fixed-rate first mortgage loans, fair value considers the terms of the agreements, the creditworthiness of the counterparties and the difference between current levels of interest rates and the committed rates. As the Bank's terms are for a short duration, the contract value is a reasonable estimate of fair value.

              Commitments to Extend Credit, Standby Letters of Credit and Forward Sales Contracts
              Because commitments to extend credit, standby letters of credit and forward sales contracts are made using variable rates, the contract value is a reasonable estimate of fair value.

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgements. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(1)    Summary of Significant Accounting Policies, continued

       Disclosures about Fair Value of Financial Instruments, continued

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include premises and equipment, real estate owned, deferred income taxes and intangible assets. In addition, the tax ramifications related to the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in the estimates.

       Earnings Per Share
       Preferred shares outstanding are treated as common equivalent shares for the purpose of computing weighted average common and common equivalent shares.

       Reclassifications
       Certain items in the 1992 and 1991 consolidated financial statements have been reclassified to conform to the current year presentation.

(2)    Investment Securities
       The carrying value and estimated market value (based on quoted market prices) of investment securities at December 31, 1993 and 1992 are summarized as follows:

                                                                         Gross             Gross          Estimated
                                                        Carrying      Unrealized        Unrealized          Market
                      1993                               Value           Gains            Losses             Value
                      ----                             ----------      ----------        ---------        ----------
              U.S. Treasury                           $ 7,006,417        28,896              -             7,035,313
              State, county and municipals                 33,333           -                -                33,333
                                                       ----------        ------          ---------        ----------

                                                      $ 7,039,750        28,896              -             7,068,646
                                                       ==========        ======          =========        ==========

                      1992
                      ----

              U.S. Treasury                           $10,212,422         9,231            78,498         10,143,155
              State, county and municipals                482,041           -                 174            481,867
                                                       ----------        ------          ---------        ----------

                                                      $10,694,463         9,231            78,672         10,625,022
                                                       ==========        ======          =========        ==========


       The carrying value and estimated market value of investment securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                        Estimated
                                                                                        Carrying          Market
                                                                                          Value           Value
                                                                                        ---------       ----------
              Due in one year or less                                                  $3,006,760       3,022,500
              Due after one year through five years                                     4,032,990       4,046,146
                                                                                        ---------       ---------

                                                                                       $7,039,750       7,068,646
                                                                                        =========       =========

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(2)    Investment Securities, continued

       Proceeds from sales of investment securities during 1993 were $12,174,375. Gross gains of $179,613 and gross losses of $17,995 were realized on those sales. There were no sales of investment securities during 1992 and 1991.

       Investment securities carried in the consolidated statements of financial condition at $6,666,193 and $3,875,000 as of December 31, 1993 and 1992, respectively, were pledged to secure public deposits, or for other purposes. Such public deposits were further secured by the pledge of $7,630,000 of deposits held in other financial institutions as of December 31, 1993.

(3)    Mortgage-Backed and Related Securities
       The carrying value and estimated market value (based on quoted market prices) of mortgage-backed and related securities at December 31, 1992 are summarized as follows:

                                                                           Gross          Gross      Estimated
                                                        Carrying        Unrealized     Unrealized      Market
                                                          Value            Gains         Losses        Value
                                                        ---------       ----------     ----------    ----------
              GNMA Certificates                        $  441,303           16,549         -           457,852
              FHLMC Certificates                        6,103,044          208,758         -         6,311,802
                                                        ---------          -------     ----------    ----------

                                                       $6,544,347          225,307         -         6,769,654
                                                        =========          =======     ==========    ==========


       Proceeds from sales of investments in mortgage-backed and related securities during 1993 were $7,482,719. Gross gains of $243,929 were realized on those sales.

       As of December 31, 1992, mortgage-backed securities with a carrying value of approximately $4,625,000, were pledged to secure public deposits.

(4)    Loans and Allowance for Loan Losses
       Loans at December 31, 1993 and 1992 are summarized as follows:

                                                                                         1993              1992
                                                                                         ----              ----
              Real estate                                                            $154,384,011       102,112,408
              Construction                                                              6,546,340         2,578,727
              Consumer                                                                 34,709,172        35,449,586
              Commercial                                                               12,222,507        11,436,327
              Financing leases                                                            236,469           558,371
                                                                                      -----------       -----------

                                                                                      208,098,499       152,135,419
              Less:
                 Undisbursed construction loan proceeds                                 2,673,772         1,042,485
                 Unearned discounts                                                     1,123,740         3,016,217
                 Net deferred loan fees                                                   382,852           150,297
                                                                                      -----------       -----------

                                                                                      203,918,135       147,926,420
                 Allowance for loan losses                                              3,840,806         4,341,102
                                                                                      -----------       -----------

                    Total net loans                                                  $200,077,329       143,585,318
                                                                                      ===========       ===========


                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(4)    Loans and Allowance for Loan Losses, continued

       The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in Whitfield County, Georgia and the surrounding area. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

       Activity in the allowance for loan losses is summarized as follows for the years ended December 31:


                                                                         1993              1992             1991
                                                                         ----              ----             ----
          Balance at beginning of year                                $4,341,102        2,824,769         3,191,007
          Provisions charged to operations                               127,422        2,736,648           465,000
          Chargeoffs                                                    (734,223)      (1,360,545)         (861,230)
          Recoveries                                                     106,505          140,230            29,992
                                                                       ---------       ----------         ---------

          Balance at end of year                                      $3,840,806        4,341,102         2,824,769
                                                                       =========       ==========         =========


       Nonaccrual loans totaled $575,263 and $713,359 at December 31, 1993 and
          1992, respectively.

       Loans to facilitate the sale of real estate owned, recorded as real estate owned for regulatory reporting purposes, totaled $300,821 and $1,364,147 at December 31, 1993 and 1992, respectively. These are loans in which the borrowers did not meet the minimum initial down payment requirements necessary for sales recognition.

       Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as installment, commercial, mortgage and held for sale. Each category includes loans with both fixed and adjustable rate terms and also includes loans secured by real estate, loans secured by collateral other than real estate and unsecured loans. The estimated discount rate used has considered the components of each of these loan categories.

       The fair value of each category of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimated fair value of net loans and mortgage loans held for sale at December 31, 1993 and 1992 is $215,004,000 and $157,737,000, respectively.

       In the normal course of business, executive officers and directors of the Bank, including certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Bank. Loans to executive officers and directors are made on terms comparable to those available to other Bank customers. The following table summarizes related party loan activity during 1993.


                    Beginning balance                                 $1,632,788
                    New loans                                          2,918,337
                    Repayments                                          (879,280)
                    Parties no longer related                           (827,901)
                                                                       ---------

                    Ending balance                                    $2,843,944
                                                                       =========


                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(5)    Loan Servicing
       Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at December 31 are summarized as follows:

                                                                                         1993              1992
                                                                                         ----              ----
          Mortgage loan portfolios serviced for:
              FHLMC                                                                  $ 44,535,105        42,351,971
              FNMA                                                                    394,686,463       343,261,766
                                                                                      -----------       -----------

                                                                                     $439,221,568       385,613,737
                                                                                      ===========       ===========


       Custodial escrow balances maintained in connection with the foregoing loan servicing were $1,737,965 and $941,159 at December 31, 1993 and 1992, respectively.

       The following is an analysis of the changes in loan servicing rights acquired (purchased) and excess servicing fees receivable (retained) asset balances for 1993 and 1992:

                                                                                        Purchased         Retained
                                                                                        ---------         --------
          Balance, December 31, 1991                                                   $  635,548           597,701
          Additions                                                                       903,736         1,060,907
          Amortization                                                                   (202,589)         (356,970)
                                                                                        ---------         ---------

          Balance, December 31, 1992                                                    1,336,695         1,301,638
          Additions                                                                       983,371           433,451
          Amortization                                                                   (804,379)         (706,457)
                                                                                        ---------         ---------

          Balance, December 31, 1993                                                   $1,515,687         1,028,632
                                                                                        =========         =========


(6)    Real Estate Owned
       In accordance with the American Institute of Certified Public
          Accountants' Statement of Position 92-3 "Accounting for Foreclosed Assets", the Bank established a valuation allowance for real estate owned for the year ended December 31, 1992. The allowance represents an amount which, in management's judgement, is adequate to absorb both losses on real estate owned and the estimated cost to dispose of the properties. The following is a summary of the changes in real estate owned and the related valuation allowance for losses on real estate owned for the year ended December 31, 1993.

                                                                     Real Estate
                                                                        Owned           Allowance          Total
                                                                     -----------        ---------        ---------
                  Balance at beginning of year                       $ 1,726,024         (258,898)       1,467,126
                  Additions - foreclosures                               691,164          (23,832)         667,332
                  Deletions - sales                                   (1,922,163)         267,474       (1,654,689)
                                                                      ----------         --------       ----------

                  Balance at end of year                             $   495,025          (15,256)         479,769
                                                                      ==========         ========       ==========


                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(7)    Premises and Equipment
       Premises and equipment as of December 31 are summarized as follows:

                                                                                           1993             1992
                                                                                           ----             ----
          Land                                                                         $  606,197           606,197
          Buildings and improvements                                                    3,869,192         3,768,729
          Furniture, fixtures, and equipment                                            3,440,837         2,856,037
          Automobiles                                                                      50,766            56,421
                                                                                        ---------         ---------

                                                                                        7,966,992         7,287,384
          Less accumulated depreciation                                                 2,376,806         1,756,427
                                                                                        ---------         ---------

                                                                                       $5,590,186         5,530,957
                                                                                        =========         =========


       Depreciation expense was $630,162, $474,519 and $360,607 in 1993, 1992 and 1991, respectively.

(8)    Deposits
       Deposits at December 31 are summarized as follows:

                                                               1993                               1992
                                                 --------------------------------     ----------------------------
                                                    Weighted                           Weighted
                                                 Average Rate            Amount       Average Rate        Amount
                                                 ------------         -----------     ------------     -----------
          Noninterest-bearing deposits                  -            $ 26,596,879           -           22,534,103
          NOW and SuperNOW accounts                   2.43%            27,512,108         2.80%         21,324,852
          Money market accounts                       3.14%            19,303,216         3.26%         12,952,966
          Savings accounts                            3.06%            20,005,514         3.97%         20,446,760
                                                                      -----------                      -----------

                                                                       93,417,717                       77,258,681
                                                                      -----------                      -----------

          Certificates of deposit:
               2.65%  to    3.99%                                      23,659,468                       17,726,427
               4.00%  to    5.99%                                      81,202,742                       63,493,944
               6.00%  to    7.99%                                      24,810,651                       28,549,380
               8.00%  to   10.40%                                       3,690,941                       11,236,273
                                                                      -----------                      -----------

                  Total certificates of deposit       4.93%           133,363,802         5.44%        121,006,024
                                                      ----            -----------         ----         -----------

                                                      3.73%          $226,781,519         4.24%        198,264,705
                                                      ====            ===========         ====         ===========


       At December 31, 1993, contractual maturities of certificates are as follows:

              Matured at December 31                                 $     77,002
              Maturing during the year
                   ending December 31:
                  1994                                                 67,762,211
                  1995                                                 49,574,247
                  1996                                                 10,573,394
                  1997 and thereafter                                   5,376,948
                                                                      -----------

                                                                     $133,363,802
                                                                      ===========


                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(8)    Deposits, continued

       Interest expense on deposits, for the years ended December 31, is summarized as follows:

                                                                        1993             1992            1991
                                                                        ----             ----            ----
              Money market accounts                                 $  479,254          707,278       1,259,680
              NOW and SuperNOW accounts                                569,398          557,427         802,279
              Savings accounts                                         701,707          496,984         359,147
              Certificates of deposit                                6,454,232        8,282,226      11,229,375
                                                                     ---------       ----------      ----------

                                                                    $8,204,591       10,043,915      13,650,481
                                                                     =========       ==========      ==========


       Certificates of deposit with balances of $100,000 or more totaled
          $40,380,275 and $38,816,524 at December 31, 1993 and 1992,
          respectively.

       The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, money market and checking accounts, is equal to the amount payable on demand as of December 31, 1993 and 1992. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. At December 31, 1993 and 1992, the estimated fair value of the certificates of deposit is $134,354,000 and $122,794,000, respectively.

       The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. If that value were considered at December 31, 1993 and 1992, the fair value of the Bank's net assets would increase by approximately $798,000 and $675,000, respectively.

(9)    Bonds Payable
       Bonds payable in the original amount of $1,200,000 were issued August
          14, 1985, to finance the construction of the main office facility. The bonds were issued by the Development Authority of Whitfield County, Georgia and assigned to Northwest Georgia Bank as trustee. The bonds bear interest at seventy-five percent (75%) of the prime rate of Citibank, N.A., adjusted monthly, plus an interest adjustment factor of approximately 1.2 percent. The effective interest rate was approximately 5.5 percent at December 31, 1993. The bonds are secured by the Bank's real and personal property acquired by the proceeds of the bond issue, and mature in annual installments of $100,000 due August 14 in each of the years through 1997.

       To determine the estimated $390,000 and $489,000 fair value of the bonds at December 31, 1993 and 1992, respectively, the Bank used rates currently available for debt with similar terms and remaining maturities.

(10)   Advances from Federal Home Loan Bank
       The Bank has a line of credit agreement available with the Federal Home
          Loan Bank of Atlanta (FHLB) in the amount of $13,000,000. At December 31, 1993 and 1992, there were no advances outstanding.

       In 1993, the Bank entered into a long-term advance agreement for a note payable to the Federal Home Loan Bank of Atlanta (FHLB) in the amount of $5,000,000, which includes interest at a fixed rate of 4.96%, payable monthly, and requires quarterly principal payments of $200,000 from February 1994 through February 2000. Advances are secured by the Bank's stock in the FHLB and a blanket floating lien against a portfolio of first mortgage loans held by the Bank.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(10)   Advances from Federal Home Loan Bank, continued

       Maturities of the note payable for future years is as follows:

                    1994                                   $  800,000
                    1995                                      800,000
                    1996                                      800,000
                    1997                                      800,000
                    1998                                      800,000
                    Thereafter                              1,000,000
                                                            ---------

                                                           $5,000,000
                                                            =========


       To determine the estimated $4,712,000 fair value of the advance at December 31, 1993, the Bank used rates currently available for debt with similar terms and remaining maturities.

(11)   Preferred Stock
       During 1988, the Bank issued 300,000 shares of 6% cumulative, non-voting, restricted convertible, non-callable Class A Preferred Stock for total proceeds of $2,000,000. In April 1991, the terms of the Class A Preferred Stock were changed from cumulative to non-cumulative with respect to dividends, so that the stock would be an allowable component of regulatory capital. In the event of the dissolution or liquidation of the Bank, or sale of all its assets, whether voluntary or involuntary, or in the event of its insolvency or upon distribution of its assets, the holders of the Class A Preferred Stock shall participate pro rata with the common shareholders.

(12)   Profit Sharing
       The Bank has a contributory profit-sharing plan covering substantially all employees who have 90 days or more of service. Participating employees may contribute up to fifteen percent of their salary. Based on years of service, the Bank makes a matching contribution in the range of 50 to 100 percent of participant contributions (limited to six percent of compensation) and may make an additional discretionary contribution up to the maximum amount deductible by the Bank for federal income tax purposes. The Bank's contributions were $201,433, $144,579 and $139,710 in 1993, 1992 and 1991, respectively.

(13)   Income Taxes
       In February 1992 the Financial Accounting Standards Board issued
          Statement 109, "Accounting for Income Taxes". The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 109 during the year ending December 31, 1992 and restated the 1991 financial statements to retroactively reflect the adoption.

       SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the accounting standard requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank's assets and liabilities result in deferred tax assets, the standard requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(13)   Income Taxes, continued

       The components of income tax expense for the years ended December 31, 1993, 1992 and 1991 are as follows:

                                                                          1993             1992             1991
                                                                          ----             ----             ----
              Federal:
                  Current                                             $1,415,069          653,069         1,372,322
                  Deferred                                                (4,849)        (544,878)           96,584
                                                                       ---------         --------         ---------
                                                                       1,410,220          108,191         1,468,906
                                                                       ---------         --------         ---------
              State:
                  Current                                                134,690            9,313           234,040
                  Deferred                                                  (570)        (103,118)           11,363
                                                                       ---------         --------         ---------
                                                                         134,120          (93,805)          245,403
                                                                       ---------         --------         ---------

                       Total income tax expense                       $1,544,340           14,386         1,714,309
                                                                       =========         ========         =========


       The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before taxes are as follows:

                                                                          1993              1992             1991
                                                                          ----              ----             ----
              Pretax income at statutory rates                        $1,450,876          109,677         1,562,928
              Add (deduct):
                 Tax-exempt interest income                               (3,280)         (38,907)          (53,067)
                 Non-deductible interest expense                             576            4,987            30,718
                 State taxes, net of federal effect                       88,519          (61,911)          161,966
                 Other                                                     7,649              540            11,764
                                                                       ---------          -------         ---------

                                                                      $1,544,340           14,386         1,714,309
                                                                       =========          =======         =========


       The following summarizes the source and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset. The deferred tax asset is included as a component of other assets at December 31, 1993 and 1992.

                                                                                           1993               1992
                                                                                           ----               ----
              Net loan fees deferred for financial reporting purposes                    $145,484            50,946
              FHLB stock dividends not currently recognized for
                 tax purposes                                                            (148,694)         (126,730)
              Difference between financial statement and tax basis
                 recognition of excess loan servicing fee income                             -              (39,599)
              Difference between financial statement and tax basis
                 premises and equipment                                                  (405,281)         (404,052)
              Provision for loan losses not currently recognized
                 for tax purposes                                                         873,115         1,089,978
              Nonaccrual loan interest not currently  recognized
                 for financial reporting purposes                                          29,938            22,693
              Lease financing receivables                                                  (4,177)          (31,569)
              Accrued incentive compensation deferred for tax
                 purposes                                                                  75,952             -
              Other                                                                           749             -
                                                                                          -------         ---------

                                                                                         $567,086           561,667
                                                                                          =======         =========

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(14)   Financial Institutions Reform, Recovery, and Enforcement Act of 1989
       (FIRREA)
       On August 9, 1989, FIRREA was signed into law. FIRREA imposes more stringent capital requirements upon savings institutions (institutions) than those previously in effect. In addition, FIRREA includes provisions for changes in the federal regulatory structure for institutions including a new deposit insurance system, increased deposit insurance premiums and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as an insured institution.

       The legislation contains provisions for capital standards that require institutions to have a minimum regulatory tangible capital equal to 1.5% of total tangible assets, a minimum 3% leverage capital ratio, and a risk-based capital ratio of 8% on December 31, 1993. In all cases, the capital standards are required to be no less stringent than standards applicable to national banks. Currently, national banks are required to maintain a primary capital-to-assets ratio of 5.5% and a total capital-to-assets ratio of 6%.

       The following reconciliation discloses that the Bank exceeds the current capital requirements set forth in FIRREA:

                                                                                        Regulatory
                                                                      -----------------------------------------------
                                                                                      (Unaudited)
                                                                        Tangible          Core           Risk-based
                      1993                                               Capital        Capital            Capital
                      ----                                            ------------   ------------        ------------
              Consolidated stockholders' equity                        $16,635,790     16,635,790         16,635,790
              General valuation allowances-limited to
                 1.25% of risk-based assets                                 -              -               2,055,475
              Nonallowable assets:
                 Investment in subsidiary                                   (5,000)        (5,000)            (5,000)
                                                                        ----------     ----------         ----------

              Regulatory capital-computed                               16,630,790     16,630,790         18,686,265
              Minimum capital requirement                                3,825,000      7,650,000         13,298,000
                                                                        ----------     ----------         ----------

              Excess regulatory capital                                $12,805,790      8,980,790          5,388,265
                                                                        ==========     ==========         ==========

              Regulatory capital as a percentage of
                 adjusted assets                                           6.5%           6.5%              11.2%
                                                                           ===            ===               ====


(15)   Miscellaneous Income and Other Operating Expense
       Components of miscellaneous income and other operating expense which are greater than 1% of interest income and other income are as follows:

                                                                         1993              1992             1991
                                                                         ----              ----             ----
              Miscellaneous income:
                 Banking service charges and fees                   $  1,589,447        1,095,986         1,140,670
                 Late charges on loans                                   246,417          266,967           268,473
                 Credit life insurance underwriting
                    commissions                                          234,104          188,681           228,339

              Other operating expense:
                 Professional fees                                  $    642,089          464,491           241,696
                 Printing, postage and supplies                          234,104          508,950           422,100
                 Data processing maintenance and supplies                262,236           98,459            93,893


                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(16)   Commitments and Contingencies
       The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and forward sales contracts.
          Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward sales contracts, the contract amounts do not represent exposure to credit loss; however, these financial instruments do expose the Bank to interest rate risk. The Bank controls the interest rate risk of these transactions through credit approvals, limits, and monitoring procedures.

                                                                                          1993              1992
                                                                                          ----              ----
              Financial instruments whose contract amounts represent
                 credit risk:
                    Commitments to originate first mortgage loans                   $  11,507,298        10,299,115
                    Commitments to extend credit                                    $  12,634,353         5,891,995
                    Standby letters of credit                                       $   1,235,382         1,076,036
              Financial instruments whose contract amounts expose the
                 Bank to interest rate risk:
                    Forward sales contracts                                         $   8,908,200         4,875,525


       Commitments to originate first mortgage loans and to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. The Bank's loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory, and equipment located in Whitfield County, Georgia, and contiguous counties.

       Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY

(16)   Commitments and Contingencies, continued

       Forward sales contracts are for delayed delivery of first mortgages and/or mortgage-backed securities in which the Bank agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in loan and securities values, and interest rates.

       In the normal course of business the Bank is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the Bank's financial position.

(17)   Supervisory Agreement
       The Bank operated under a supervisory agreement with its primary regulator, the Office of Thrift Supervision (OTS), from August 6, 1991 to January 12, 1994. In accordance with the agreement, the Bank was ordered to cease and desist from certain practices and to implement certain corrective measures and procedures consistent with safe and sound banking practices. Based upon action being taken in the required areas, and the Bank being in substantial compliance with the time frames established in the regulatory agreement, the OTS lifted the supervisory agreement in January 1994.

(18)   Subsequent Events

       In July 1994, the Bank's board of directors approved a 2-for-1 stock split for both the common and preferred shares outstanding. All share and per share data in these consolidated financial statements have been retroactively restated to reflect this stock split.


       On October 17, 1994, the Bank's board of directors approved a merger agreement whereby the Bank would be merged into and become a subsidiary of Regions Financial Corporation ("Regions"), headquartered in Birmingham, Alabama. The merger would be effected through the exchange of the Bank's common and preferred stocks for common stock of Regions based upon an exchange ratio to be established at a later date using a predetermined formula. For the merger to be effected, the Bank's stockholders and the OTS must approve the transaction, and Regions must complete a public registration of its shares to be tendered with the merger. Management expects the merger to occur during the first quarter of 1995; however, there is no certainty that the transaction will be consummated within that time frame or at all.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               September 30, 1994
                                  (Unaudited)
                                 (In thousands)

       ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 12,828
Interest-bearing deposits in financial institutions . . . . . . . . . . . . . . . .            8,272
Federal funds sold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              100
                                                                                             -------
    Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . .           21,200
Investment securities held to maturity (estimated market value of $6,970)(Note 2) .            7,027
Investment in Federal Home Loan Bank stock, at cost . . . . . . . . . . . . . . . .            1,284
Mortgage loans held for sale  . . . . . . . . . . . . . . . . . . . . . . . . . . .            2,155
Loans, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          243,082
Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,807
Real estate owned, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               61
Premises and equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6,287
Cost of loans servicing rights acquired . . . . . . . . . . . . . . . . . . . . . .              289
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4,062
                                                                                             -------
         Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $287,254
                                                                                             =======

     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $254,662
Bonds payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              300
Advances from Federal Home Loan Bank  . . . . . . . . . . . . . . . . . . . . . . .            4,400
Advances from borrowers for taxes and insurance . . . . . . . . . . . . . . . . . .            3,077
Custodial escrow balances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,115
Accrued interest payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,080
Accrued expenses and other liabilities  . . . . . . . . . . . . . . . . . . . . . .            1,768
                                                                                             -------
        Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          268,402
                                                                                             -------

Stockholders' equity
    Preferred stock, Series A, 6% nonvoting, restricted convertible, callable,
        $1.00 par value; authorized 500,000 shares; issued and outstanding 300,000
        shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              300
    Common stock, $1.00 par value, authorized 10,000,000 shares; issued and
        outstanding 1,774,800 shares  . . . . . . . . . . . . . . . . . . . . . . .            1,775
    Additional paid-in capital:
        Preferred . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,800
        Common  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              166
    Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           14,811
                                                                                             -------
        Total stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . .           18,852
                                                                                             -------

        Total liabilities and stockholders' equity  . . . . . . . . . . . . . . . .         $287,254
                                                                                             =======


See accompanying notes to unaudited condensed consolidated interim financial statements.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (Unaudited)
                     (In thousands, except per share data)

                                                                Three Months                 Nine Months
                                                             Ended September 30,          Ended September 30,
                                                            --------------------         ---------------------
                                                             1994          1993           1994           1993
                                                            ------        ------         ------         ------
Interest income:
    Loans . . . . . . . . . . . . . . . . . . . . .         $4,754         4,005         13,368         11,277
    Investment securities . . . . . . . . . . . . .             94            96            275            675
    Other interest-earning assets . . . . . . . . .            134           110            312            394
                                                             -----         -----         ------         ------
        Total interest income . . . . . . . . . . .          4,982         4,211         13,955         12,346
                                                             -----         -----         ------         ------
Interest expense:
    Deposits  . . . . . . . . . . . . . . . . . . .          2,575         1,968          6,940          6,154
    Borrowed funds  . . . . . . . . . . . . . . . .             58            48            230             83
                                                             -----         -----         ------         ------
        Total interest expense  . . . . . . . . . .          2,633         2,016          7,170          6,237
                                                             -----         -----         ------         ------
            Net interest income . . . . . . . . . .          2,349         2,195          6,785          6,109
Provision for loan losses   . . . . . . . . . . . .              -             -              -            127
                                                             -----         -----         ------         ------
            Net interest income after provision for
                loan losses . . . . . . . . . . . .          2,349         2,195          6,785          5,982
                                                             -----         -----         ------         ------
Other income:
   Gain on sales of first mortgage loans and rights
       to service first mortgage loans  . . . . . .          1,476           371          1,589          1,052
   Loan servicing fees net of purchased servicing and
       excess servicing fee amortization  . . . . .            295            64            966            331
   Securities gains, net  . . . . . . . . . . . . .              -             -              -            406
   Service charges and deposit fees . . . . . . . .            396           379          1,017          1,043
   Miscellaneous  . . . . . . . . . . . . . . . . .            361           444          1,223          1,436
                                                             -----         -----         ------         ------
       Total other income . . . . . . . . . . . . .          2,528         1,258          4,795          4,268
                                                             -----         -----         ------         ------
Other expense:
    Salaries and benefits . . . . . . . . . . . . .          1,478         1,385          4,254          3,692
    Occupancy and equipment . . . . . . . . . . . .            336           313            960            871
    Deposit insurance premiums  . . . . . . . . . .            155           141            438            433
    Other operating expense . . . . . . . . . . . .            599           554          1,555          1,660
                                                             -----         -----         ------         ------
        Total other expense . . . . . . . . . . . .          2,568         2,393          7,207          6,656
                                                             -----         -----         ------         ------
        Earnings before income taxes  . . . . . . .          2,309         1,060          4,373          3,594
Income tax expense  . . . . . . . . . . . . . . . .            869           413          1,623          1,390
                                                             -----         -----         ------         ------
        Net earnings  . . . . . . . . . . . . . . .         $1,440           647          2,750          2,204
                                                             =====         =====         ======         ======

Net earnings per common and common equivalent share         $ 0.69        $ 0.31        $  1.33        $  1.06

Weighted average common and common equivalent shares         2,075         2,075          2,075          2,075






See accompanying notes to unaudited condensed consolidated interim financial statements.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY
      CONDENSED  CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  For the Nine Months Ended September 30, 1994
                                  (Unaudited)
                                 (In thousands)


                                                                         Additional Paid-in Capital
                                                                         ---------------------------
                                                  Series A             Series A
                                                 Preferred    Common  Preferred    Common  Retained
                                                   Stock      Stock     Stock      Stock   Earnings    Total
                                                   -----      -----     -----      -----   --------    ------
Balance December 31, 1993 . . . . . . . . . . .     $300      1,775     1,800        166    12,595     16,636

Net Earnings  . . . . . . . . . . . . . . . . .                                              2,750      2,750

Cash Dividends
     Common stock . . . . . . . . . . . . . . .                                               (444)      (444)
     Preferred stock  . . . . . . . . . . . . .                                                (90)       (90)
                                                     ---      -----     -----      -----   -------     ------

Balance, September 30, 1994 . . . . . . . . . .     $300      1,775     1,800        166    14,811     18,852
                                                     ===      =====     =====      =====   =======     ======






See accompanying notes to unaudited condensed consolidated interim financial statements.

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                                                                            For the Nine Months
                                                                         Ended September 30, 1994
                                                                      ------------------------------
                                                                       1994                    1993
                                                                      ------                  ------
Cash flows from operating activities:
Net earnings  . . . . . . . . . . . . . . . . . . . . . . .          $ 2,750                 $ 2,204
    Adjustments to reconcile net earnings to net cash provided
        (used) by operating activities:
        Depreciation, amortization and accretion  . . . . .            1,030                   1,197
        Provision for loan losses . . . . . . . . . . . . .                -                     127
        Net (gain) loss on sales of:
            Investment and mortgage-backed securities . . .                -                    (406)
            First mortgage loans and rights to service
                first mortgage loans  . . . . . . . . . . .           (1,589)                 (1,052)
            Real estate owned . . . . . . . . . . . . . . .                -                    (158)
        FHLB stock dividend . . . . . . . . . . . . . . . .                -                     (45)
        Change in:
            Accrued interest receivable . . . . . . . . . .             (490)                   (165)
            Accrued interest payable  . . . . . . . . . . .              719                    (305)
            Other . . . . . . . . . . . . . . . . . . . . .            1,926                  (1,790)
            Mortgage loans held for sale  . . . . . . . . .            7,025                  (3,866)
                                                                      ------                  -------
            Net cash provided (used) by operating activities          11,371                  (4,259)
                                                                      ------                  -------

Cash flows from investing activities:
    Net change in loans . . . . . . . . . . . . . . . . . .          (43,004)                (39,579)
    Principal repayments on mortgage-backed and
        investment securities . . . . . . . . . . . . . . .                -                     858
    Proceeds from sales of mortgage-backed and
        investment securities . . . . . . . . . . . . . . .                -                  17,676
    Proceeds from maturities of mortgage-backed and
        investment securities . . . . . . . . . . . . . . .            1,012                     624
    Purchases of investment securities  . . . . . . . . . .           (1,000)                 (8,559)
    Proceeds from the sales of real estate owned  . . . . .              137                   1,438
    Proceeds from the sale of premises and equipment  . . .                -                       4
    Purchases of premises and equipment . . . . . . . . . .           (1,332)                   (775)
                                                                      ------                  ------
        Net cash used by investing activities . . . . . . .         ($44,187)                (28,313)
                                                                      ------                  ------

Cash flows from financing activities:
    Net change in deposits  . . . . . . . . . . . . . . . .          $27,880                   9,494
    Principal payments on bonds payable . . . . . . . . . .             (100)                   (100)
    Principal payments on advances from FHLB  . . . . . . .             (600)                      -
    Proceeds of advances from FHLB  . . . . . . . . . . . .                -                   2,500
    Net increases in advances from borrowers for taxes  . .            1,258                   1,806
    Net change in custodial escrow accounts . . . . . . . .             (623)                  1,677
    Cash dividends paid on preferred and common stock . . .             (534)                   (136)
                                                                      ------                  ------
        Net cash provided by financing activities . . . . .           27,281                  15,241
                                                                      ------                  ------

Net decrease in cash and cash equivalents . . . . . . . . .           (5,535)                (17,331)
Cash and cash equivalents at beginning of year  . . . . . .           26,735                  35,565
                                                                      ------                  ------
Cash and cash equivalents at end of year  . . . . . . . . .          $21,200                  18,234
                                                                      ======                  ======

Supplemental disclosures of cash flow information:
    Noncash investing and financing activities:
        Transfer from loans to real estate owned  . . . . .          $   356                 $   147
        Financed sales of real estate owned . . . . . . . .                -                      95
    Cash paid during the year for:
        Interest  . . . . . . . . . . . . . . . . . . . . .            6,451                   6,542
        Income taxes  . . . . . . . . . . . . . . . . . . .            1,036                   1,203




See accompanying notes to unaudited condensed consolidated interim financial statements

                  FIDELITY FEDERAL SAVINGS BANK AND SUBSIDIARY
     NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(1) Basis of Presentation

        The accompanying condensed consolidated financial statements include the accounts of Fidelity Federal Savings Bank (the "Bank") and its wholly owned subsidiary. All significant intercompany balances and transactions are eliminated in consolidation.

       In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Bank for the interim periods presented. The results for the three and nine month periods are not necessarily indicative of the results expected at year end.

(2) Investment Securities

       Investment securities are stated at amortized cost, adjusted for unamortized premiums and unearned discounts. Discounts are accreted and premiums are amortized into interest income by a method which approximates the level-yield method. Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." All of the investment securities have been determined to be held to maturity. Substantially all U.S. Treasury securities are pledged as collateral to public deposits.

(3) Definitive Agreement with Regions Financial Corporation


       The Bank's Board of Directors entered into an agreement and plan of reorginization on October 17, 1994, that provides for the acquisition of Fidelity by Regions Financial Corporation pursuant to the merger of Fidelity Interim, a newly formed interim federal savings bank subsidiary of Regions, with and into Fidelity. Each share of Fidelity common stock issued and outstanding as of the effective time will be converted into 0.456 shares of Regions common stock. Each share of Fidelity preferred stock will be converted into a like number of Regions common stock equal to the product of the Common Stock Exchange ratio and the number of shares of Fidelity Common Stock into which such share of Fidelity Preferred Stock was convertible immediately prior to the effective time of the merger. Each Fidelity stockholder will receive cash in lieu of any fractional share interest. For further description of the terms of the merger see "the Plan of Merger".

                                                                      APPENDIX A

                                                                 FINAL AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                         FIDELITY FEDERAL SAVINGS BANK

                                      AND

                         REGIONS FINANCIAL CORPORATION

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Parties................................................................................   A-5
Preamble...............................................................................   A-5
ARTICLE ONE -- TRANSACTIONS AND TERMS OF MERGER........................................   A-5
   1.1    Merger.......................................................................   A-5
   1.2    Time and Place of Closing....................................................   A-5
   1.3    Effective Time...............................................................   A-6
ARTICLE TWO -- TERMS OF MERGER.........................................................   A-6
   2.1    Business of Surviving Association............................................   A-6
   2.2    Assumption of Rights.........................................................   A-6
   2.3    Assumption of Liabilities....................................................   A-6
   2.4    Charter......................................................................   A-6
   2.5    Bylaws.......................................................................   A-6
   2.6    Directors and Officers.......................................................   A-6
ARTICLE THREE -- MANNER OF CONVERTING SHARES...........................................   A-7
   3.1    Conversion of Shares.........................................................   A-7
   3.2    Anti-Dilution Provisions.....................................................   A-7
   3.3    Shares Held by Fidelity or Regions...........................................   A-7
   3.4    Dissenting Stockholders......................................................   A-7
   3.5    Fractional Shares............................................................   A-8
ARTICLE FOUR -- EXCHANGE OF SHARES.....................................................   A-8
   4.1    Exchange Procedures..........................................................   A-8
   4.2    Rights of Former Fidelity Stockholders.......................................   A-8
ARTICLE FIVE -- REPRESENTATIONS AND WARRANTIES OF FIDELITY.............................   A-9
   5.1    Organization, Standing, and Power............................................   A-9
   5.2    Authority; No Breach By Agreement............................................   A-9
   5.3    Capital Stock................................................................  A-10
   5.4    Fidelity Subsidiaries........................................................  A-10
   5.5    Financial Statements.........................................................  A-10
   5.6    Absence of Undisclosed Liabilities...........................................  A-11
   5.7    Absence of Certain Changes or Events.........................................  A-11
   5.8    Adequacy of Reserves.........................................................  A-11
   5.9    Tax Matters..................................................................  A-11
   5.10   Assets.......................................................................  A-12
   5.11   Environmental Matters........................................................  A-12
   5.12   Compliance With Laws.........................................................  A-13
   5.13   Labor Relations..............................................................  A-13
   5.14   Employee Benefit Plans.......................................................  A-13
   5.15   Material Contracts...........................................................  A-15
   5.16   Legal Proceedings............................................................  A-15
   5.17   Reports......................................................................  A-15
   5.18   Statements True and Correct..................................................  A-15
   5.19   Accounting, Tax, and Regulatory Matters......................................  A-16
   5.20   State Takeover Laws..........................................................  A-16
   5.21   Charter Provisions...........................................................  A-16

                                                                                         PAGE
                                                                                         ----
ARTICLE SIX -- REPRESENTATIONS AND WARRANTIES OF REGIONS...............................  A-16
   6.1    Organization, Standing, and Power............................................  A-16
   6.2    Authority; No Breach By Agreement............................................  A-16
   6.3    Capital Stock................................................................  A-17
   6.4    Financial Statements.........................................................  A-17
   6.5    Absence of Undisclosed Liabilities...........................................  A-17
   6.6    Absence of Certain Changes or Events.........................................  A-18
   6.7    Compliance With Laws.........................................................  A-18
   6.8    Legal Proceedings............................................................  A-18
   6.9    Reports......................................................................  A-18
   6.10   Statements True and Correct..................................................  A-18
   6.11   Authority of Fidelity Interim................................................  A-19
   6.12   Accounting, Tax, and Regulatory Matters......................................  A-19
ARTICLE SEVEN -- CONDUCT OF BUSINESS PENDING CONSUMMATION..............................  A-19
   7.1    Covenants of Both Parties....................................................  A-19
   7.2    Covenants of Fidelity........................................................  A-20
   7.3    Covenants of Regions.........................................................  A-21
   7.4    Adverse Changes in Condition.................................................  A-21
   7.5    Reports......................................................................  A-21
ARTICLE EIGHT -- ADDITIONAL AGREEMENTS.................................................  A-22
   8.1    Registration Statement; Proxy Statement; Shareholder Approval................  A-22
   8.2    Nasdaq/NMS Listing...........................................................  A-22
   8.3    Applications.................................................................  A-22
   8.4    Agreement as to Efforts to Consummate........................................  A-22
   8.5    Investigation and Confidentiality............................................  A-23
   8.6    Press Releases...............................................................  A-23
   8.7    Certain Actions..............................................................  A-23
   8.8    Tax Matters..................................................................  A-23
   8.9    Agreements of Affiliates.....................................................  A-24
   8.10   Employee Benefits and Contracts..............................................  A-24
   8.11   Indemnification..............................................................  A-24
ARTICLE NINE -- CONDITIONS PRECEDENT TO OBLIGATIONS
          TO CONSUMMATE................................................................  A-25
   9.1    Conditions to Obligations of Each Party......................................  A-25
   9.2    Conditions to Obligations of Regions.........................................  A-26
   9.3    Conditions to Obligations of Fidelity........................................  A-26
ARTICLE TEN -- TERMINATION.............................................................  A-29
  10.1    Termination..................................................................  A-29
  10.2    Effect of Termination........................................................  A-30
  10.3    Non-Survival of Representations and Covenants................................  A-30
ARTICLE ELEVEN -- MISCELLANEOUS........................................................  A-30
  11.1    Definitions..................................................................  A-30
  11.2    Expenses.....................................................................  A-35
  11.3    Brokers and Finders..........................................................  A-36
  11.4    Entire Agreement.............................................................  A-36
  11.5    Amendments...................................................................  A-36
  11.6    Waivers......................................................................  A-36
  11.7    Assignment...................................................................  A-37
  11.8    Notices......................................................................  A-37

                                                                                         PAGE
                                                                                         ----
  11.9    Governing Law................................................................  A-37
  11.10   Counterparts.................................................................  A-37
  11.11   Captions.....................................................................  A-37
  11.12   Severability.................................................................  A-37
Signatures.............................................................................  A-38

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                       DESCRIPTION
- ------   ------------------------------------------------------------------------------------
  1.     Form of Support Agreement. (sec. 11.1).
  2.     List of signatories to Support Agreements.
  3.     Form of Preferred Stock Option Agreement. (sec. 11.1).
  4.     Form of Plan of Merger and Combination between Fidelity and Fidelity Interim.
         (sec.sec. 1.1, 11.1).
  5.     Form of agreement of affiliates of Fidelity. (sec. 8.9).
  6.     Form of Claims Letter. (sec. 9.2).

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of October 17, 1994, by and between FIDELITY FEDERAL SAVINGS BANK ("Fidelity"), a federal stock savings bank organized and existing under the laws of the United States, with its principal office located in Dalton, Georgia; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Fidelity and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of Fidelity by Regions pursuant to the merger of a newly formed first tier, interim federal savings bank subsidiary of Regions ("Fidelity Interim") with and into Fidelity. At the effective time of such merger, the outstanding shares of the capital stock of Fidelity shall be converted into the right to receive shares of the common stock of Regions (except as provided herein). As a result, stockholders of Fidelity shall become stockholders of Regions, and Fidelity shall continue to conduct its business and operations as a wholly-owned, first tier subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of Fidelity, the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, appropriate state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger
(i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Fidelity capital stock, to the extent exchanged for Regions common stock, will not give rise to gain or loss to the holders of Fidelity capital stock with respect to such exchange, and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     Simultaneously with the execution and delivery of this Agreement, as a condition and inducement to Region's willingness to enter into this Agreement,
(i) each of Fidelity's directors named in Exhibit 2 to this Agreement are executing and delivering to Regions an agreement (each a "Support Agreement"), in substantially the form of Exhibit 1 to this Agreement and (ii) Fidelity and Regions are entering into the Preferred Stock Option Agreement (the "Preferred Stock Option Agreement"), in substantially the form of Exhibit 3 to this Agreement, pursuant to which Fidelity is granting to Regions an option to purchase shares of Fidelity preferred stock.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE ONE

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Fidelity Interim shall be merged with and into Fidelity in accordance with and with the effect provided in Title 12, United States Code,
Section 1467a(t) (the "Merger"). Fidelity shall be the Surviving Association resulting from the Merger and shall be a wholly-owned, first tier Subsidiary of Regions and shall continue to be governed by the Laws of the United States. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Fidelity and Regions, and the terms of a Plan of Merger to be entered into by Fidelity and Fidelity Interim.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time of endorsement of the Articles of Combination filed with the OTS or on such other date and at such other time as the OTS declares the Merger effective (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of
(i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Fidelity approve this Agreement to the extent such approval is required by applicable Law; or such later date within thirty (30) days of such date as may be specified by Regions.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 BUSINESS OF SURVIVING ASSOCIATION. The business of the Surviving Association from and after the Effective Time shall continue to be that of a federal stock savings association organized under the laws of the United States. The business shall be conducted from its main office located in such place as Regions may determine and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

     2.2 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Fidelity Interim shall be merged into and continued in the Surviving Association. All rights, franchises, and interests of both Fidelity and Fidelity Interim in and to every type of property (real, personal, and mixed), and all choses in action of both Fidelity and Fidelity Interim shall be transferred to and vested in the Surviving Association without any deed or other transfer. The Surviving Association, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Fidelity or Fidelity Interim at the Effective Time.

     2.3 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Fidelity and Fidelity Interim of every kind and description (including without limitation the liquidation accounts established by Fidelity in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Surviving Association, and the Surviving Association shall be bound thereby in the same manner and to the same extent that Fidelity and Fidelity Interim were so bound at the Effective Time.

     2.4 CHARTER. The Charter of Fidelity in effect immediately prior to the Effective Time shall be the Charter of the Surviving Association until otherwise amended or repealed.

     2.5 BYLAWS. The Bylaws of Fidelity Interim in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until otherwise amended or repealed.

     2.6 DIRECTORS AND OFFICERS. The directors of Fidelity Interim in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association. The officers of Fidelity Interim in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association.

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                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Fidelity Interim Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of Fidelity Common Stock.

          (c) Each share of Fidelity Common Stock (excluding shares held by any Fidelity Company or by any Regions Company, which shares shall be canceled as provided in Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .449 of a share of Regions Common Stock, subject to possible adjustment as provided in Section 9.3(f) of this Agreement (the "Common Stock Exchange Ratio"). To the extent that the Common Stock Exchange Ratio is adjusted pursuant to Section 9.3(f) of this Agreement, references in this Agreement to the "Common Stock Exchange Ratio" shall thereafter be deemed to refer to the Common Stock Exchange Ratio, as adjusted pursuant to Section 9.3(f) of this Agreement.

          (d) Each share of Fidelity Preferred Stock (excluding shares held by any Fidelity Company or by any Regions Company, which shares shall be canceled as provided in Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for that number of shares of Regions Common Stock equal to the product (rounded to the nearest one-thousandth) of (i) the Common Stock Exchange Ratio and (ii) the number of shares of Fidelity Common Stock into which such share of Fidelity Preferred Stock was convertible immediately prior to the Effective Time (it being agreed by the Parties that, as of the date of this Agreement, each such share of Fidelity Preferred Stock is convertible into 1.0 share of Fidelity Common Stock).

     3.2 ANTI-DILUTION PROVISIONS. In the event Fidelity or Regions changes the number of shares of Fidelity Capital Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY FIDELITY OR REGIONS. Each of the shares of Fidelity Capital Stock held by any Fidelity Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING STOCKHOLDERS. Any holder of shares of Fidelity Capital Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by 12 C.F.R. sec. 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of 12 C.F.R. sec. 552.14 and surrendered to the Surviving Association the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Fidelity fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Fidelity Capital Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Fidelity Capital Stock held by such holder. Fidelity will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting

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

stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Fidelity.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Fidelity Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock as reported on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source chosen by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause First Alabama Bank acting as the exchange agent (the "Exchange Agent") to mail to the former stockholders of Fidelity appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Fidelity Capital Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Fidelity Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Fidelity Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Fidelity Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Fidelity Capital Stock for exchange as provided in this Section 4.1. The certificate or certificates of Fidelity Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, the Surviving Association, nor the Exchange Agent shall be liable to a holder of Fidelity Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER FIDELITY STOCKHOLDERS. At the Effective Time, the stock transfer books of Fidelity shall be closed as to holders of Fidelity Capital Stock immediately prior to the Effective Time, and no transfer of Fidelity Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of Fidelity Capital Stock (other than shares to be canceled pursuant to Section
3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of Fidelity shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Fidelity Capital Stock are converted, regardless of whether such holders have exchanged their certificates representing Fidelity Capital Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock

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

issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Fidelity Capital Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Fidelity Capital Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                   REPRESENTATIONS AND WARRANTIES OF FIDELITY

     Fidelity hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. Fidelity is a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Fidelity is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Fidelity has the corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Fidelity Common Stock and Fidelity Preferred Stock, voting as separate classes. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Fidelity, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Fidelity Common Stock and Fidelity Preferred Stock, voting as separate classes. Subject to such requisite approval, this Agreement represents, and, when executed and delivered, the Plan of Merger will represent, a legal, valid, and binding obligation of Fidelity, enforceable against Fidelity in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement and the Plan of Merger by Fidelity, nor the consummation by Fidelity of the transactions contemplated hereby or thereby, nor compliance by Fidelity with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Fidelity's Charter or Bylaws, or (ii) except as disclosed in
Section 5.2(b) of the Fidelity Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Fidelity Company under, any Contract or Permit of any Fidelity Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Fidelity Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity, no notice to, filing with, or Consent of, any public body or authority is

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necessary for the consummation by Fidelity of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK. (a) The authorized capital stock of Fidelity consists of (i) 10,000,000 shares of Fidelity Common Stock, of which 1,774,800 shares are issued and outstanding as of the date of this Agreement and not more than 1,774,800 shares will be issued and outstanding at the Effective Time, and (ii) 500,000 shares of Fidelity Preferred Stock, of which not more than 300,000 shares of Fidelity Preferred Stock are issued and outstanding as of the date of this Agreement and not more than 300,000 shares of Fidelity Preferred Stock will be issued and outstanding at the Effective Time (assuming no exercise of the Preferred Stock Option Agreement). All of the issued and outstanding shares of Fidelity Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Fidelity Capital Stock has been issued in violation of any preemptive rights of the current or past stockholders of Fidelity. Fidelity has reserved not more than 500,000 shares of Fidelity Common Stock for issuance upon conversion of the Fidelity Preferred Stock.

     (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3(b) of the Fidelity Disclosure Memorandum, there are no shares of capital stock or other equity securities of Fidelity outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Fidelity or contracts, commitments, understandings, or arrangements by which Fidelity is or may be bound to issue additional shares of Fidelity capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 FIDELITY SUBSIDIARIES. Fidelity has disclosed in Section 5.4 of the Fidelity Disclosure Memorandum all of the Fidelity Subsidiaries as of the date of this Agreement. Except as disclosed, Fidelity or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Fidelity Subsidiary. No equity securities of any Fidelity Subsidiary are or may become required to be issued (other than to a Fidelity Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Fidelity Subsidiary is bound to issue (other than to a Fidelity Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Fidelity Company is or may be bound to transfer any shares of the capital stock of any Fidelity Subsidiary (other than to a Fidelity Company). There are no Contracts relating to the rights of any Fidelity Company to vote or to dispose of any shares of the capital stock of any Fidelity Subsidiary. All of the shares of capital stock of each Fidelity Subsidiary held by a Fidelity Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Fidelity Company free and clear of any Lien. Each Fidelity Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Fidelity Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     5.5 FINANCIAL STATEMENTS. Fidelity has disclosed in Section 5.5 of the Fidelity Disclosure Memorandum, and has delivered to Regions copies of, all Fidelity Financial Statements for periods ended prior to the date hereof and will deliver to Regions copies of all Fidelity Financial Statements prepared subsequent to the date hereof. The Fidelity Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Fidelity Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Fidelity Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of

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the Fidelity Companies for the periods indicated, in accordance with GAAP
(subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 5.6 of the Fidelity Disclosure Memorandum, and to the Knowledge of Fidelity, no Fidelity Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Fidelity as of December 31, 1993 included in the Fidelity Financial Statements or reflected in the notes thereto. Except as disclosed in Section 5.6 of the Fidelity Disclosure Memorandum, no Fidelity Company has incurred or paid any Liability since December 31, 1993, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1993, except as disclosed in the Fidelity Financial Statements filed with the OTS after such date and prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity, and
(ii) the Fidelity Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Fidelity provided in Article Seven of this Agreement.

     5.8 ADEQUACY OF RESERVES. (a) The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Fidelity included in the most recent Fidelity Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Fidelity included in the Fidelity Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Fidelity Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Fidelity Companies as of the dates thereof.

     (b) The reserve for losses on real estate owned ("REO Reserve") shown on the consolidated balance sheets of Fidelity included in the most recent Fidelity Financial Statements dated prior to the date of this Agreement was, and the REO Reserve shown on the consolidated balance sheets of Fidelity included in the Fidelity Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the other real estate owned portfolios of the Fidelity Companies as of the dates thereof.

     (c) The reserves for losses in respect of Litigation ("Litigation Reserves") shown on the consolidated balance sheets of Fidelity included in the most recent Fidelity Financial Statements dated prior to the date of this Agreement was, and the Litigation Reserves shown on the consolidated balance sheets of Fidelity included in the Fidelity Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of Litigation of the Fidelity Companies as of the dates thereof.

     5.9 TAX MATTERS. (a) All Tax returns required to be filed by or on behalf of any of the Fidelity Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993 and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Fidelity, and all such returns filed are complete and accurate in all material respects. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Fidelity, except to the extent reserved against in the Fidelity Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Except as disclosed in Section 5.9(b) of the Fidelity Disclosure Memorandum, none of the Fidelity Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the Fidelity Companies for the period or periods through and including the date of the respective Fidelity Financial Statements has been made and is reflected on such Fidelity Financial Statements.

     (d) Effective for the fiscal year ended December 31, 1993, Fidelity adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

     5.10 ASSETS. Except as disclosed or reserved against in the Fidelity Financial Statements, the Fidelity Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the Fidelity Companies. All material tangible properties used in the businesses of the Fidelity Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Fidelity's past practices. All Assets which are material to the business of the Fidelity Companies, held under leases or subleases by any of the Fidelity Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.11 ENVIRONMENTAL MATTERS. (a) To the Knowledge of Fidelity, each Fidelity Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     (b) To the Knowledge of Fidelity, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any Fidelity Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Fidelity Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     (c) To the Knowledge of Fidelity, there is no Litigation pending or threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Fidelity in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     (d) To the Knowledge of Fidelity, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     (e) To the Knowledge of Fidelity, during the period of (i) any Fidelity Company's ownership or operation of any of their respective current properties,
(ii) any Fidelity Company's participation in the

                                      A-12
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management of any Participation Facility, or, (iii) any Fidelity Company's
holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity. Prior to the period of (i) any Fidelity Company's ownership or operation of any of their respective current properties,
(ii) any Fidelity Company's participation in the management of any Participation Facility, or (iii) any Fidelity Company's holding of a security interest in a Loan Property, to the Knowledge of Fidelity, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     5.12 COMPLIANCE WITH LAWS. Fidelity is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Each Fidelity Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity. Except as disclosed in Section 5.12 of the Fidelity Disclosure Memorandum, none of the Fidelity Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Fidelity Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity, (ii) threatening to revoke any material Permits the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity, or (iii) requiring any Fidelity Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     5.13 LABOR RELATIONS. No Fidelity Company is the subject of any Litigation asserting that it or any other Fidelity Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Fidelity Company to bargain with any labor organization as to wages or conditions of employment, nor is any Fidelity Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Fidelity Company, pending or threatened, or to its Knowledge, is there any activity involving any Fidelity Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 EMPLOYEE BENEFIT PLANS. (a) Fidelity has disclosed in Section 5.14 of the Fidelity Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any Fidelity Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Fidelity Benefit Plans"). Any of the Fidelity Benefit Plans which is an

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"employee welfare benefit plan," as that term is defined in Section 3(l) of
ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Fidelity ERISA Plan." No Fidelity ERISA Plan is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA). On or after September 26, 1980, neither Fidelity nor any Fidelity Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

     (b) Fidelity has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Fidelity Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Fidelity Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Fidelity Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

     (c) Except as disclosed in Section 5.14(c) of the Fidelity Disclosure Memorandum, all Fidelity Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity. Except as disclosed in
Section 5.14(c) of the Fidelity Disclosure Memorandum, each Fidelity ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Fidelity is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Except as disclosed in Section 5.14(c) of the Fidelity Disclosure Memorandum, each trust created under any Fidelity ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Fidelity is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each Fidelity Benefit Plan, except as disclosed in Section 5.14(c) of the Fidelity Disclosure Memorandum, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any Fidelity ERISA Plan. Except as disclosed in Section 5.14(c) of the Fidelity Disclosure Memorandum, no Fidelity Company has engaged in a transaction with respect to any Fidelity Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Fidelity Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

     (d) No liability under Title IV of ERISA has been or is expected to be incurred by any Fidelity Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any entity which is considered an employer with a Fidelity Company under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code (an "ERISA Affiliate").

     (e) No defined benefit plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. No Fidelity Company has provided, or is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

     (f) Except as disclosed in Section 5.14(f) of the Fidelity Disclosure Memorandum, no Fidelity Company has any obligations for retiree health and life benefits under any of the Fidelity Benefit Plans.

     (g) Except as disclosed in Section 5.14(g) of the Fidelity Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Fidelity Company from any

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

Fidelity Company under any Fidelity Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Fidelity Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) Except as disclosed in Section 5.14(h) of the Fidelity Disclosure Memorandum, no oral or written representation or communication with respect to any aspect of the Fidelity Benefit Plans has been made to employees of any of the Fidelity Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Except as disclosed in Section 5.14(h) of the Fidelity Disclosure Memorandum, all Fidelity Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Fidelity Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

     5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the Fidelity Disclosure Memorandum, none of the Fidelity Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Fidelity Company or the guarantee by any Fidelity Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contracts between or among Fidelity Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Fidelity with the OTS as of the date of this Agreement if Fidelity were required to file a Form 10-K with the OTS, (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Fidelity Contracts"). None of the Fidelity Companies is in Default under any Fidelity Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Fidelity.

     5.16 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Fidelity Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Fidelity, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Fidelity Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Fidelity Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity. Fidelity has disclosed in
Section 5.16 of the Fidelity Disclosure Memorandum all Litigation pending or, to the Knowledge of Fidelity, threatened as of the date of this Agreement where there are claims against Fidelity.

     5.17 REPORTS. Since January 1, 1990, or the date of organization if later, each Fidelity Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Fidelity Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the

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

circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Fidelity Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Fidelity Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Fidelity's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Fidelity Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Fidelity, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Fidelity Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Fidelity Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Fidelity, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

     5.20 STATE TAKEOVER LAWS. No fair price, control share, business combination, supermajority voting, or similar Law is applicable to the transactions contemplated by this Agreement.

     5.21 CHARTER PROVISIONS. Each Fidelity Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Charter, Bylaws, or other governing instruments of any Fidelity Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Fidelity Company that may be acquired or controlled by it.

                                  ARTICLE SIX

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to Fidelity as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement and to consummate the transactions

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

contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Region's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings, or notifications which, if not obtained or made, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions or Fidelity Interim of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 43,510,939 shares were issued and outstanding and 1,590,579 shares were held as treasury shares as of June 30, 1994. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Fidelity Capital Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Delaware GCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Fidelity Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 FINANCIAL STATEMENTS. Regions has disclosed in Section 6.4 of the Regions Disclosure Memorandum and has delivered to Fidelity copies of all Regions Financial Statements for periods ended prior to the date hereof and will deliver to Fidelity copies of all Regions Financial Statements prepared subsequent to the date hereof. The Regions Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Regions Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Regions Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the Regions Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     6.5 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of June 30, 1994 included in the Regions Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.5 of the Regions Disclosure Memorandum, no Regions Company has incurred or paid any Liability since June 30,

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

1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1994, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement or in Section 6.6 of the Regions Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions
Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
     (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     6.8 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 REPORTS. Since January 1, 1990, or the date of organization if later, Regions has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.10 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to Fidelity pursuant to this Agreement or any

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

other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Fidelity's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Fidelity, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.11 AUTHORITY OF FIDELITY INTERIM. Fidelity Interim is, or prior to the Effective Time will be, a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States as a wholly owned, first tier Subsidiary of Regions. Fidelity Interim has, or will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Fidelity Interim. When executed and delivered, the Plan of Merger will represent a legal, valid, and binding obligation of Fidelity Interim, enforceable against Fidelity Interim in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     6.12 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

                                 ARTICLE SEVEN

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its

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

business organizations and Assets and maintain its rights and franchises, and
(c) take no action which would materially (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 COVENANTS OF FIDELITY. Except as specifically contemplated or permitted by this Agreement or the Preferred Stock Option Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Fidelity covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Regions:

          (a) amend the Charter, Bylaws, or other governing instruments of any Fidelity Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Fidelity Company to another Fidelity Company) in excess of an aggregate of $100,000 (for the Fidelity Companies on a consolidated basis) except in the ordinary course of the business of Fidelity Companies consistent with past practices (which shall include, for Fidelity, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or, except as disclosed in Section 7.2(b) of the Fidelity Disclosure Memorandum, forgive any such indebtedness of any Person to any Fidelity Company (in excess of an aggregate of $25,000), or impose, or suffer the imposition, on any share of stock held by any Fidelity Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Fidelity Company, or declare or pay any dividend or make any other distribution in respect of any Fidelity Capital Stock, other than (to the extent permitted by Law and by the OTS) dividends on Fidelity Preferred Stock; provided that Fidelity may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Fidelity Common Stock at a rate not in excess of $.09 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the Fidelity Disclosure Memorandum; and provided further, that any dividend declared or payable on the shares of Fidelity Common Stock for the quarter during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and Fidelity, be declared only if the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time occurs is prior to the Effective Time; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the conversion of Fidelity Preferred Stock, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Fidelity Capital Stock or any other capital stock of any Fidelity Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Fidelity Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Fidelity Capital Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Fidelity Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Fidelity Company) or any Assets having in the aggregate a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

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          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Fidelity in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Fidelity Company except as disclosed in Section 7.2(g) of the Fidelity Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in Section 7.2(g) of the Fidelity Disclosure Memorandum; enter into or amend any severance agreements with officers of any Fidelity Company except as disclosed in Section 7.2(g) of the Fidelity Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any Fidelity Company; or

          (h) except as disclosed in Section 7.2(h) of the Fidelity Disclosure Memorandum, enter into or amend any employment Contract between any Fidelity Company and any Person (unless such amendment is required by Law) that the Fidelity Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) except as disclosed in Section 7.2(i) of the Fidelity Disclosure Memorandum, adopt any new employee benefit plan or program of any Fidelity Company or make any material change in or to any existing employee benefit plans or programs of any Fidelity Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the Fidelity Financial Statements dated prior to the date of this Agreement, no Fidelity Company shall settle any Litigation involving any Liability of any Fidelity Company for money damages in excess of $25,000 or restrictions upon the operations of any Fidelity Company; or

          (l) except in the ordinary course of business, enter into or terminate any material Contract or make any change in any material lease or Contract, other than renewals of leases and Contracts without material adverse changes of terms or as disclosed pursuant to Sections 7.2(g), (h), or (i) of the Fidelity Disclosure Memorandum.

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it will not, without the prior written consent of the chief executive officer or chief financial officer of Fidelity, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of Fidelity Capital Stock.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, in the case of Regions, or the OTS, in the case of Fidelity, such financial

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statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the OTS, as the case may be, will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                 ARTICLE EIGHT

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. Regions shall use its reasonable efforts to file within sixty (60) days after the execution of this Agreement, the Registration Statement with the SEC, provided Fidelity has provided, on a reasonably timely basis, all information concerning Fidelity necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. Fidelity shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. Fidelity shall call a Stockholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger, (ii) an amendment to the Charter of Fidelity clarifying the terms of the Fidelity Preferred Stock as agreed upon by the Parties (the "Preferred Stock Charter Amendment"), and (iii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Fidelity shall, if required, file the Proxy Statement (which shall be included in the Registration Statement) with the OTS and mail it to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Fidelity shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement, the Plan of Merger, and the Preferred Stock Charter Amendment, and
(iv) the Board of Directors and officers of Fidelity shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 NASDAQ/NMS LISTING. Regions shall file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of Fidelity Capital Stock pursuant to the Merger.

     8.3 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and Fidelity shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement.

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

Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and, after the 30th day after execution of this Agreement, shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Fidelity shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with Fidelity to preserve the confidentiality of the information relating to Fidelity provided to such parties.

     8.6 PRESS RELEASES. Prior to the Effective Time, Fidelity and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Fidelity Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any Fidelity Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Fidelity's Board of Directors as advised in writing by counsel to such Board of Directors, no Fidelity Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Fidelity may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. Fidelity shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Fidelity shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

     8.8 TAX MATTERS. The Parties agree to use their reasonable efforts to obtain written opinions of legal counsel reasonably acceptable to the Parties to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (y) the exchange in the Merger of Fidelity Capital Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of Fidelity with respect to such exchange (except to the extent of any cash received), and (z) each of Fidelity, Regions, and Fidelity Interim will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of Fidelity and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for Federal income tax purposes. Upon their mutual agreement, the Parties shall cooperate in the preparation and filing of a request for a ruling from the Internal

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

Revenue Service as to the matters which are intended to be the subject of the Tax Opinions, together with such other related matters as Regions shall reasonably determine ("Tax Ruling").

     8.9 AGREEMENTS OF AFFILIATES. Fidelity has disclosed in Section 8.9 of the Fidelity Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Fidelity for purposes of Rule 145 under the 1933 Act. Fidelity shall use its reasonable efforts to cause each such Person to deliver to Regions not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 5 to this Agreement, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Fidelity Capital Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of Fidelity pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the Fidelity Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Fidelity should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of Fidelity shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of Fidelity shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause Fidelity and its Subsidiaries to honor on terms reasonably agreed upon by the Parties all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the Fidelity Disclosure Memorandum to Regions between any Fidelity Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Fidelity Benefit Plans.

     8.11 INDEMNIFICATION.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall, and shall cause the Surviving Association to, indemnify, defend, and hold harmless each person entitled to indemnification from a Fidelity Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in applicable regulations of the OTS (including all official interpretations thereof) and Fidelity's Charter and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the Surviving Association is required to effectuate any indemnification, Regions shall cause the Surviving Association to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a), upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or the Surviving Association shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or the Surviving Association elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or the Surviving Association and the Indemnified Parties, the

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

Indemnified Parties may retain counsel satisfactory to them, and Regions or the Surviving Association shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Regions shall be obligated pursuant to this paragraph
(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Association shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                                  ARTICLE NINE

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (A) SHAREHOLDER APPROVAL. The stockholders of Fidelity shall have approved (i) this Agreement and the Plan of Merger, (ii) the Preferred Stock Charter Amendment, and (iii) the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (F) NASDAQ/NMS LISTING. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (G) TAX MATTERS. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement; provided that if the Parties have applied for and received a Tax Ruling that is reasonably acceptable to such Parties, the Parties may agree that the Tax Ruling satisfies the requirements of this sentence. Each Party shall have delivered to the other a Certificate, dated as of the

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

     Effective Time, signed by its chief executive officer and chief financial officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions (or presented in and in support of the request to the Internal Revenue Service for the Tax Ruling and presented in and in support of all supplemental requests, as the case may be) were at the date of such presentation (or request and any such supplement), true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation (or request and any such supplemental request), true, correct, and complete, as though such presentation (or request and any such supplemental request) had been made on the date of such Certificate.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Fidelity set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for inaccuracies in representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fidelity.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Fidelity to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Fidelity shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Fidelity's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (D) CLAIMS LETTERS. Each of the directors and officers of Fidelity shall have executed and delivered to Regions letters in substantially the form of Exhibit 6.

          (E) POOLING LETTER. Regions shall have received a letter from Ernst & Young LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

          (F) ACCOUNTANT'S LETTERS. Regions shall have received from Evans, Porter, Bryan & Co., letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Fidelity, in form and substance which is customary in transactions of the nature contemplated by this Agreement.

          (G) LEGAL OPINION. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to Fidelity, in form reasonably satisfactory to Regions, which shall cover matters customary in transactions of this nature.

     9.3 CONDITIONS TO OBLIGATIONS OF FIDELITY. The obligations of Fidelity to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Fidelity pursuant to Section 11.6(b) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Regions set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for inaccuracies in representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Regions shall have delivered to Fidelity (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Region's Board of Directors and Fidelity Interim's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Fidelity and its counsel shall request.

          (D) FAIRNESS OPINION. Fidelity shall have received a letter from Sterne Agee & Leach, Inc. or another financial adviser selected by Fidelity dated not more than ten (10) days subsequent to the date of this Agreement and to be updated to a date not more than five (5) days prior to the date of the Proxy Statement, to the effect that in the opinion of such firm, the consideration to be received in the Merger by the stockholders of Fidelity is fair to the stockholders of Fidelity from a financial point of view.

          (E) LEGAL OPINION. Fidelity shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in form reasonably satisfactory to Fidelity, which shall cover matters customary in transactions of this nature.

          (F) PRICE CONDITION. In addition to the foregoing, Fidelity shall not be obligated to effect the Merger if both of the following conditions are satisfied:

             (1) the Regions Average Closing Price shall be less than $32.32;
        and

             (2) the Regions Ratio shall be less than the Index Ratio;

     subject, however, to the following three sentences. If Fidelity elects to exercise its rights pursuant to this Section 9.3(f), it shall give written notice thereof to Regions within five (5) days after the Determination Date. During the seven-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Common Stock Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one thousandth) obtained by dividing (1) the product of $32.32 and the Common Stock Exchange Ratio (as then in effect) by (2) the Regions Average Closing Price and (ii) the quotient (rounded to the nearest one thousandth) obtained by dividing (1) the product of the Index Ratio and the Common Stock Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such seven-day period, it shall give prompt written notice to Fidelity of such election and the revised Common Stock Exchange Ratio, whereupon the Closing condition pursuant to this Section 9.3(f) shall be deemed to be satisfied, and any references in this Agreement to "Common Stock Exchange Ratio" shall thereafter be deemed to refer to the Common Stock Exchange Ratio as adjusted pursuant to this Section 9.3(f).

          For purposes of this Section 9.3(f), the following terms shall have the meanings indicated:

             "Determination Date" shall mean the fifth full trading date immediately preceding the date on which the SEC declares the Registration Statement effective.

             "Index Group" shall mean the thirteen (13) bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be removed from the Index Group, and the weights (which have been determined based upon the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The thirteen (13) bank holding companies and the weights attributed to them are as follows:

                              BANK HOLDING COMPANIES                       WEIGHTING
          ---------------------------------------------------------------  ---------
          AmSouth Bancorporation (NYSE)..................................    14.34%
          Bank South Corporation (Nasdaq/NMS)............................    12.96%
          Compass Bancshares, Inc. (Nasdaq/NMS)..........................     9.52%
          Central Fidelity Banks, Inc. (Nasdaq/NMS)......................     9.00%
          Centura Banks, Inc. (NYSE).....................................     5.06%
          Deposit Guaranty Corporation (Nasdaq/NMS)......................     4.30%
          First American Corporation (Nasdaq/NMS)........................     6.35%
          First Citizens Bancshares, Inc. (Nasdaq/NMS)...................     1.97%
          First Commercial Corporation (Nasdaq/NMS)......................     5.57%
          First Tennessee National Corporation (Nasdaq/NMS)..............     7.76%
          First Virginia Banks, Inc. (NYSE)..............................     7.85%
          Mercantile Bankshares Corp. (Nasdaq/NMS).......................    11.16%
          One Valley Bancorp of West Virginia, Inc. (Nasdaq/NMS).........     4.16%
                                                                           ---------
                                                                               100%
                                                                           ---------

             "Index Average Closing Price" shall mean the daily average of the weighted average (weighted in accordance with the factors listed above) of the closing prices per common share in the principal markets for such shares (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) of the companies composing the Index Group as of the Determination Date.

             "Index Ratio" shall mean the quotient obtained by dividing the Index Average Closing Price by the Index Starting Price.

             "Index Starting Price" shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices per common share in the principal markets for such shares (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) of the companies composing the Index Group as of the Starting Date.

             "Regions Average Closing Price" shall mean the average of the daily closing sales prices of Regions Common Stock as reported on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) for the ten
        (10) consecutive full trading days in which such shares are traded on the Nasdaq/NMS ending at the close of trading on the Determination Date.

             "Regions Ratio" shall mean the quotient obtained by dividing the Regions Average Closing Price by the Regions Starting Price.

             "Regions Starting Price" shall mean $34.625.

             "Starting Date" shall mean October 13, 1994.

          If Regions or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Regions and such company shall be appropriately adjusted for the purposes of applying this Section 9.3(f).

                                  ARTICLE TEN

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Fidelity, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Fidelity; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in
     Section 9.2(a) of this Agreement in the case of Regions and Section 9.3(a) of this Agreement in the case of Fidelity; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any denial by such authority is not appealed within the time limit for appeal or, in the case of Regions, if any Consent shall be conditioned in the manner provided in the last sentence of Section 9.1(b) of this Agreement, or (ii) the stockholders of Fidelity fail to vote their approval of this Agreement, the Plan of Merger, the Preferred Stock Charter Amendment, and the transactions contemplated hereby as required by the HOLA at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of Fidelity or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by June 30, 1995, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as provided in the first sentence of Section 9.1(c) or as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By the Board of Directors of Regions, at any time prior to the 31st day after execution of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, results of operations, and prospects of Fidelity undertaken by Regions during such time period or any of the disclosures contained in the Fidelity Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is reasonably likely to exist or result which materially and adversely impacts one or more of the economic benefits to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; or

          (h) By the Board of Directors of Regions, at any time prior to the 31st day after execution of this Agreement without any Liability in the event that Fidelity and Regions have not obtained written agreements or such other assurance as shall be acceptable to Regions in its sole discretion from that number of holders of Fidelity Preferred Stock, who agree to vote their shares of Fidelity Common Stock and Fidelity Preferred Stock in favor of the Merger, sufficient (as determined by Regions) to reasonably assure approval of the Merger by the stockholders of Fidelity.

     10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements and the Preferred Stock Option Agreement shall be governed by its own terms as to its termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, 8.10, and 8.11 of this Agreement.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Plan of Merger and each of the Support Agreements and the other Exhibits (other than the Preferred Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

          "ALLOWANCE" shall have the meaning provided in Section 5.8 of this Agreement.

          "ARTICLES OF COMBINATION" shall mean the Articles of Combination to be filed with the OTS relating to the Merger as contemplated by Section 1.3 of this Agreement.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "BUSINESS COMBINATION" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than fifty percent (50%) of the voting stock of, Fidelity, other than the formation of a newly organized holding company for Fidelity in which the shares of Fidelity Capital Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "COMMON STOCK EXCHANGE RATIO" shall have the meaning provided in
     Section 3.1(c) of this Agreement.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DELAWARE GCL" shall mean the Delaware General Corporation Law.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA PLAN" shall have the meaning provided in Section 5.13 of this Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FIDELITY BENEFIT PLANS" shall have the meaning set forth in Section
     5.13 of this Agreement.

          "FIDELITY CAPITAL STOCK" shall mean, collectively, the Fidelity Common Stock, the Fidelity Preferred Stock, and any other class or series of capital stock of Fidelity.

          "FIDELITY COMMON STOCK" shall mean the $1.00 par value common stock of Fidelity.

          "FIDELITY COMPANIES" shall mean, collectively, Fidelity and all Fidelity Subsidiaries.

          "FIDELITY DISCLOSURE MEMORANDUM" shall mean the written information entitled "Fidelity Federal Savings Bank Disclosure Memorandum" delivered within seven (7) days after the date of this

     Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "FIDELITY FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Fidelity as of June 30, 1994, and as of December 31, 1993 and 1992, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1994, and for each of the three fiscal years ended December 31, 1993, 1992, and 1991, as disclosed by Fidelity in the Fidelity Disclosure Memorandum, and (ii) the consolidated balance sheets of Fidelity (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1994.

          "FIDELITY INTERIM COMMON STOCK" shall mean the $1.00 par value common stock of Fidelity Interim.

          "FIDELITY PREFERRED STOCK" shall mean the Class A preferred stock, par value $1.00 per share, of Fidelity.

          "FIDELITY SUBSIDIARIES" shall mean the Subsidiaries of Fidelity, which shall include the Fidelity Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Fidelity in the future and owned by Fidelity at the Effective Time.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, or (y) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MERGER" shall mean the merger of Fidelity Interim with and into Fidelity referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

          "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "PARTY" shall mean either Fidelity or Regions and "PARTIES" shall mean both Fidelity and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PLAN OF MERGER" shall mean the Plan of Merger and Combination, in substantially the form of Exhibit 4 to this Agreement, to be entered into by Fidelity and, upon its organization, Fidelity Interim setting forth the terms of the Merger.

          "PREFERRED STOCK OPTION AGREEMENT" shall mean the Preferred Stock Option Agreement of even date herewith issued to Regions by Fidelity, substantially in the form of Exhibit 3 to this Agreement.

          "PROXY STATEMENT" shall mean the proxy statement used by Fidelity to solicit the approval of its stockholders of the transactions contemplated by this Agreement, Plan of Merger, and the Preferred Stock Charter Amendment and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of Fidelity.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Fidelity describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of June 30, 1994, and as of December 31, 1993 and 1992, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1994, and each of the three years ended December 31, 1993, 1992, and 1991, as filed by Regions in SEC Documents and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1994.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OTS, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder including the regulations of the OTS included in 12 C.F.R. Part 563g.

          "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Fidelity to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARY" OR COLLECTIVELY "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its Regions; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SUPPORT AGREEMENTS" shall mean the various Support Agreements, each in substantially the form of Exhibit 1 to this Agreement, dated of even date herewith and issued to Regions by the persons named in Exhibit 2 to this Agreement.

          "SURVIVING ASSOCIATION" shall mean Fidelity, as the surviving savings association resulting from the Merger.

          "TAX" OR "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Notwithstanding the foregoing, if, after the date of this Agreement and within twelve (12) months following:

          (1) any termination of this Agreement

             (i) by Regions pursuant to Sections 10.1(b) (but only in the case of a willful breach by Fidelity of a representation or warranty), 10.1(c) (but only in the case of a willful breach by Fidelity of a covenant or agreement), or 10.1(f) (but only on the basis of the failure to satisfy any of the conditions enumerated in Sections 9.1(a) (but only in the event the Stockholders' Meeting shall have been cancelled prior to the termination of this Agreement or Fidelity's Board of Directors shall have withdrawn or modified in a manner adverse to Regions the recommendation of Fidelity's Board of Directors with respect to the Merger or this Agreement, in each case after it shall have been publicly disclosed that any Person made, or disclosed an intention to make, an Acquisition Proposal) and (d) or 9.2(a) (but only in the case of a willful breach by Fidelity of a representation or warranty), (b) (but only in the case of a willful breach by Fidelity of a covenant or agreement), or (c) of this Agreement) of this Agreement, or

             (ii) by Fidelity pursuant to Section 10.1(f) (but only on the basis of the failure to satisfy any of the conditions enumerated in Section 9.1(a) (but only in the event the Stockholders' Meeting shall have been cancelled prior to the termination of this Agreement or Fidelity's Board of Directors shall have withdrawn or modified in a manner adverse to Regions the recommendation of Fidelity's Board of Directors with respect to the Merger or this Agreement, in each case after it shall have been publicly disclosed that any Person made, or disclosed an intention to make, an Acquisition Proposal) or (d) or 9.3(d)) of this Agreement, or

             (iii) by either Party pursuant to Section 10.1(d)(ii) (but only in the event the Stockholders' Meeting shall have been cancelled prior to the termination of this Agreement or Fidelity's Board of Directors shall have withdrawn or modified in a manner adverse to Regions the recommendation of Fidelity's Board of Directors with respect to the Merger or this Agreement, in each case after it shall have been publicly disclosed that any Person made, or disclosed an intention to make, an Acquisition Proposal) of this Agreement, or

          (2) failure to consummate the Merger by reason of any failure to satisfy the conditions enumerated in Sections 9.1(a) (but only in the event the Stockholders' Meeting shall have been cancelled prior to the termination of this Agreement or Fidelity's Board of Directors shall have withdrawn or modified in a manner adverse to Regions the recommendation of Fidelity's Board of Directors with respect to the Merger or this Agreement, in each case after it shall have been publicly disclosed that any Person made, or disclosed an intention to make, an Acquisition Proposal) or (d), 9.2(a) (but only in the case of a willful breach by Fidelity of a representation or warranty), (b) (but only in the case of a willful breach by Fidelity of a covenant or agreement), or (c) or 9.3(d) of this Agreement,

Fidelity covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditional binding condition to Fidelity's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, or conditional) with respect to, or recommending stockholder acceptance of, any Business Combination with any third-party, that such third-party that is a party to the Business Combination shall pay to Regions, not later than the consummation of the Business Combination an amount in cash equal to $400,000, which sum represents the direct costs and expenses (including, without limitation, fees and expenses of Region's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by Regions in negotiating and carrying out the transactions contemplated by this Agreement, and the indirect costs and expenses incurred by Regions in connection with the transactions contemplated by this Agreement including Region's management time devoted to negotiation and preparation for such transaction. In the event such third-party shall refuse to pay such amounts, the amounts shall be an obligation of Fidelity and shall be paid by Fidelity promptly upon notice to Fidelity by Regions.

     (c) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Except for Sterne, Agee & Leach, Inc. as to Fidelity, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Fidelity or Regions, each of Fidelity and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.11 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Fidelity Capital Stock, there shall be made no amendment decreasing the consideration to be received by Fidelity stockholders without the further approval of such stockholders.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive on behalf of it and Fidelity Interim any Default in the performance of any term of this Agreement by Fidelity, to waive or extend the time for the compliance or fulfillment by Fidelity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Fidelity, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions or Fidelity Interim of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Fidelity under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Fidelity.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

Fidelity:                Fidelity Federal Savings Bank
                         500 E. Walnut Avenue
                         Dalton, Georgia 30720
                         Telecopy Number: (706) 275-6832
                         Attention: Richard G. Rhodes, Sr.
                                    President and Chief Executive Officer
Copy to Counsel:         Kilpatrick & Cody
                         1100 Peachtree Street
                         Atlanta, Georgia 30309-4530
                         Telecopy Number: (404) 815-6555
                         Attention: Hilary P. Jordan
Regions:                 Regions Financial Corporation
                         417 North 20th Street
                         Birmingham, Alabama 35203
                         Telecopy Number: (205) 326-7571
                         Attention: Richard D. Horsley
                                    Vice Chairman and Executive Financial
                         Officer
Copy to Counsel:         Regions Financial Corporation
                         417 North 20th Street
                         Birmingham, Alabama 35203
                         Telecopy Number: (205) 326-7099
                         Attention: Samuel E. Upchurch, Jr.
                                    General Counsel and Corporate Secretary

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                         FIDELITY FEDERAL SAVINGS BANK

By:     /s/  WILLIAM J. CHAPPELL                By:    /s/  RICHARD G. RHODES, SR.
    -----------------------------------------   -----------------------------------------
    William J. Chappell                             Richard G. Rhodes, Sr.
    Secretary                                       President and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                         REGION FINANCIAL CORPORATION

By:   /s/  SAMUEL E. UPCHURCH, JR.              By:      /s/  RICHARD D. HORSLEY
    -----------------------------------------   -----------------------------------------
    Samuel E. Upchurch, Jr.                         Richard D. Horsley
    Corporate Secretary                             Vice Chairman and Executive Financial
                                                Officer

[CORPORATE SEAL]

                                                                      APPENDIX B

                         PLAN OF MERGER AND COMBINATION

     THIS PLAN OF MERGER AND COMBINATION (this "Plan of Merger") is made and
entered into as of the      day of           , 1994, by and between FIDELITY
FEDERAL SAVINGS BANK ("Fidelity"), a federal stock savings bank organized and existing under the laws of the United States, with its principal office located in Dalton, Georgia, and FIDELITY INTERIM FEDERAL SAVINGS BANK ("Fidelity Interim"), an interim federal stock savings bank organized and existing under the laws of the United States, with its principal office located in Dalton, Georgia.

                                    PREAMBLE

     Each of the Boards of Directors of Fidelity and Fidelity Interim deems it advisable and in the best interests of their respective institutions and the stockholders thereof for Fidelity Interim to be merged into Fidelity (the "Merger") on the terms and conditions provided in this Plan of Merger. This Plan of Merger is made and entered into pursuant to an Agreement and Plan of Reorganization, dated as of October 17, 1994, by and between Fidelity and Regions Financial Corporation ("Regions"). At the Effective Time of the Merger, the outstanding shares of the capital stock of Fidelity shall be converted into the right to receive shares of the common stock of Regions (subject to certain exceptions as set forth in the Agreement). As a result, stockholders of Fidelity shall become stockholders of Regions and Fidelity shall continue to conduct its business and operations as a wholly-owned first tier subsidiary of Regions. It is intended that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that the exchange of Fidelity Capital Stock (as defined herein), to the extent exchanged for Regions Common Stock (as defined herein), will not give rise to gain or loss to the holders of Fidelity Capital Stock with respect to such exchange, and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fidelity and Fidelity Interim hereby make, adopt, and approve this Plan of Merger in order to set forth the terms and conditions of the merger of Fidelity Interim into Fidelity.

                                  ARTICLE ONE

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the following meanings:

          "Agreement" shall mean the Agreement and Plan of Reorganization, dated as of October 17, 1994, by and between Fidelity and Regions, including each of the supporting agreements and the other exhibits delivered pursuant thereto and incorporated therein by reference.

          "Articles of Combination" shall mean the Articles of Combination to be executed by Fidelity and Fidelity Interim and filed with the OTS in accordance with Section 5.2 of this Plan of Merger.

          "Closing" shall mean the closing of the transactions contemplated hereunder, as described in Section 5.1 of this Plan of Merger.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock Exchange Ratio" shall have the meaning specified in
     Section 3.1(c) of this Plan of Merger.

          "Effective Time" shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the United States, as defined in Section 5.2 of this Plan of Merger.

          "Exchange Agent" shall have the meaning specified in Section 4.1 of this Plan of Merger.

          "Fidelity Capital Stock" shall mean, collectively, the Fidelity Common Stock, the Fidelity Preferred Stock, and any other class or series of capital stock of Fidelity.

          "Fidelity Common Stock" shall mean the $1.00 par value common stock of Fidelity.

          "Fidelity Companies" shall mean, collectively, Fidelity and all Fidelity subsidiaries.

          "Fidelity Interim Common Stock" shall mean the $1.00 par value common stock of Fidelity Interim.

          "Fidelity Preferred Stock" shall mean the Class A preferred stock, par value $1.00 per share, of Fidelity.

          "Merger" shall mean the merger of Fidelity Interim with and into Fidelity, as provided in Article Two of this Plan of Merger.

          "Nasdaq/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions subsidiaries.

          "Surviving Association" shall mean Fidelity, as the surviving savings association resulting from the Merger.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 MERGER. Subject to the terms of this Plan of Merger and the Agreement, at the Effective Time, Fidelity Interim shall be merged with and into Fidelity in accordance with and with the effect provided in Title 12, United States Code,
Section 1467a(t). Fidelity shall be the Surviving Association resulting from the Merger and shall be a wholly-owned, first-tier subsidiary of Regions and shall continue to be governed by the laws of the United States as a federal stock savings bank operating under the name of "Fidelity Federal Savings Bank." The Merger shall be consummated pursuant to the terms of this Plan.

     2.2 SURVIVING ASSOCIATION. The business of the Surviving Association from and after the Effective Time shall continue to be that of a federal stock savings association organized under the laws of the United States. The business shall be conducted from its main office located in Dalton, Georgia and its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

     2.3 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Fidelity Interim shall be merged into and continued in the Surviving Association. All rights, franchises, and interests of both Fidelity and Fidelity Interim in and to every type of property (real, personal, and mixed), and all choses in action of both Fidelity and Fidelity Interim shall be transferred to and vested in the Surviving Association without any deed or other transfer. The Surviving Association, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Fidelity or Fidelity Interim at the Effective Time.

     2.4 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Fidelity and Fidelity Interim of every kind and description (including without limitation the liquidation account established by Fidelity in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Surviving Association, and the Surviving Association shall be bound thereby in the same manner and to the same extent that Fidelity and Fidelity Interim were so bound at the Effective Time.

     2.5 SAVINGS ACCOUNTS AND DEPOSITS. All savings accounts and deposits of Fidelity and Fidelity Interim shall be and continue to be savings accounts and deposits of the Surviving Association, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each savings account or deposit of Fidelity or Fidelity Interim shall be considered for dividend or interest purposes as a savings account or deposit of the Surviving Association from the time said savings account or deposit was opened in Fidelity and Fidelity Interim and at all times thereafter until such account or deposit ceases to be a savings account or deposit of the Surviving Association.

     2.6 CHARTER. The Charter of Fidelity in effect immediately prior to the Effective Time shall be the Charter of the Surviving Association until otherwise amended or repealed.

     2.7 BYLAWS. The Bylaws of Fidelity Interim in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until otherwise amended or repealed.

     2.8 BOARD OF DIRECTORS. Upon the Effective Time, the Board of Directors of the Surviving Association shall consist initially of the following eleven (11) individuals, who shall include the directors of Fidelity in office immediately prior to the Effective Time and shall serve for one-year terms:

          NAME                                                   RESIDENCE ADDRESS
- ------------------------                                      ------------------------
Ernest M. Acree, Jr.........................................  606 Wilkins Street
                                                              Dalton, GA 30720
William J. Chappell.........................................  603 Wilkins Street
                                                              Dalton, GA 30720
James M. Gowin..............................................  1700 Greesan Road
                                                              Rocky Face, GA 30740
Jim T. Griffin..............................................  526 Varnell Road
                                                              Tunnell Hill, GA 30755
L. Hugh Kemp................................................  508 Loveman Lane
                                                              Dalton, GA 30720
Thomas M. Kinnamon..........................................  100 Kyle Lane
                                                              Dalton, GA 30720
Arthur B. E. Lauman.........................................  449 Foster Road
                                                              Dalton, GA 30720
Leonard Lorberbaum..........................................  1026 E. Lakeshore Drive
                                                              Dalton, GA 30720
Richard G. Rhodes, Sr.......................................  111 Broadview Terrace
                                                              Dalton, GA 30720
Donald R. Thomas, M.D.......................................  184 Haig Mill Road
                                                              Dalton, GA 30721
Roger Williams..............................................  132 Huntington Road
                                                              Dalton, GA 30720

     2.9 OFFICES. The main office of the Surviving Association after the Effective Time will be located at the main office of the Surviving Association in Georgia. The Surviving Association's offices will after the Effective Time be located at the locations set forth in Exhibit A to this Plan of Merger.

                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Fidelity Interim Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of Fidelity Common Stock.

          (c) Each share of Fidelity Common Stock (excluding shares held by any Fidelity Company or by any Regions Company, which shares shall be cancelled pursuant to Section 3.3 of this Plan of Merger, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .449 of a share of Regions Common Stock, subject to possible adjustment as provided in Section 9.3(f) of the Agreement (the "Common Stock Exchange Ratio"). To the extent that the Common Stock Exchange Ratio is adjusted pursuant to Section 9.3(f) of the Agreement, references in this Plan of Merger to the "Common Stock Exchange Ratio" shall thereafter be deemed to refer to the Common Stock Exchange Ratio, as adjusted pursuant to Section 9.3(f) of the Agreement.

          (d) Each share of Fidelity Preferred Stock (excluding shares held by any Fidelity Company or by any Regions Company, which shares shall be cancelled pursuant to Section 3.3 of this Plan of Merger, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for that number of shares of Regions Common Stock equal to the product (rounded to the nearest one-thousandth) of (i) the Common Stock Exchange Ratio and (ii) the number of shares of Fidelity Common Stock into which such share of Fidelity Preferred Stock was convertible immediately prior to the Effective Time (it being agreed to by the Parties that, as of the date of the Agreement, each share of Fidelity Preferred Stock is convertible into 1.0 share of Fidelity Common Stock).

     3.2 ANTI-DILUTION PROVISIONS. In the event Fidelity or Regions changes the number of shares of Fidelity Capital Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY FIDELITY OR REGIONS. Each of the shares of Fidelity Capital Stock held by any Fidelity Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING STOCKHOLDERS. Any holder of shares of Fidelity Capital Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by 12 C.F.R. sec. 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of 12 C.F.R. sec. 552.14 and surrendered to the Surviving Association the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Fidelity fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Fidelity Capital Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Fidelity Capital Stock held by such holder. Fidelity will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Fidelity.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Fidelity Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock as reported on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source chosen by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause First Alabama Bank as the exchange agent (the "Exchange Agent") to mail to the former stockholders of Fidelity appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Fidelity Capital Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Fidelity Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates or warrant representing such shares, to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.5 of this Plan of Merger, each holder of shares of Fidelity Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Fidelity Capital Stock is entitled as a result of the Merger until such holder surrenders his certificates of Fidelity Capital Stock for exchange as provided in this
Section 4.1. The certificate of Fidelity Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither Regions, the Surviving Association, nor the Exchange Agent shall be liable to a holder of Fidelity Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     4.2 RIGHTS OF FORMER FIDELITY STOCKHOLDERS. At the Effective Time, the stock transfer books of Fidelity shall be closed as to holders of Fidelity Capital Stock immediately prior to the Effective Time, and no transfer of Fidelity Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Fidelity Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Plan of Merger in exchange therefor. To the extent permitted by law, former stockholders of record of Fidelity shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Fidelity Capital Stock are converted, regardless of whether such holders have exchanged their certificates representing Fidelity Capital Stock for certificates representing Regions Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Fidelity Capital Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Fidelity Capital Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                           CLOSING AND EFFECTIVE DATE

     5.1 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     5.2 EFFECTIVE TIME. The Merger and other transactions contemplated by this Plan of Merger shall become effective on the date and at the time of endorsement of the Articles of Combination filed with the OTS or on such other date and at such other time as the OTS declares the Merger effective (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each party, the parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of
(i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Fidelity approve this Plan of Merger to the extent such approval is required by applicable law; or such later date within thirty (30) days of such date as may be specified by Regions.

                                  ARTICLE SIX

                                 EFFECTIVENESS

     6.1 CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the approval of the Merger by the stockholders of Fidelity and the sole stockholder of Fidelity Interim, as and to the extent required by law, and the receipt of the requisite regulatory approvals as set forth in the Agreement. The Merger shall not be consummated unless and until approved by the OTS. Additionally, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Article Nine of the Agreement or the waiver of such conditions as provided in Section 11.6 of the Agreement.

     6.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto at any time after termination of the Agreement as provided in Article Ten of the Agreement.

     6.3 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Fidelity Capital Stock, there shall be made no amendment decreasing the consideration to be received by Fidelity stockholders without the further approval of such stockholders.

                                 ARTICLE SEVEN

                                 MISCELLANEOUS

     7.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth in
Section 11.8 of the Agreement (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so personally delivered or mailed; provided, however, that notice of termination of this Plan of Merger shall be effective only upon actual delivery of such notice to the party entitled to the same.

     7.2 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except to the extent that the federal laws of the United States may apply to the Merger.

     7.3 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     7.4 INCONSISTENT PROVISIONS. The parties agree that, to the extent any of the provisions of this Plan of Merger shall conflict or be inconsistent with any provision of the Agreement, the provisions of the Agreement shall control and prevail and the parties hereto agree to execute such amendments to this Plan of Merger to conform the provisions hereof to the provisions of the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.

                                            FIDELITY FEDERAL SAVINGS BANK

[SAVINGS BANK SEAL]                         By:
                                                ----------------------------------------------
                                                Richard G. Rhodes, Sr.
                                                President and Chief Executive Officer

ATTEST:
  ------------------------------------
           William J. Chappell
           Secretary

                                            FIDELITY INTERIM FEDERAL SAVINGS BANK

[SAVINGS BANK SEAL]                         By:
                                                ----------------------------------------------
                                                President

ATTEST:
  ------------------------------------
           Secretary

                                                                      APPENDIX C

                                                                          , 1995

Members of the Board of Directors
Fidelity Federal Savings Bank
500 East Walnut Avenue
Dalton, Georgia 30722-1504

Sirs:

     We understand that Fidelity Federal Savings Bank, a federally-chartered thrift institution (the "Company"), and Regions Financial Corporation, a Delaware corporation ("Regions"), have entered into an Agreement and Plan of Reorganization, dated as of October 17, 1994 (the "Agreement"), pursuant to which a wholly-owned subsidiary of Regions will be merged with the Company and each outstanding share of the Company's common and preferred stock (excluding treasury shares and shares held by stockholders who perfect their dissenters' rights) will cease to be outstanding and will be converted into and exchanged for the right to receive 0.449 shares of Regions common stock (the "Consideration"), subject to possible adjustment as described in the Agreement.

     You have asked for our opinion whether the Consideration to be received by the stockholders of the Company's common and preferred stock pursuant to the Merger is fair to the stockholders of the Company (other than Regions or any of its subsidiaries) from a financial point of view, as the date hereof.

     In rendering its opinion, Sterne, Agee, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and Regions, including consolidated financial statements for recent years and interim periods to date; certain Regions Current Reports on Form 8-K presenting certain financial statements on a pro forma basis incorporating the effects of then pending and expected to be completed acquisitions by Regions; drafts of the Registration Statement; and certain other relevant financial and operating data relating to the Company and Regions made available to Sterne, Agee from published sources and from the internal records of the Company and Regions; (ii) reviewed the Agreement; (iii) reviewed certain historical market prices and trading volumes of Regions Common Stock in the over-the-counter market as reported by the Nasdaq National Market and of the Company based on actual transactions known to and reported by the Company's management; (iv) compared the Company and Regions from a financial point of view with certain other companies in the financial services industry which Sterne, Agee deemed relevant;
(v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions which Sterne, Agee deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the managements of the Company and Regions certain information of a business and financial nature regarding the Company and Regions, respectively, furnished to Sterne, Agee by the Company or Regions, respectively; (vii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with the Company's counsel; and
(viii) performed such other analyses and examinations as Sterne, Agee deemed appropriate.

     In connection with our review, we have not independently verified any of the foregoing information with respect to the Company or Regions, have relied on all such information, and have assumed that all such information is complete and accurate in all material respects. With respect to the financial forecasts for the Company and Regions provided to us by their representative managements, we have assumed for purposes of our opinion that they have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of the Company and Regions and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or Regions' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, Regions, the Merger, and the Agreement. In addition, we have not examined any of the loan files of the Company or Regions or otherwise evaluated the allowance for loan losses of the Company or Regions and have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Regions, nor have we been furnished with any such appraisals. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof.

     In the ordinary course of our business, we actively trade the equity securities of Regions for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Prior to its engagement to render a fairness opinion, Sterne, Agee advised the Company during its recent review of strategic alternatives and was involved in the preliminary stages of a possible public offering of securities by Fidelity.

     Based upon the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company's common and preferred stock pursuant to the Merger is fair to the stockholders of the Company (other than Regions or any of its subsidiaries) from a financial point of view.

     This opinion is furnished pursuant to our engagement letter, dated October 13, 1994, and is solely for the benefit of the Board of Directors of the Company.

                                          Very truly yours,

                                          STERNE, AGEE & LEACH, INC.

                                                                      APPENDIX D

DISSENTER AND APPRAISAL RIGHTS

     Dissenter and appraisal rights for holders of stock in a federal stock savings bank are governed by Section 552.14 of Title 12 of the Code of Federal Regulations, the text of which is reproduced below.

SEC. 552.14 DISSENTER AND APPRAISAL RIGHTS.

     (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with sec. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to sec. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

     (c) Procedure.

          (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less that twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

          (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal Stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

          (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall;

             (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

             (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

             (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

     The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

          (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

          (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

          (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

          (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

          (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

          (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

          (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distributions payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

          (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

                 "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

         Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

            "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
         (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

            "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

            "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

            "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

            "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

            "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

            "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

            "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.



ITEM 21.  EXHIBITS.




EXHIBIT
NUMBER                                           DESCRIPTION
- -------          ----------------------------------------------------------------------------------------------------------------
  2.1   --       Agreement and Plan of Reorganization, as of October 17, 1994 by and between Fidelity Federal Savings Bank and
                 Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  2.2   --       Form of Plan of of Merger and Combination, to be entered into between Fidelity and an interim federal savings bank to be formed as a subsidiary of Regions Financial Corporation -- included as Appendix B to the Proxy
                 Statement/Prospectus.
  4.1   --       Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4 Registration
                 Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --       By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions
                 Financial Corporation, file no. 33-54231.
  5.    --       Opinion re: legality.
  8.    --       Opinion re: tax matters.
 23.1   --       Consent of Ernst & Young LLP.
 23.2   --       Consent of Evans, Porter, Bryan & Co.
 23.3   --       Consent of KPMG Peat Marwick LLP.
 23.4   --       Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.5   --       Consent of Alston & Bird -- included in Exhibit 8.
 23.6   --       Consent of Sterne, Agee & Leach, Inc.
 24.    --       Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the original registration statement.
 99.    --       Form of proxy.




ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 7th day of February, 1995.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION

                                               /s/ Richard D. Horsley
                                          BY: --------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer




     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      SIGNATURE                       TITLE                        DATE
- -------------------------- ------------------------------    ------------------
* /s/ J. Stanley Mackin
- --------------------------  Chairman of the Board and         February 7, 1995
J. Stanley Mackin           Chief Executive Officer and
                                   Director
/s/ Richard D. Horsley
- --------------------------  Vice Chairman of the Board and    February 7, 1995
Richard D. Horsley          Executive Financial Officer
                                   and Director
* /s/ Robert P. Houston
- --------------------------  Executive Vice President and      February 7, 1995
Robert P. Houston           Comptroller


- --------------------------         Director
Sheila S. Blair

* /s/ James B. Boone, Jr.
- --------------------------         Director                   February 7, 1995
James B. Boone, Jr.

* /s/ Albert P. Brewer
- --------------------------         Director                   February 7, 1995
Albert P. Brewer

* /s/ James S.M. French
- --------------------------         Director                   February 7, 1995
James S.M. French

* /s/ Catesby ap C. Jones
- ----------------------------         Director                   February 7, 1995
Catesby ap C. Jones

* /s/ Olin B. King
- ----------------------------         Director                   February 7, 1995
Olin B. King

* /s/ H. Manning McPhillips, Jr.
- ---------------------------------    Director                   February 7, 1995
H. Manning McPhillips, Jr.

* /s/ Henry E. Simpson
- ----------------------------         Director                   February 7, 1995
Henry E. Simpson

* /s/ Robert E. Steiner, III
- ----------------------------         Director                   February 7, 1995
Robert E. Steiner, III

* /s/ Lee J. Styslinger, Jr.
- ----------------------------         Director                   February 7, 1995
Lee J. Styslinger, Jr.



* By /s/ Samuel E. Upchurch, Jr.,                              February 7, 1995
         Attorney-in-fact.

                               INDEX TO EXHIBITS



                                                                                                                        SEQUENTIALLY
EXHIBIT                                                                                                                   NUMBERED
NUMBER                           DESCRIPTION                                                                                PAGE
- -------         ------------------------------------------------------------------------------------------------        ------------
  2.1   --       Agreement and Plan of Reorganization, dated as October 17, 1994 by and between Fidelity Federal
                 Savings Bank and Regions Financial Corporation  -- included as Appendix A to the Proxy
                 Statement/Prospectus.
  2.2   --       Form of Plan of of Merger and Combination, to be entered into between Fidelity and an interim federal savings bank to be formed as a subsidiary of Regions Financial Corporation -- included as
                 Appendix B to the Proxy Statement/Prospectus.
  4.1   --       Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-
                 4 Registration Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --       By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration
                 Statement of Regions Financial Corporation, file no. 33-54231.
  5.    --       Opinion re: legality.
  8.    --       Opinion re: tax matters.
 23.1   --       Consent of Ernst & Young LLP.
 23.2   --       Consent of Evans, Porter, Bryan & Co.
 23.3   --       Consent of KPMG Peat Marwick LLP.
 23.4   --       Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.5   --       Consent of Alston & Bird -- included in Exhibit 8.
 23.6   --       Consent of Sterne, Agee & Leach, Inc.
 24.    --       Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the original registration statement.
 99.    --       Form of proxy.
